EXHIBIT 10(xxxii)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended immediately to seek your own financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services Act 1986.

SBC Warburg, a division of Swiss Bank Corporation, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Dominion Resources and DR Investments and no one else in connection with the Offer and will not be responsible to anyone other than Dominion Resources and DR Investments for providing the protections afforded to customers of SBC Warburg nor for giving advice in relation to the Offer.

Wasserstein Perella, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Dominion Resources and DR Investments and no one else in connection with the Offer and will not be responsible to anyone other than Dominion Resources and DR Investments for providing the protections afforded to customers of Wasserstein Perella nor for giving advice in relation to the Offer.

Schroders, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for East Midlands Electricity and no one else in connection with the Offer and will not be responsible to anyone other than East Midlands Electricity for providing the protections afforded to customers of Schroders nor for giving advice in relation to the Offer.

If you have sold or otherwise transferred all your East Midlands Electricity Shares, please send this document and the reply paid envelope (but not the accompanying Form of Acceptance because it is personalised) as soon as possible to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee. However, these documents should not be forwarded or transmitted in or into the United States, Canada, Australia or Japan.

This document should be read in conjunction with the accompanying Form of Acceptance.

                           Recommended Cash Offer by



      SBC Warburg                      and                 Wasserstein Perella
A division of Swiss Bank Corporation                          & Co. Limited
                                  on behalf of

                            DR Investments (UK) PLC

                          a wholly owned subsidiary of

                                     [LOGO]
                              DOMINION RESOURCES
              to acquire the whole of the issued share capital of

                         East Midlands Electricity plc


A letter from Sir Nigel Rudd, the Chairman of East Midlands Electricity, is set out on pages 3 and 4.

ACCEPTANCES SHOULD BE DESPATCHED AS SOON AS POSSIBLE, AND IN ANY EVENT SO AS TO BE RECEIVED BY NO LATER THAN 3.00 PM ON 13 DECEMBER 1996. The procedure for acceptance of the Offer is set out on pages 11 and 12 of this document and in the accompanying Form of Acceptance.

The Offer referred to in this document is not being made, directly or indirectly, in or into or by use of the mails or any means or instrumentality of interstate or foreign commerce or any facilities of a national securities exchange of the United States, nor is it being made in Canada, Australia or Japan. Accordingly, neither this Offer document nor the accompanying Form of Acceptance is being or may be mailed or otherwise forwarded, distributed or sent (including telephonically or electronically) in, into or from the United States, Canada, Australia or Japan.

The Loan Notes to be issued pursuant to the Offer have not been, and will not be, registered under the United States Securities Act of 1933 (as amended) nor under any of the relevant securities laws of Canada, Australia or Japan. Accordingly, unless an exemption under such Act or relevant securities law is applicable, the Loan Notes may not be offered, sold or delivered, directly or indirectly, in or into the United States, Canada, Australia or Japan. All East Midlands Electricity Shareholders (including nominees, trustees or custodians) who would, or otherwise intend to, forward this document, should read the further details in this regard which are contained in paragraph 6 of Part B and Part C of Appendix 1 to this document before taking any action.

                                    CONTENTS

                                                                            Page

Letter from the Chairman of East Midlands Electricity ......................   3

Letter from the Chairman of DR Investments .................................   5

Letter from SBC Warburg and Wasserstein Perella ............................   7

        1.  Introduction ...................................................   7
        2.  The Recommended Cash Offer .....................................   7
        3.  The Loan Note Alternative ......................................   8
        4.  Regulation .....................................................   8
        5.  Information on Dominion Resources ..............................   9
        6.  Information on East Midlands Electricity .......................   9
        7.  Management and employees .......................................   9
        8.  United Kingdom taxation ........................................   9
        9.  East Midlands Electricity Share Option Schemes .................  11
        10. Procedure for acceptance of the Offer ..........................  11
        11. Settlement .....................................................  12
        12. Action to be taken .............................................  13
        13. Further information ............................................  13

Appendix 1
        Conditions and further terms of the Offer ..........................  14

Appendix 2
        Particulars of the Loan Notes ......................................  31

Appendix 3
        Financial and other information relating to Dominion Resources .....  34

Appendix 4
        Financial and other information relating
          to East Midlands Electricity......................................  61

Appendix 5
        Additional information .............................................  75

Appendix 6
        Definitions ........................................................  83

                                                      [LOGO]
                                                      EAST MIDLANDS ELECTRICITY
                                                      Corporate Office
                                                      PO Box 444
                                                      Wollaton,
                                                      Nottingham NG8 1EZ



                                                               22 November 1996


To East Midlands Electricity Shareholders and, for information only, to participants in the East Midlands Electricity Share Option Schemes



Dear Shareholder,


              Recommended Cash Offer for East Midlands Electricity


I wrote to you on 8 November to explain that Dominion Resources had announced that it had been evaluating a potential offer for East Midlands Electricity. At that time, the view of the executive management of Dominion Resources was that it was unlikely to recommend to its own Board making an offer at a price much in excess of 608p per share. Your Board clearly stated that it would reject any offer at that level.

Dominion Resources then asked for a meeting with us to discuss a possible offer. Following that meeting, your Board agreed to recommend a cash offer for your company at 670p per share by DR Investments, a wholly owned subsidiary of Dominion Resources. The Offer values the entire issued share capital of East Midlands Electricity at approximately (pound)1.3 billion.

The Offer

The Offer is being made on the following basis:

                        for each Ordinary Share           670p in cash

The Offer represents a premium of 34.3% over the closing middle market price of 499p per Ordinary Share on 23 October 1996, the day before the recent bid speculation for East Midlands Electricity commenced.

Assuming the Offer becomes wholly unconditional, the directors of East Midlands Electricity do not intend to pay an interim dividend in respect of the six months ended 30 September 1996.

A Loan Note Alternative is also being provided for which East Midlands Electricity Shareholders may elect instead of some or all of the cash consideration which would otherwise be receivable under the Offer. Further information concerning the Loan Notes is set out on page 8 of this document and in Appendix 2.

Reasons for recommending the Offer

As a Board we have always put the interests of shareholders and customers at the top of our agenda. We also believe that East Midlands Electricity is an excellent business which has successfully differentiated itself from the sector. As a result, your Board had no hesitation in stating that it would reject any offer at or around 608p per share. In arriving at its decision to recommend the 670p cash offer, your Board carefully considered the current and future prospects for your company. This review convinced us that the Offer by DR Investments represented fair value.

                                   East Midlands Electricity plc
                                   Registered in England and Wales No: 2366923
                                   Registered Office: PO Box 444, Woodyard Lane, Wollaton, Nottingham NG8 1EZ

Management and employees

DR Investments has given assurances that the existing rights, including pension rights, of all management and employees of East Midlands Electricity will be fully protected.

Action to be taken

The procedure for acceptance of the Offer is set out on pages 11 and 12 of this document and in the accompanying Form of Acceptance. In order to accept the Offer, you should complete and return the enclosed Form of Acceptance in accordance with the instructions printed thereon as soon as possible and, in any event, so as to be received not later than 3.00 pm on 13 December 1996.

Recommendation

The Board of East Midlands Electricity, which has been so advised by Schroders, its financial advisers, considers the terms of the Offer to be fair and reasonable. In providing advice to the Board of East Midlands Electricity, Schroders has taken account of the directors' commercial assessments. The Board of East Midlands Electricity unanimously recommends East Midlands Electricity Shareholders to accept the Offer, as the directors intend to do in respect of their own beneficial holdings amounting to 27,401 Ordinary Shares.


                                                          Yours sincerely,

                                                          /s/ Sir Nigel Rudd
                                                          -------------------
                                                          Sir Nigel Rudd
                                                          Chairman

DR Investments (UK) PLC                                      Registered Office:
Registered in England under company number            165 Queen Victoria Street
3277634                                                                  London
                                                                       EC4V 4DD


                                                               22 November 1996

To East Midlands Electricity Shareholders and, for information only, to participants in the East Midlands Electricity Share Option Schemes



Dear Shareholder,

     Recommended Cash Offer by DR Investments for East Midlands Electricity

Introduction

On 6 November 1996, Dominion Resources announced that its executive management was evaluating a potential offer for East Midlands Electricity. On 12 November 1996, representatives of Dominion Resources and East Midlands Electricity met to discuss the terms of such an offer.

On 13 November 1996, the Boards of Dominion Resources and East Midlands Electricity announced the terms of a recommended cash offer to be made by DR Investments, a wholly owned subsidiary of Dominion Resources, for the whole of the issued share capital of East Midlands Electricity.

The Recommended Cash Offer

The Offer:

o is made on the basis of 670p in cash for each Ordinary Share (with a Loan Note Alternative);

o values the entire issued share capital of East Midlands Electricity at approximately (pound)1.3 billion;

o     is recommended by the Board of East Midlands Electricity;

o represents a premium of 24.7% over the closing middle market price of 537.5p per Ordinary Share on 5 November 1996, the day before the Offer Period commenced; and

o represents a premium of 34.3% over the closing middle market price of 499p per Ordinary Share on 23 October 1996, the day before the recent bid speculation concerning East Midlands Electricity commenced.

Background to and reasons for the Offer

Dominion Resources is one of the largest investor owned electric utility groups in the US. In addition to developing Virginia Power, its core regulated business, its strategy is to enhance shareholder value by making investments in domestic and international ventures which complement its core business. Significant investment has been made over the last decade and by 31 December 1995 the combined assets of these ventures was approximately $2 billion.

Dominion Resources has been studying the UK for a considerable period of time and believes that it is an attractive market for investment. The proposed acquisition of East Midlands Electricity enhances its strategy of entering new geographic electric power markets where it can apply its existing experience and expertise. Dominion Resources has been impressed by East Midlands Electricity's management's record and is looking forward to working with them to continue the development of East Midlands Electricity.

Dominion Resources considers that its operational expertise will enable East Midlands Electricity to develop its existing businesses, to take advantage of suitable opportunities for growth in the UK and to help position it to participate actively in the post 1998 supply market. Dominion Resources places strong emphasis on high levels of customer service and will seek to maintain and enhance service levels to the benefit of customers of East Midlands Electricity.

Conclusion

We believe that we are paying a full and fair price for East Midlands Electricity, reflecting our belief in the growth opportunities for East Midlands Electricity, and that the Offer benefits both shareholders and customers of East Midlands Electricity. We urge you to accept the Offer as soon as possible.

Details of how to accept the Offer are set out on pages 11 and 12 of this document and in the accompanying Form of Acceptance.


                                                          Yours sincerely,

                                                          /s/ Thos. E. Capps
                                                          -------------------
                                                          Thos. E. Capps
                                                             Chairman

[SBC WARBURG LETTERHEAD]                       [WASSERSTEIN PERELLA LETTERHEAD]
2 Finsbury Avenue                              Wasserstein Perella & Co. Limited
London EC2M 2PP                                             3 Burlington Gardens
                                                                  London W1X 1LE


                                                                22 November 1996

To East Midlands Electricity Shareholders and, for information only, to participants in the East Midlands Electricity Share Option Schemes



Dear Shareholder,


Recommended Cash Offer for East Midlands Electricity on behalf of DR Investments


1.  Introduction

On 13 November 1996, the Boards of Dominion Resources and East Midlands Electricity announced the terms of a recommended cash offer for the whole of the issued share capital of East Midlands Electricity. The Offer values the entire issued share capital of East Midlands Electricity at approximately (pound)1.3 billion. This letter sets out the formal offer, which is being made by SBC Warburg and Wasserstein Perella on behalf of DR Investments, a wholly owned subsidiary of Dominion Resources. SBC Warburg is broker to the Offer.

Your attention is drawn to the letter from Sir Nigel Rudd, the Chairman of East Midlands Electricity, on pages 3 and 4 of this document and the recommendation contained therein.

The procedure for acceptance of the Offer is set out on pages 11 and 12 of this document and in the accompanying Form of Acceptance.

Acceptances of the Offer should be received by The Royal Bank of Scotland plc, Registrars Department, New Issues Section as soon as possible and, in any event, by no later than 3.00 pm on 13 December 1996.

2.  The Recommended Cash Offer

On behalf of DR Investments, SBC Warburg and Wasserstein Perella offer to acquire, on the terms and subject to the conditions set out or referred to in this document and in the accompanying Form of Acceptance, all the East Midlands Electricity Shares on the following basis:

                        for each Ordinary Share             670p in cash

The Offer represents:

o a premium of 34.3% over the closing middle market price of 499p per Ordinary Share on 23 October 1996, the day before the recent bid speculation concerning East Midlands Electricity commenced; and

[LETTERHEAD]                                            [LETTERHEAD]

o a premium of 24.7% over the closing middle market price of 537.5p per Ordinary Share on 5 November 1996, the day before the Offer Period commenced.

Assuming the Offer is declared wholly unconditional, the directors of East Midlands Electricity do not intend to pay an interim dividend in respect of the six months ended 30 September 1996.

The Ordinary Shares will be acquired by DR Investments fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights now or hereafter attaching thereto, including without limitation the right to retain and receive all dividends and other distributions declared, made or paid after 12 November 1996.

The Offer will be subject to the conditions and on the terms set out in Appendix 1 and in the accompanying Form of Acceptance.

3.  Loan Note Alternative

Instead of some or all of the cash consideration which would otherwise be receivable by them under the Offer, Ordinary Shareholders (other than certain overseas shareholders) accepting the Offer will be entitled to elect to receive Loan Notes on the following basis:

          for each (pound)1 of cash          (pound)1 nominal of Loan Notes

The Loan Notes will be issued by DR Investments credited as fully paid in amounts and integral multiples of (pound)1 nominal value and any fractional entitlements will be disregarded and not issued.

The Loan Notes will be unsecured and unguaranteed obligations of DR Investments. The Loan Notes will bear interest, payable yearly at the rate of 1% below LIBOR for twelve month sterling deposits. Interest on the Loan Notes will be payable annually in arrears on 31 March (or, if not a business day in any year, on the following business day). The first interest payment on the Loan Notes will be made on 31 March 1998 in respect of the period from the first issue of the Loan Notes. Holders of the Loan Notes will have the right to redeem them for cash at par on 31 March 1998 and on interest payment dates thereafter. Unless previously redeemed or repurchased, the Loan Notes will be redeemed on 31 March 2007.

No Loan Notes will be issued unless valid elections for the Loan Note Alternative will result in the issue of at least (pound)10 million nominal value of Loan Notes, or such smaller amount as DR Investments may decide. If the Loan Notes are not issued in these circumstances, Ordinary Shareholders who elect for the Loan Note Alternative will receive cash in accordance with the terms of the Offer. The Loan Note Alternative will not be available to United States, Canadian, Australian or Japanese persons. DR Investments does not intend to make application to any stock exchange for the Loan Notes to be listed.

The value of the Loan Notes has been estimated by SBC Warburg and Wasserstein Perella to be not less than 98p per (pound)1 nominal value as at 18 November 1996, the latest practicable day prior to the publication of this document. Further details of the Loan Notes are set out in Appendix 2.

4.  Regulation

The Offer gives rise to a merger situation qualifying for investigation within the meaning of the Fair Trading Act 1973. It is therefore conditional on an announcement being made indicating, in terms satisfactory to the Offeror, that it is not the intention of the Secretary of State for Trade and Industry to refer the Offer, or any matters arising therefrom or relating thereto, to the Monopolies and Mergers Commission. In this connection, DR Investments has made submissions to both the Director General of Fair Trading and the Director General of Electricity Supply.


East Midlands Electricity is the holder of licences issued under the Electricity Act 1989. These licences do not contain change of control provisions. It is, however, open to the DGES to seek modification of these licences at any time by agreement with the licensee or, in the absence of agreement, following a reference to the Monopolies and Mergers Commission under the Electricity Act 1989. The Offer is conditional on indications being given by the DGES that it is not his intention to seek modifications to such licences held by East Midlands Electricity and on East Midlands Electricity not agreeing to any modification, except in either case on terms satisfactory to the Offeror, and also on neither the Secretary of State for Trade and Industry nor the DGES seeking undertakings from any member of the Offeror Group or the East Midlands Electricity Group except on terms satisfactory to the Offeror. In this connection, DR Investments and East Midlands Electricity have jointly notified the DGES of the Offer.

5.  Information on Dominion Resources

Dominion Resources is a US holding company active in regulated electric power activities in Virginia and North Carolina and competitive electric power activities internationally and throughout the US. It is also active in natural gas development, financial services and real estate.

Dominion Resources operates through three wholly owned subsidiaries. Its principal subsidiary is Virginia Power, one of the 15 largest investor owned electric utilities in the US, serving nearly two million homes and businesses in Virginia and northeastern North Carolina. Dominion Energy, its independent power and natural gas and oil subsidiary, has ownership interests in over 20 power projects with generating capacity of over 2,500 MW in four Central and South American countries and six US states. Dominion Capital, its financial services and real estate subsidiary, has businesses which include lending to consumers and energy production companies, ownership in a hydroelectric facility and real estate holdings and transactions.

For the year ended 31 December 1995, Dominion Resources reported consolidated net income of $425 million ((pound)258 million) on operating revenue of $4,652 million ((pound)2,819 million). As at 31 December 1995, Dominion Resources had shareholders' equity of $4,742 million ((pound)2,874 million). Dominion Resources' common stock is traded on the New York Stock Exchange, with a current equity market capitalisation of approximately $7.0 billion ((pound)4.2 billion). It employs more than 10,000 people.

6.  Information on East Midlands Electricity

East Midlands Electricity owns and operates the electricity distribution network for some 2.3 million customers in a region that extends from Coventry to the Lincolnshire coast and from Milton Keynes to Chesterfield. Under the terms of its licence, East Midlands Electricity supplies electricity to all domestic and smaller business customers in its region. Larger business customers whose annual consumption exceeds 100kW are entitled to purchase electricity in the competitive market. East Midlands Electricity participates in this market and sells electricity to these larger business customers both within and outside its immediate region. Other activities include gas supply, electrical contracting and power generation.

For the financial year ended 31 March 1996, East Midlands Electricity reported consolidated profit after tax (excluding the effect of the distribution of the National Grid Group plc and associated transactions referred to on pages 69 and 70 in Appendix 4) of (pound)150 million on turnover of (pound)1,300 million. It employed an average of over 5,000 people during that financial year. As at 31 March 1996, East Midlands Electricity had net assets of (pound)391 million.

7.  Management and employees

The existing employment rights, including pension rights, of all management and employees of East Midlands Electricity will be fully protected.

8.  United Kingdom taxation

The following paragraphs, which are intended as a general guide only, are based on current legislation and Inland Revenue practice. They summarise certain limited aspects of the UK taxation treatment of accepting the Offer and the Loan Note Alternative. The information relates only to the position of East Midlands Electricity Shareholders who hold their East Midlands Electricity Shares as investments and (except to the extent that express reference to the position of non UK residents is made) who are resident in the United Kingdom for taxation purposes.

If you are in any doubt as to your taxation position or if you are subject to taxation in any jurisdiction other than the United Kingdom, you should consult an appropriate independent adviser without delay.


  (a) Taxation of chargeable gains

      Liability to United Kingdom taxation of chargeable gains will depend on the individual circumstances of each East Midlands Electricity Shareholder and on the form of consideration received.

      Cash

      To the extent that an East Midlands Electricity Shareholder receives cash under the Offer, this will constitute a disposal, or part disposal, of his East Midlands Electricity Shares which may, depending on the shareholder's individual circumstances, give rise to a liability to United Kingdom taxation of chargeable gains.

      Loan Notes

        (i)   Holdover

              Any East Midlands Electricity Shareholder who, together with persons connected with such shareholder, does not hold more than 5% of any class of shares in or debentures of East Midlands Electricity will not be treated as having made a disposal of East Midlands Electricity Shares for the purposes of United Kingdom taxation of chargeable gains to the extent that such shareholder receives Loan Notes in exchange for East Midlands Electricity Shares. Any gain or loss which would otherwise have arisen on a disposal of East Midlands Electricity Shares at market value at the time of that exchange will be "held over" and deemed to accrue on a subsequent disposal (including a redemption) of the Loan Notes. No "indexation allowance" will be available for the period during which any gain is "held over" in this way.

              Any East Midlands Electricity Shareholder who, either alone or together with persons connected with such shareholder, holds more than 5% of any class of shares in or debentures of East Midlands Electricity is advised that an application for clearance has been made to the Inland Revenue under Section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Offer. If such clearance is given, any such East Midlands Electricity Shareholder will be treated in the manner described in the preceding paragraph. Neither the Offer nor the Loan Note Alternative is conditional on such clearance being obtained.

        (ii)  Disposal of Loan Notes

              The Loan Notes will be "qualifying corporate bonds" for the purposes of United Kingdom taxation of chargeable gains. Accordingly, except to the extent that a chargeable gain or allowable loss previously "held over" in respect of East Midlands Electricity Shares is deemed to accrue as described in (i) above, any gains and losses arising on a disposal (including a redemption) of the Loan Notes will not give rise to chargeable gains or allowable losses for the purposes of United Kingdom taxation of chargeable gains.

              Holders of Loan Notes within the charge to corporation tax are also referred to paragraph 8(b)(iii) below.

  (b) Taxation of income

      Loan Notes

      (i)     Withholding tax

              Interest on the Loan Notes will be paid subject to deduction of United Kingdom income tax (currently at the rate of 20%) by the Offeror unless the Offeror has previously been directed by the Inland Revenue in relation to a particular holding of Loan Notes to make a payment free of deduction or subject to a reduced rate of deduction by virtue of relief available to the holder of those Loan Notes under an applicable double taxation treaty. Such a direction will only be issued following a prior application to the Inland Revenue in the appropriate manner by the holder of those Loan Notes. The Offeror will not gross up payments of interest on the Loan Notes to compensate for any tax which it is required to deduct at source.

      (ii)    Individual holders of Loan Notes

              Subject to the above, the gross amount of interest on the Loan Notes will form part of the recipient's income for the purposes of United Kingdom income tax, credit being allowed for the tax withheld. Individuals who are taxable only at the lower or basic rate will have no further tax to pay in respect of the interest. In certain cases, holders of Loan Notes may be able to recover from the Inland Revenue an amount in respect of the tax withheld at source.

              Under the "accrued income scheme", a charge to tax on income may arise on a transfer of Loan Notes in respect of interest on the Loan Notes which has accrued since the preceding interest payment date.

      (iii)   Corporate holders of Loan Notes

              For a Loan Note holder within the charge to corporation tax, all profits, gains and losses measured and recognised in accordance with an appropriate accounting method in respect of the Loan Notes will be taxed or relieved as income.

  (c) Stamp duty and stamp duty reserve tax ("SDRT")

      (i)     Acceptance of the Offer

              No stamp duty or SDRT will be payable by East Midlands Electricity Shareholders as a result of accepting the Offer (including the Loan Note Alternative).

      (ii)    Loan Notes

              No stamp duty or SDRT will be payable on a transfer or sale of, or an agreement to transfer or sell, Loan Notes.

  (d) Other taxation matters

              Special taxation provisions may apply to East Midlands Electricity Shareholders who have acquired or acquire their East Midlands Electricity Shares by exercising options under the East Midlands Electricity Share Option Schemes, including provisions imposing a charge to income tax.

9. East Midlands Electricity Share Option Schemes

The Offer will extend to any Ordinary Shares unconditionally allotted or issued prior to the date on which the Offer closes (or such earlier date, not being earlier than the date on which the Offer becomes unconditional as to acceptances or, if later, the first closing date of the Offer, as the Offeror may determine) as a result of the exercise of options granted under the East Midlands Electricity Share Option Schemes. Appropriate proposals will be made to option holders under the East Midlands Electricity Share Option Schemes in due course.


10. Procedure for acceptance of the Offer

  (a) To accept the Offer

      To accept the Offer in respect of all or any of your East Midlands Electricity Shares, you must complete Boxes 1 and 4 and sign Box 3 of the Form of Acceptance in the presence of a witness, who should sign in accordance with the instructions printed on the Form. You must also complete Boxes 5 and 6 if relevant.


      If you have any questions as to how to complete the Form of Acceptance, please contact the Receiving Agent on telephone number 0117 975 1594.

  (b) To elect for the Loan Note Alternative

      To elect for the Loan Note Alternative for all or part of your East Midlands Electricity Shares in respect of which you accept the Offer, you must complete the Form of Acceptance as set out in (a) above and in addition complete Box 2 on the Form of Acceptance in accordance with the instructions printed thereon. The Loan Note Alternative is not available to certain overseas shareholders or persons acting for the account or benefit of such persons. In addition, if you have completed Box 5 you may only receive cash under the terms of the Offer.

  (c) Return of Form of Acceptance

      The completed, signed and witnessed Form of Acceptance should be lodged with the Receiving Agent, The Royal Bank of Scotland plc, Registrars Department, New Issues Section, either by post or by hand at PO Box No 859, Consort House, East Street, Bedminster, Bristol BS99 1XZ or by hand only at PO Box 633, 5-10 Great Tower Street, London EC3R 5ER, together with the relevant share certificate(s), documents of title, letters of indemnity and supporting documents (if any) for the East Midlands Electricity Shares in respect of which the Form of Acceptance has been completed, as soon as possible, but in any event so as to arrive not later than 3.00 pm on 13 December 1996. A reply-paid envelope for the UK only is enclosed for your convenience.

  (d) Method of delivery

      The method of delivery to the Receiving Agent of share certificates for East Midlands Electricity Shares and all other required documents is at the option and risk of accepting East Midlands Electricity Shareholders. You may wish to use the enclosed reply-paid envelope, for use in the UK only. If delivery is other than by UK post, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure prompt delivery. No acknowledgement of receipt of documents will be given.

      The attention of East Midlands Electricity Shareholders who are residents or citizens of territories outside the United Kingdom is drawn to paragraph (g) below.

  (e) Documents of title

      A completed and signed Form of Acceptance should be accompanied by the relevant share certificate(s) and/or other document(s) of title. No acknowledgement of receipt of documents will be given. If for any reason the relevant share certificate(s) and/or the other document(s) of title is/are lost or not readily available, you should nevertheless complete, sign and lodge the Form of Acceptance as stated above so as to be received by the Receiving Agent by no later than 3.00 pm on 13 December 1996 and you should arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. The completed Form of Acceptance, together with any share certificate(s) and/or other document(s) of title which you may have available, should be lodged with the Receiving Agent at either of the addresses given in paragraph (c) above, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title. In the case of loss, you should then write to East Midlands Electricity's Registrars, Lloyds Bank Registrars, 54 Pershore Road South, King's Norton, Birmingham B30 3EP, for a letter of indemnity for lost share certificate(s) which, when completed in accordance with the instructions given, should be lodged with the Receiving Agent at either of the addresses given in paragraph (c) above.


  (f) Validity of acceptances

      DR Investments, SBC Warburg and Wasserstein Perella reserve the right, subject to the Code, to treat as valid any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant share certificate(s) and/or other document(s) of title. In that event, the consideration payable under such acceptances will not be despatched until after the Form of Acceptance, complete in all respects, the share certificate(s) and/or other document(s) of title or indemnities satisfactory to DR Investments have been received.

  (g) Overseas shareholders

      The attention of East Midlands Electricity Shareholders not resident in the United Kingdom or who are holding Ordinary Shares on behalf of citizens, nationals or residents of jurisdictions outside the United Kingdom or who may have an obligation to forward this document or any Form of Acceptance outside the United Kingdom is drawn to paragraph 6 of Part B of Appendix 1, paragraphs (b), (c) and (d) of Part C of Appendix 1 and to the relevant provisions of the Form of Acceptance.

      The Offer is not being made, directly or indirectly, in or into, or by means of the mails or any means or instrumentality of interstate or foreign commerce or any facilities of a national securities exchange of the United States, nor is it being made in Canada, Australia or Japan. Accordingly, any acceptors who are unable to give the warranties set out in paragraph (b) and (d) of Part C of Appendix 1 to this document will be deemed not to have accepted the Offer.


11. Settlement

Subject to the Offer becoming or being declared unconditional in all respects, cheques in settlement of the cash consideration or Loan Note certificates will be despatched (but not in or into the United States, Canada, Australia or Japan) by first class post to persons accepting the Offer or their appointed agents not later than 21 days after the Offer becomes unconditional in all respects or 21 days after receipt of a valid and completed acceptance, whichever is the later.

12. Action to be taken

You are urged to complete, sign and return the Form of Acceptance as soon as possible, but in any event so as to arrive not later than 3.00 pm on 13 December 1996.

13. Further information

Your attention is drawn to the Appendices which contain further information and form part of this document.

                               Yours faithfully,


           for and on behalf of                  for and on behalf of
          Swiss Bank Corporation           Wasserstein Perella & Co. Limited
       acting through its division
               SBC Warburg

               P A Kiernan                             H J Covington
            Managing Director                       Managing Director

              T K G Cooper
           Executive Director

                                   APPENDIX 1

                   CONDITIONS AND FURTHER TERMS OF THE OFFER

PART A:  CONDITIONS OF THE OFFER

1. The Offer (which in this Appendix is deemed to include, where relevant, references to the Loan Note Alternative) will be subject to the following conditions:

     (a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 pm on the first closing date of the Offer (or such later time(s) and/or date(s) as the Offeror may, subject to the rules of the Code, decide) in respect of not less than 90% (or such lower percentage as the Offeror may decide) in nominal value of the East Midlands Electricity Shares to which the Offer relates, provided that this condition will not be satisfied unless the Offeror and its wholly owned subsidiaries shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) shares in East Midlands Electricity carrying more than 50% of the voting rights then normally exercisable at general meetings of East Midlands Electricity. For the purposes of this condition:


         (i) shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon their being entered in the register of members of East Midlands Electricity; and

         (ii) the expression "East Midlands Electricity Shares to which the Offer relates" shall mean (i) East Midlands Electricity Shares unconditionally allotted or issued on or before the date the Offer is made and (ii) East Midlands Electricity Shares unconditionally issued or allotted after that date but before the time at which the Offer closes or before such earlier time as the Offeror may decide (not, without the consent of the Panel, being earlier than the date on which the Offer becomes unconditional as to acceptances or, if later, the first closing date of the Offer) but excluding any East Midlands Electricity Shares which, at or before the time at which the Offer is made, are held (otherwise than under such a contract as is described in Section 428(5) of the Companies Act 1985) or contracted to be acquired by the Offeror or any of its associates (within the meaning of Section 430E of the Companies Act 1985);


     (b) an announcement being made indicating in terms satisfactory to the Offeror that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of East Midlands Electricity by the Offeror, or any matters arising therefrom, to the Monopolies and Mergers Commission;


     (c) neither the North Carolina Utilities Commission nor the Virginia State Corporation Commission having revised or withdrawn their certifications to the US Securities and Exchange Commission, for the purpose of Dominion Resources' exemption from regulation under the US Public Utility Holding Company Act of 1935 (as amended), that each such commission has the authority and resources to protect the ratepayers of Virginia Power subject to its jurisdiction and that it intends to exercise that authority;

     (d) the Director General of Electricity Supply indicating in terms satisfactory to the Offeror that:

         (i) with the exception of the proposed modifications announced by him on 6 July 1995 and subject to (ii) below, it is not his intention to seek any modification to one or more of the licences held by East Midlands Electricity under the Electricity Act 1989 and East Midlands Electricity not agreeing to any such modifications, except, in either case, on terms satisfactory to the Offeror; and

         (ii) he will give such consents and/or directions (if any) and seek such modifications (if any) as are necessary or appropriate with respect to such licences in connection with the Offer or the acquisition by the Offeror of shares in East Midlands Electricity in each case on terms satisfactory to the Offeror;


     (e) neither the Secretary of State for Trade and Industry nor the DGES seeking undertakings or assurances from any member of the Offeror Group or any member of the East Midlands Electricity Group, except on terms satisfactory to the Offeror;

     (f) East Midlands Electricity's consent (announced by it on 17 July 1995) to the proposed modifications to the licence held by it under the Electricity Act 1989 proposed by the DGES on 6 July 1995 remaining in full force and effect;

     (g) all necessary filings having been made, all appropriate waiting periods (including extensions thereof) under any applicable legislation or regulations of any jurisdiction (including, without limitation, in the United States, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the regulations made thereunder) having expired, lapsed or been terminated, in each case in respect of the Offer and the acquisition of any shares in, or control of, East Midlands Electricity by the Offeror and all necessary statutory and regulatory obligations in connection with the Offer in any jurisdiction having been complied with;

     (h) no government or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, court, trade agency, professional association or any other person or body whatsoever in any jurisdiction (each a "Third Party") having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or made, proposed or enacted any statute, regulation or order or having done anything which would or might reasonably be expected to:

         (i) make the Offer, its implementation, or the acquisition or proposed acquisition by the Offeror or any of its subsidiaries or subsidiary undertakings or associated companies (including any joint venture, partnership, firm or company in which any member of the Offeror Group has a substantial interest) or any company in which any such member has a substantial interest (together the "wider Offeror Group") of any shares or other securities in, or control of, East Midlands Electricity illegal, void or unenforceable in any jurisdiction, or otherwise, directly or indirectly, prohibit or materially and adversely restrain, restrict, delay, or otherwise interfere with the implementation of, or impose additional material adverse conditions or obligations with respect to, or otherwise challenge, the Offer or such acquisition;

         (ii) require, prevent or delay the divestiture by any member of the wider Offeror Group of any shares or other securities in East Midlands Electricity;

         (iii) require, prevent or delay the divestiture or alter the terms envisaged for any proposed divestiture by East Midlands Electricity or any of its subsidiaries or subsidiary undertakings or associated companies (including any joint venture, partnership, firm or company in which any member of the East Midlands Electricity Group has a substantial interest) or any company in which any such member has a substantial interest (together the "wider East Midlands Electricity Group") or (as a result of the acquisition of East Midlands Electricity Shares or of control of East Midlands Electricity by the wider Offeror Group) by any member of the wider Offeror Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or property or any part thereof in any such case to an extent which is material in the context of the East Midlands Electricity Group, or, as applicable, of the Offeror Group;

         (iv) impose any material limitation on the ability of any member of the wider Offeror Group or of the wider East Midlands Electricity Group to acquire or to hold or to exercise effectively, directly or indirectly, any rights of ownership of shares or other securities (or the equivalent) in East Midlands Electricity or any other member of the wider East Midlands Electricity Group or to exercise management control over East Midlands Electricity or any other member of the wider East Midlands Electricity Group;

         (v) require any member of the wider Offeror Group or the wider East Midlands Electricity Group to offer to acquire any shares or other securities (or the equivalent) in any member of the wider East Midlands Electricity Group owned by any third party;

         (vi) impose any limitation on the ability of any member of the wider East Midlands Electricity Group to co-ordinate its business, or any part of it, with the businesses of any other member to an extent which is material in the context of the East Midlands Electricity Group;

         (vii) result in a material delay in the ability of any member of the Offeror Group, or render any member of the Offeror Group unable, to acquire all or some of the East Midlands Electricity Shares or require or prevent a divestiture by any member of the Offeror Group of any such shares;

         (viii) to an extent which is material in the context of the East Midlands Electricity Group result in any member of the wider East Midlands Electricity Group ceasing to be able to carry on business under any name which it presently does so; or

         (ix) to an extent which is material in the context of the East Midlands Electricity Group otherwise adversely affect the business, profits or prospects of any member of the wider Offeror Group or any member of the wider East Midlands Electricity Group;

         and applicable waiting periods during which any Third Party could institute, implement or threaten any action, proceedings, suit, investigation, enquiry or reference or otherwise intervene under the laws of any jurisdiction having expired, lapsed or been terminated;

     (i) all necessary filings having been made in connection with the Offer and all authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals including, without limitation, any filings or approvals required under the laws of the Commonwealth of Virginia and the State of North Carolina governing the regulation of public utilities and their affiliates ("Authorisations") necessary or reasonably deemed appropriate by the Offeror or any member of the wider Offeror Group in any jurisdiction for or in respect of the Offer or the acquisition or proposed acquisition of any shares or other securities in, or control of, East Midlands Electricity by any member of the wider Offeror Group having been obtained, in terms and in a form reasonably satisfactory to the Offeror, from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any persons or bodies with whom any member of the wider East Midlands Electricity Group has entered into contractual arrangements and all such Authorisations together with all Authorisations necessary or reasonably deemed appropriate for any member of the wider East Midlands Electricity Group to carry on its business remaining in full force and effect and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Offer becomes otherwise unconditional and all statutory or regulatory obligations necessary or reasonably deemed appropriate for the purposes of the Offer or the acquisition of shares or other securities in, or control of, East Midlands Electricity in all relevant jurisdictions having been complied with;

     (j) there being no provision of any arrangement, agreement, licence or other instrument to which any member of the wider East Midlands Electricity Group is a party or by or to which any such member or any part of its respective assets is or are or may be bound or subject, or any circumstance which, as a consequence of the Offer or the acquisition or proposed acquisition by any member of the wider Offeror Group of some or all of the share capital of East Midlands Electricity or other securities in East Midlands Electricity or because of a change in the control or management of East Midlands Electricity or otherwise, could or might reasonably be expected to result in to an extent which is material in the context of the East Midlands Electricity Group:

         (i) any such arrangement, agreement, licence or instrument being terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken or arising thereunder;

         (ii) the rights, liabilities, obligations or interests of any member of the wider East Midlands Electricity Group under any such arrangement, agreement, licence or instrument or the interests or business of any member of the wider East Midlands Electricity Group or the wider Offeror Group in or with any other firm or company or body or person (or any arrangement or arrangements relating to any such business or interests) being terminated or adversely modified or affected;

         (iii) any assets or interests of any member of the wider East Midlands Electricity Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

         (iv) the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the wider East Midlands Electricity Group;

         (v) any moneys borrowed by, or any other indebtedness, actual or contingent, of, any member of the wider East Midlands Electricity Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity, or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited;

         (vi) the financial or trading position or prospects of any member of the wider East Midlands Electricity Group being prejudiced or adversely affected; or

         (vii) any member of the wider East Midlands Electricity Group ceasing to be able to carry on business under any name under which it presently does so;

     (k) no member of the wider East Midlands Electricity Group having, since 31 March 1996 (save as disclosed in the annual report and accounts of East Midlands Electricity for the year then ended or otherwise announced on or before 11 November 1996 on the London Stock Exchange):

         (i) issued or agreed to issue or authorised or proposed the issue of additional shares of any class or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between East Midlands Electricity and wholly-owned subsidiaries of East Midlands Electricity and save for the issue of East Midlands Electricity Shares on the exercise of options granted before 12 November 1996 under the East Midlands Electricity Share Option Schemes);

         (ii) to an extent which is material in the context of the East Midlands Electricity Group and save for transactions between East Midlands Electricity and its wholly-owned subsidiaries, merged with any body corporate or acquired or disposed of, or transferred, mortgaged or charged or created any security interest over, any assets or any right, title or interest in any asset (including shares and trade investments) or authorised, proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest;

         (iii) save as between East Midlands Electricity and its wholly-owned subsidiaries, made or authorised or proposed or announced an intention to propose any change in its loan capital to an extent which is material in the context of the East Midlands Electricity Group;

         (iv) entered into or varied or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long-term or unusual or onerous nature or magnitude, or which involves or could involve an obligation of such a nature or magnitude which, in any case, is material in the context of the East Midlands Electricity Group;

         (v) to an extent which is material in the context of the East Midlands Electricity Group issued, authorised or proposed the issue of any debentures or (save as between East Midlands Electricity and its wholly-owned subsidiaries) incurred or increased any indebtedness or contingent liability;

         (vi) recommended, declared, paid or made, or proposed the recommendation, declaration, paying or making of, any bonus, dividend, or other distribution, other than to East Midlands Electricity or one of its wholly-owned subsidiaries;

         (vii) purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital to an extent which (other than in the case of East Midlands Electricity) is material in the context of East Midlands Electricity Group;

         (viii) entered into, or changed the terms of, any contract with any director of East Midlands Electricity other than in the ordinary course of business;

         (ix) implemented, or authorised, proposed or announced its intention to implement or enter into any reconstruction, amalgamation, commitment, scheme or other transaction or arrangement otherwise than in the ordinary course of business;

         (x) waived or compromised any claim otherwise than in the ordinary course of business;

         (xi)     proposed any voluntary winding up;

         (xii) entered into any contract, transaction or arrangement which is or is likely to be restrictive in a material respect on the business of any member of the wider East Midlands Electricity Group or the wider Offeror Group;

         (xiii) made any material alteration to its memorandum or articles of association or other incorporation documents; or

         (xiv) entered into any contract, commitment, agreement or arrangement or passed any resolution with respect to or announced an intention to effect or to propose any of the transactions, matters or events referred to in this condition;

     (l) since 31 March 1996, and save as disclosed in the annual report and accounts of East Midlands Electricity for the year then ended or as announced on the London Stock Exchange on or before 11 November 1996:

         (i) there having been no receiver, administrative receiver or other encumbrance appointed over any of the assets of any member of the wider East Midlands Electricity Group or any analogous proceedings or steps having taken place under the laws of any jurisdiction and there having been no petition presented for the administration of any member of the wider East Midlands Electricity Group or any equivalent proceedings or steps taken under the laws of any other jurisdictions;

         (ii) there having been no adverse change or deterioration in the business, assets, financial or trading position or profits or prospects of any member of the wider East Midlands Electricity Group to an extent which is material in the context of the East Midlands Electricity Group;

         (iii) no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced or instituted by or against or remaining outstanding against any member of the wider East Midlands Electricity Group or to which any member of the wider East Midlands Electricity Group is or may become a party (whether as plaintiff or defendant or otherwise), and no investigation by any relevant authority against or in respect of any member of the wider East Midlands Electricity Group having been threatened, announced or instituted or remaining outstanding by, against or in respect of any member of the wider East Midlands Electricity Group, which in any such case might adversely affect any member of the wider East Midlands Electricity Group to an extent which is material in the context of the East Midlands Electricity Group; and

         (iv) no contingent or other liability having arisen or become apparent to the Offeror which might reasonably be expected adversely to affect any member of the wider East Midlands Electricity Group to an extent which is material in the context of the East Midlands Electricity Group;

     (m) the Offeror not having discovered:

         (i) that any financial, business or other information concerning the East Midlands Electricity Group publicly disclosed or disclosed to the Offeror prior to the announcement of the Offer by or on behalf of any member of the wider East Midlands Electricity Group which is material in the context of the acquisition of East Midlands Electricity by the Offeror is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading and has not been corrected by subsequent announcement to the London Stock Exchange on or before 11 November 1996; or

         (ii) that any partnership, company or other entity in which any member of the wider East Midlands Electricity Group has a significant economic interest and which is not a subsidiary undertaking of East Midlands Electricity is subject to any liability, contingent or otherwise, which is material in the context of the East Midlands Electricity Group and is not disclosed in the Annual Report and Accounts of East Midlands Electricity for the financial year ended 31 March 1996 or in an announcement to the London Stock Exchange on or before 11 November 1996; and

     (n) the Offeror not having discovered:

         (i) that any past or present member of the wider East Midlands Electricity Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, or otherwise relating to environmental matters, or that there has otherwise been any such disposal, discharge, spillage, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations and wherever the same may have taken place) which, in any such case, would be likely to give rise to any liability (whether actual or contingent) on the part of any member of the wider East Midlands Electricity Group which is material in the context of the East Midlands Electricity Group; or


         (ii) that there is, or is likely to be, any liability which is material in the context of the East Midlands Electricity Group (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the wider East Midlands Electricity Group under any environmental legislation, regulation, notice, circular or order of any relevant authority or otherwise.


The Offeror reserves the right to waive all or any of the above conditions, in whole or in part, other than condition (a). Conditions (b) to (n) (inclusive), if not, where applicable, waived, must be fulfilled or satisfied within 21 days of the first closing date of the Offer or of the date on which condition (a) is fulfilled, whichever is the later (or in either case such later date as the Panel may agree), failing which the Offer will lapse. In such a case, the Offer will cease to be capable of further acceptance and the Offeror, SBC Warburg and Wasserstein Perella and East Midlands Electricity Shareholders shall thereupon cease to be bound by prior acceptances. The Offeror shall be under no obligation to waive or treat as satisfied any of the conditions by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

The Offer will lapse if the acquisition of East Midlands Electricity by the Offeror is referred to the Monopolies and Mergers Commission before 3.00 pm (London time), on the first closing date of the Offer or, if later, the date on which the Offer becomes or is declared unconditional as to acceptances, and if the Offer so lapses the Offer will cease to be capable of further acceptance and the Offeror, SBC Warburg and Wasserstein Perella and East Midlands Electricity Shareholders will cease to be bound by prior acceptances.

The Offer is not being made, directly or indirectly, in or into the US, or by use of the mails or any means or instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of the US, nor is it being made in Canada, Australia or Japan. Accordingly, copies of this document are not being, and must not be, mailed or otherwise distributed or sent in or into or from, the US, Canada, Australia or Japan.

The Loan Notes to be issued pursuant to the Offer have not been and will not be registered under the US Securities Act of 1933 (as amended) nor under any of the relevant securities laws of Australia, Japan or Canada. Accordingly, unless an exemption under such Act or relevant securities law is applicable, the Loan Notes may not be offered, sold or delivered, directly or indirectly, in or into the US, Australia, Japan or Canada.

The Loan Note Alternative is conditional upon the Offer becoming wholly unconditional.

If the Offeror is required by the Panel to make an offer for East Midlands Electricity Shares under the provisions of Rule 9 of the Code, the Offeror may make such alterations to the conditions of the Offer, including condition (a), as are necessary to comply with the provisions of that Rule.

PART B:FURTHER TERMS OF THE OFFER

The following further terms apply, unless the context requires otherwise, to the Offer and the Loan Note Alternative. Except where the context requires otherwise, any reference in Parts B or C of this Appendix 1 and in the Form of Acceptance to:

         (i) the "Offer" shall include the Offer (including the Loan Note Alternative) and any revision, variation or renewal thereof or extension thereto and shall include any election available in connection with it;

         (ii) the "Offer becoming unconditional" means the acceptance condition becoming or being declared satisfied whether or not any other condition of the Offer remains to be fulfilled;

         (iii) the "acceptance condition" means the condition as to acceptances set out in paragraph (a) of Part A of this Appendix 1;

         (iv) "acceptances of the Offer" shall include deemed acceptances of the Offer; and

         (v) the "Offer Document" shall mean this document and any other document containing the Offer.

1.       Acceptance period

         (a) The Offer will initially be open for acceptance until 3.00 pm on 13 December 1996. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days from the date on which written notification of the revision is posted to East Midlands Electricity Shareholders. Except with the consent of the Panel, no revision of the Offer may be posted to East Midlands Electricity Shareholders after 7 January 1997 or, if later, the date falling 14 days prior to the last date on which the Offer can become unconditional.

         (b) The Offer, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming unconditional after midnight on 21 January 1997 (or any earlier time and/or date beyond which the Offeror has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement), nor of being kept open for acceptance after that time unless it has previously become unconditional, provided that the Offeror reserves the right, with the permission of the Panel, to extend the Offer to (a) later time(s) and/or date(s). Except with the consent of the Panel, the Offeror may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of East Midlands Electricity Shares made after 1.00 pm on 21 January 1997 (or any earlier time and/or date beyond which the Offeror has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) or, if the Offer is so extended, any such later time and/or date as may be agreed with the Panel. If the latest time at which the Offer may become unconditional is extended beyond midnight on 21 January 1997, acceptances received and purchases made in respect of which all relevant documents are received by the Receiving Agent after 1.00 pm on the relevant date may (except where the Code otherwise permits) only be taken into account with the agreement of the Panel.

         (c) If the Offer becomes or is declared unconditional, the Offer will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by or on behalf of the Offeror that the Offer will remain open until further notice, then not less than 14 days' notice will be given prior to the closing of the Offer.

         (d) If a competitive situation arises after the Offeror has given a "no extension" statement and/or a "no increase" statement, the Offeror may, if it has specifically reserved the right to do so at the time such statement was made, withdraw such statement provided that it complies with the requirements of the Code and, in particular, that:

                  (i) it announces such withdrawal as soon as possible and in any event within four business days of the announcement of the competing offer and East Midlands Electricity Shareholders are informed in writing thereof at the earliest practicable opportunity or, in the case of East Midlands Electricity Shareholders with registered addresses outside the UK or whom the

                           Offeror knows to be nominees, custodians or trustees holding East Midlands Electricity Shares for such persons, by announcement in the UK; and

                  (ii) any East Midlands Electricity Shareholders who accepted the Offer after the date of the "no extension" or "no increase" statement are given a right of withdrawal in accordance with paragraph 3(c) below.

                  The Offeror may, if it has reserved the right to do so, choose not to be bound by a "no increase" or a "no extension" statement if it would otherwise prevent the posting of an increased or improved Offer which is recommended for acceptance by the board of directors of East Midlands Electricity or in other circumstances permitted by the Panel.

         (e) For the purpose of determining at any particular time whether the acceptance condition has been satisfied, the Offeror shall be entitled to take account only of those East Midlands Electricity Shares carrying voting rights which have been unconditionally allotted or issued before that time and written notice of the allotment or issue of which, containing all the relevant details, has been received before that time by the Receiving Agent from East Midlands Electricity or its agents at the address specified in paragraph 3(a) below. Telex or facsimile transmission will not be sufficient.

2.       Announcements

         (a) By 8.30 am on the business day (the "relevant day") next following the day on which the Offer is due to expire or becomes or is declared unconditional or is revised or extended, as the case may be (or such later time or date as the Panel may agree), the Offeror will make an appropriate announcement and simultaneously inform the London Stock Exchange of the position. Such announcement will also state (unless otherwise permitted by the Panel) the total number of East Midlands Electricity Shares and rights over East Midlands Electricity Shares (as nearly as practicable) (i) for which acceptances of the Offer have been received, (ii) acquired or agreed to be acquired by or on behalf of the Offeror or any person deemed to be acting in concert with it during the course of the Offer Period, (iii) held by or on behalf of the Offeror or any person deemed to be acting in concert with it prior to the Offer Period, and (iv) for which acceptances of the Offer have been received from any person deemed to be acting in concert with the Offeror, and will specify the percentage of the relevant class of East Midlands Electricity Shares represented by each of these figures. Any decision to extend the date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.30 am on the relevant day or such later time or date as the Panel may agree and the announcement will (unless the Offer is unconditional) state the next expiry date. In computing the number of East Midlands Electricity Shares represented by acceptances and purchases, there may be included or excluded for announcement purposes, subject to paragraphs 5(o) and (p) below, acceptances and purchases which are not complete in all respects or which are subject to verification.

         (b) In this Appendix, references to the making of an announcement by or on behalf of the Offeror include the release of an announcement by public relations consultants or by SBC Warburg or Wasserstein Perella to the press and the delivery by hand or telephone or telex or facsimile or other electronic transmission of an announcement to the London Stock Exchange. An announcement made otherwise than to the London Stock Exchange shall be notified simultaneously to the London Stock Exchange.

3.       Rights of withdrawal

         (a) If the Offeror, having announced the Offer to be unconditional, fails to comply by 3.30 pm on the relevant day (or such later time(s) and/or date(s) as the Panel may agree) with any of the other requirements specified in paragraph 2(a) above, an accepting East Midlands Electricity Shareholder may immediately thereafter withdraw his acceptance by written notice received by The Royal Bank of Scotland plc, Registrars Department, New Issues Section, either by post or by hand at PO Box 859, Consort House, East Street, Bedminster, Bristol BS99 1XZ or, by hand only, at PO Box 633, 5-10 Great Tower Street, London EC3R 5ER on behalf of the Offeror. Subject to paragraph 1(b) of this Part B, this right of withdrawal may be terminated not less than eight days after the relevant day by the Offeror confirming, if that be the case, that the Offer is still unconditional, and complying with the other requirements specified in paragraph 2(a) of this Part B. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(c) of this Part B will run from the date of such confirmation and compliance.

         (b) If by 3.00 pm on 3 January 1997 (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, an accepting East Midlands Electricity Shareholder may withdraw his acceptance at any time thereafter by written notice received by the Receiving Agent at the address referred to in paragraph 3(a) above, on behalf of the Offeror, before the earlier of (i) the time when the Offer becomes unconditional, and (ii) the final time for lodgement of acceptances which can be taken into account in accordance with paragraph 1(b) of this Part B.


         (c) If a "no extension" statement and/or a "no increase" statement has been withdrawn in accordance with paragraph 1(d) of this Part B, any East Midlands Electricity Shareholder who accepted the Offer after the date of such a statement may withdraw his acceptance thereafter in the manner referred to in paragraph 3(a) of this Part B, not later than the eighth day after the date of posting of written notice of withdrawal of such statement to the relevant East Midlands Electricity Shareholder.

         (d) Except as provided by this paragraph 3, acceptances shall be irrevocable.

         (e) In this paragraph 3 "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting East Midlands Electricity Shareholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment is produced with the notice in a form reasonably satisfactory to the Offeror). Telex or facsimile transmissions or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to the Offeror or its agents to have been sent from, the United States, Canada, Australia or Japan will be treated as valid.

4.       Revised offer

         (a) No revision of the Offer is envisaged. However, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms and conditions or in the value or nature of the consideration offered or otherwise) and such revision represents on the date on which such revision is announced (on such basis as SBC Warburg and Wasserstein Perella may consider appropriate) an improvement or no diminution in the value of the Offer as so revised compared with the consideration or terms previously offered or in the overall value received and/or retained by an East Midlands Electricity Shareholder (under the Offer or otherwise), the benefit of the revised Offer will, subject to paragraphs 4(c), 4(d) and 6 below, be made available to any East Midlands Electricity Shareholder who has accepted the Offer in its original or any previously revised form(s) (hereinafter called a "previous acceptor"). The acceptance by or on behalf of a previous acceptor of the Offer in its original or any previously revised form(s) shall, subject as provided in paragraphs 4(c), 4(d) and 6 below, be treated as an acceptance of the Offer as so revised and shall also constitute an authority to any director or authorised representative of the Offeror or of SBC Warburg or Wasserstein Perella as his attorney and/or agent to accept any such revised Offer on behalf of such previous acceptor and, if such revised Offer includes alternative forms of consideration, to make such elections for and accept such alternative forms of consideration in such proportions (as nearly as practicable) as those made by such previous acceptor in the Form of Acceptance previously executed by him or on his behalf and to execute on behalf of and in the name of such previous acceptor all such further documents (if any) as may be required to give effect to such acceptances and/or elections. In making any such acceptance and/or election, such attorney and/or agent shall take into account the nature of any previous acceptances made by or on behalf of the previous acceptor and such other facts or matters as he may reasonably consider relevant.

         (b) The authorities conferred by this paragraph 4 and any acceptance of a revised Offer and/or any election pursuant thereto shall be irrevocable unless and until the previous acceptor becomes entitled to withdraw his acceptance under paragraph 3 above and duly does so.

         (c) The deemed acceptance referred to in paragraph 4(a) of this Part B shall not apply, and the authority conferred by this paragraph shall be ineffective, to the extent that a previous acceptor shall lodge with the Receiving Agent, within 14 days of the posting of the document containing the revised Offer, a form in which he validly elects to receive the consideration receivable by him in some other manner.

         (d) The deemed acceptance referred to in paragraph 4(a) of this Part B shall not apply, and the authorities conferred by that paragraph shall not be exercised by any director or authorised representative of the Offeror, SBC Warburg or Wasserstein Perella, if as a result thereof the previous acceptor would (on such basis as SBC Warburg and Wasserstein Perella may consider appropriate) thereby receive less in aggregate in consideration than he would have received in aggregate as a result of acceptance of the Offer in the form in which it was previously accepted by him. The authorities conferred by paragraph 4(a) of this Part B shall not be exercised in respect of any election available under the revised Offer save in accordance with this paragraph.

         (e) The Offeror, SBC Warburg and Wasserstein Perella reserve the right to treat an executed Form of Acceptance (in respect of the Offer in its original or any previously revised form(s)) which is received (or dated) after the announcement or issue of the Offer in any revised form as a valid acceptance of the revised Offer and/or, where applicable, a valid election for or acceptance of any of the alternative forms of consideration (if any), and such acceptances shall constitute an authority in the terms of paragraph 4(a) of this part B, mutatis mutandis, on behalf of the relevant East Midlands Electricity Shareholder.

5.       General

         (a) Save with the consent of the Panel, the Offer will lapse unless all the conditions have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by the Offeror in its reasonable opinion to be or remain satisfied by midnight on 3 January 1997 or by midnight on the date which is 21 days after the date on which the Offer becomes unconditional, whichever is the later, or such later date as the Offeror may, with the consent of the Panel, decide. In such a case, the Offer shall cease to be capable of further acceptance and the Offeror, SBC Warburg, Wasserstein Perella and East Midlands Electricity Shareholders shall thereupon cease to be bound by prior acceptances.

         (b) The Offer will lapse if it is referred to the Monopolies and Mergers Commission before 3.00 pm on 13 December 1996 or the date on which the Offer becomes unconditional, whichever is the later. In such a case, the second sentence of paragraph 5(a) of this Part B will apply.

         (c) The expression "Offer Period" when used in this document means, in relation to the Offer, the period commencing on 6 November 1996 until whichever of the following dates shall be the latest: (i) 3.00 pm on 13 December 1996; (ii) the date on which the Offer lapses; and (iii) the date on which the Offer becomes unconditional.

         (d) Except with the consent of the Panel and save as referred to in paragraph 10(f) of the letter from SBC Warburg and Wasserstein Perella contained in this document, settlement of the consideration to which any East Midlands Electricity Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror, SBC Warburg or Wasserstein Perella may otherwise be, or claim to be, entitled as against such shareholder and will be posted not later than 21 days after the date on which the Offer becomes unconditional in all respects or 21 days after receipt of a valid and complete acceptance, whichever is the later. Any cash consideration will be settled by way of cheque drawn on a branch of a UK clearing bank.

         (e) Subject to paragraphs 5(o) and (p), notwithstanding that no certificate(s) is/are delivered in respect of it, a duly completed Form of Acceptance (i) executed under seal by SEPON Limited and endorsed on behalf of the London Stock Exchange to the effect that the East Midlands Electricity Shares to which it refers are the whole or part of a holding registered in the name of SEPON Limited and/or are East Midlands Electricity Shares to which SEPON Limited is unconditionally entitled immediately to become the registered holder, or (ii) executed by any other person(s) and endorsed on behalf of the London Stock Exchange to the effect that such person(s) is/are unconditionally entitled immediately to become the registered holder(s) of the East Midlands Electricity Shares to which it refers and that one or more TALISMAN transfer(s) in favour of such person(s) in respect thereof is/are in the course of registration, shall be treated by the Offeror and by SBC Warburg and Wasserstein Perella as an acceptance valid in all respects on the date of its actual receipt provided that, on its presentation to East Midlands Electricity's registrars, it is unconditionally accepted for registration.

         (f) The Offer is made at 9.00 am on 22 November 1996 and is capable of acceptance thereafter. Copies of this document, the Form of Acceptance and any related documents are available from The Royal Bank of Scotland plc, Registrars Department, New Issues Section, at either of the addresses set out in paragraph 3(a) above. The Offer is being made by means of this document.

         (g) The instructions, terms, provisions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires.

         (h) The Offer and all acceptances thereof or pursuant thereto and the relevant Form of Acceptance and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with English law. Execution by or on behalf of an East Midlands Electricity Shareholder of a Form of Acceptance will constitute his submission, in relation to all matters arising out of or in connection with the Offer and the Form of Acceptance, to the jurisdiction of the courts of England and his agreement that nothing shall limit the right of the Offeror, SBC Warburg or Wasserstein Perella to bring any action, suit or proceeding arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

         (i) Any reference in this document and in the Form of Acceptance to 13 December 1996 shall, except in paragraph 1(a) of this Part B of this Appendix 1 and where the context otherwise requires, be deemed, if the closing date of the Offer is extended, to refer to the closing date of the Offer as so extended.

         (j) Any omission to despatch this document or the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way. Subject to paragraph 6 below, the Offer extends to all East Midlands Electricity Shareholders to whom this document, the Form of Acceptance and any related documents may not be despatched and such persons may collect copies of those documents from The Royal Bank of Scotland plc, Registrars Department, New Issues Section, at either of the addresses set out in paragraph 3(a) above.

         (k) If the Offer does not become unconditional in all respects, the Form of Acceptance and any share certificate(s) and/or other document(s) of title will be returned by the Offeror by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing, at the risk of the East Midlands Electricity Shareholder concerned, to the person or agent whose name and address outside the US, Canada, Australia or Japan is set out in Box 6 of the Form of Acceptance or, if none is set out, to the first-named holder at the address outside the US, Canada, Australia or Japan set out in Box 4 of the Form of Acceptance or, if no address is set out, to the first-named holder at his registered address. No such documents will be sent to an address in the US, Canada, Australia or Japan.

         (l) All powers of attorney, appointments as agents and authorities on the terms conferred by or referred to in this Appendix 1 or in the Form of Acceptance are given by way of security for the performance of the obligations of the East Midlands Electricity Shareholder concerned and are irrevocable (in respect of powers of attorney in accordance with Section 4 of the Powers of Attorney Act 1971) except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraph 3 of this Part B and duly does so.

         (m) No acknowledgement of receipt of any Form of Acceptance, share certificate(s) and/or other document(s) of title will be given by or on behalf of the Offeror.

         (n) Without prejudice to any other provision in this Part B of this Appendix 1, the Offeror, SBC Warburg and Wasserstein Perella reserve the right to treat acceptances of the Offer as valid if received by or on behalf of any of them at any place or places or in any manner determined by any of them otherwise than as set out herein or in the Form of Acceptance.

         (o) Notwithstanding the right reserved by the Offeror, SBC Warburg and Wasserstein Perella to treat Forms of Acceptance as valid even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other documents of title, except as otherwise agreed with the Panel, an acceptance of the Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it.

         (p) Except as otherwise agreed with the Panel, a purchase of East Midlands Electricity Shares by the Offeror or its nominees (or, if the Offeror is required by the Panel to make an offer for East Midlands Electricity Shares under the provisions of Rule 9 of the Code, by a person acting in concert with the Offeror (or its nominee)) shall be counted towards fulfilling the acceptance condition only if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it.

         (q) Except with the consent of the Panel, the Offer shall not become or be declared unconditional unless the Royal Bank of Scotland shall have issued a certificate to the Offeror, SBC Warburg and Wasserstein Perella which states the number of acceptances which have been received which comply with paragraph 5(o) above and the number of East Midlands Electricity Shares otherwise acquired, whether before or during the Offer Period, which comply with paragraph 5(p) above. Copies of such certificate will be sent to the Panel and to East Midlands Electricity's financial adviser as soon as possible after it is issued.

         (r) All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from any East Midlands Electricity Shareholders will be delivered by or sent to or from them (or their designated agents) at their risk.

         (s) The Offeror, SBC Warburg and Wasserstein Perella reserve the right to notify any matter (including the making of the Offer) to all or any East Midlands Electricity Shareholder(s) with
                  (a) registered addresses outside the UK or whom the Offeror, SBC Warburg and Wasserstein Perella know to be nominees, custodians or trustees for such persons by announcement or paid advertisement in any daily newspaper published and circulated in the UK, in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such shareholders to receive such notice, and all references in this document to notice in writing (other than in paragraphs 3(a), 3(b), 3(c) and 3(e) of this Part B) shall be construed accordingly.

         (t) If sufficient acceptances are received, the Offeror intends to apply the provisions of Sections 428 to 430F of the Act to acquire compulsorily any outstanding East Midlands Electricity Shares to which the Offer relates as defined in condition (a) of Part A of this Appendix 1.

         (u) Due completion of a Form of Acceptance will constitute an instruction to the Offeror, on the Offer becoming unconditional in all respects, that all mandates and other instructions or notices recorded in East Midlands Electricity's records immediately prior to the Offer becoming so unconditional will, unless and until revoked or varied, continue in full force in relation to the Loan Notes allotted or issued to the relevant East Midlands Electricity Shareholders pursuant to the Offer.

         (v) All references in this Appendix 1 to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

         (w) The Loan Note Alternative will lapse if the Offer lapses or expires. No Loan Notes will be issued unless valid elections for the Loan Note Alternative are received for at least (pound)10 million nominal amount of Loan Notes, or such smaller amount as DR Investments may, in its absolute discretion, decide, in which case any consideration due under the terms of the Offer will be payable in cash.

6.      Overseas shareholders

        (a) The making of the Offer in, or to persons resident in or nationals or citizens of, jurisdictions outside the UK or who are nominees of, or custodians, trustees or guardians for, citizens or nationals of other countries ("overseas shareholders") may be prohibited or affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder wishing to accept the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any government, exchange control or other consents which may be required, or the compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes or duties due in such jurisdiction. In particular, the Offeror, SBC Warburg and Wasserstein Perella (and any person acting on behalf of any of them) shall be entitled to be fully indemnified and held harmless by such shareholders for any such issue, transfer or other taxes or duties as the Offeror, SBC Warburg or Wasserstein Perella (or any person acting on behalf of any of them) may be required to pay.

                  In particular, the Offer is not being made, directly or indirectly, in or into the US, or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan. This includes, but is not limited to, facsimile transmission, telex and telephone. Accordingly, copies of this document, the Form of Acceptance, the Chairman's Letter and any related offering documents are not being, and must not be, mailed or otherwise distributed or sent in, into or from the United States, Canada, Australia or Japan including to East Midlands Electricity Shareholders or participants in the East Midlands Electricity Share Option Schemes with registered addresses in the United States, Canada, Australia or Japan or to custodians, trustees or nominees holding East Midlands Electricity Shares for such persons. Persons receiving such documents (including, without limitation, custodians, trustees and nominees) must not distribute, send or mail them in, into or from the United States, Canada, Australia or Japan, use the United States, Canadian, Australian or Japanese mails or any such means or instrumentality for any purpose, directly or indirectly, in connection with the Offer, and so doing will invalidate any related purported acceptance of the Offer. Delivery of East Midlands Electricity ADRs will not constitute valid acceptance of the Offer. Persons wishing to accept the Offer must not use the United States, Canadian, Australian or Japanese mails or any such means or instrumentality for any purpose directly or indirectly related to acceptance of the Offer. Envelopes containing Forms of Acceptance should not be postmarked in the United States, Canada, Australia or Japan or otherwise despatched from the United States, Canada, Australia or Japan and all acceptors must provide addresses outside the United States, Canada, Australia or Japan for the receipt of Loan Notes and/or the remittance of cash, or for the return of Forms of Acceptance, East Midlands Electricity Share certificates and/or other documents of title.

                  An East Midlands Electricity Shareholder will be deemed not to have accepted the Offer if: (1) he is unable to give the representations and warranties set out in paragraphs (b) and
                  (d) of Part C of this Appendix 1; (2) having completed Box 4 of the Form of Acceptance with a registered address in the United States, Canada, Australia or Japan he does not insert in Box 6 of the Form of Acceptance the name and address of a person or agent outside the United States, Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent; (3) he inserts in Box 6 of the Form of Acceptance the name and address of a person or agent in the United States, Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent; or (4) in any case, the Form of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to the Offeror or its agents to have been sent from, the United States, Canada, Australia or Japan. The Offeror reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraphs (b) and
                  (d) of Part C of this Appendix 1 given by any East Midlands Electricity Shareholder are correct and, if such investigation is made and, as a result, the Offeror cannot satisfy itself that such representations and warranties are correct, such acceptance shall not be valid.

                  If, in connection with the making of the Offer, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees), whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Form of Acceptance, or any related offering documents, in, into or from the United States, Canada, Australia or Japan or uses the mails of, or any means or instrumentality (including without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan in connection with such forwarding, such person should (i) inform the recipient of such fact; (ii) explain to the recipient that such action will invalidate any purported acceptance by the recipient; and (iii) draw the attention of the recipient to this paragraph 6(a).

         (b) The availability of the Loan Notes to overseas shareholders may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder wishing to elect for the Loan Note Alternative to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental or other consents which may be required, compliance with other formalities needing to be observed and payment of any issue, transfer or other taxes or duties due in such jurisdiction.

                  The Loan Notes to be issued pursuant to the Offer have not been, and will not be, registered under the United States Securities Act of 1933, as amended, or under any of the relevant securities laws of Canada, Australia or Japan. Accordingly such securities may not be offered, sold or delivered, directly or indirectly, in or into the United States, Canada, Australia or Japan. Thus, the Offeror will not issue Loan Notes or authorise the delivery of any document(s) of title in respect of any Loan Notes falling to be allotted pursuant to the Offer to (a) any person who is, or whom the Offeror has reason to believe is, a Restricted Overseas Person or (b) any person who will, or whom the Offeror has reason to believe will, hold or acquire any of the Loan Notes for the account or benefit of any Restricted Overseas Person or with a view to the offer, sale, delivery or distribution, directly or indirectly, of any such Loan Notes in or into the United States, Canada, Australia or Japan or to or for the account or benefit of any Restricted Overseas Person or (c) any person with a registered address in the United States, Canada, Japan or Australia or (d) any person who by inserting "No" in Box 5 of the Form of Acceptance does not give the representations and warranties set out in paragraph (d) of Part C of this Appendix 1.

         (c) These provisions and any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific East Midlands Electricity Shareholders or on a general basis by the Offeror in its absolute discretion. Subject thereto, the provisions of this paragraph 6 supersede any terms of the Offer inconsistent therewith. References in this paragraph 6 to an East Midlands Electricity Shareholder include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing the Form of Acceptance, the provisions of this paragraph 6 shall apply to them jointly and severally.

PART C:  FORM OF ACCEPTANCE

Each holder of East Midlands Electricity Shares by whom, or on whose behalf, the Form of Acceptance is executed and received by the Receiving Agent, or by or on behalf of the Offeror, SBC Warburg or Wasserstein Perella, irrevocably undertakes, represents, warrants and agrees to and with the Offeror, SBC Warburg and Wasserstein Perella (so as to bind him, his personal representatives, heirs, successors and assigns) to the following effect:

        (a) that the execution of the Form of Acceptance, whether or not any other Boxes are completed, shall constitute:

            (i) an acceptance of the Offer in respect of the relevant East Midlands Electricity Shareholder's entire holding of East Midlands Electricity Shares (or such lesser number as may have been inserted in Box 1 of the Form of Acceptance, provided that if a number is inserted in Box 1 which exceeds such shareholder's holding of East Midlands Electricity Shares, the acceptance will be deemed to have been made in respect of that shareholder's entire holding of East Midlands Electricity Shares);

            (ii) if Box 2 is completed, an election under the Loan Note Alternative to receive Loan Notes instead of such proportion of the cash amount which the relevant East Midlands Electricity Shareholder would otherwise have received under the basic terms of the Offer as corresponds to the number inserted (or deemed to have been inserted) in Box 2 divided by the relevant East Midlands Electricity Shareholder's entire holding of East Midlands Electricity Shares (or divided by such lesser number as may have been inserted or deemed to be inserted in Box 1 of the Form of Acceptance); and

            (iii) an undertaking to execute any further documents and give any further assurances which may be required to enable the Offeror to obtain the full benefit of the terms of this Part C of this Appendix 1 and/or to perfect any of the authorities expressed to be given hereunder, in each case on and subject to the terms and conditions set out or referred to in this document and in the Form of Acceptance and that, subject only to the rights of withdrawal set out or referred to in paragraph 3 of Part B of this Appendix 1, each such acceptance and election shall be irrevocable;

        (b) that (i) this document, the Form of Acceptance and any related offering documents have not been mailed or otherwise distributed or sent (directly or indirectly) in, into, or from the United States, Canada, Australia or Japan or any other jurisdiction where such actions may constitute a breach of any legal or regulatory requirements of such jurisdiction; (ii) in connection with the Offer, there has been no use, directly or indirectly, of the mails of, or any means or instrumentality (including, without limitation, electronic mail, or any electronic publication or advertisement, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan; (iii) such East Midlands Electricity Shareholder was outside the United States, Canada, Australia and Japan when the Form of Acceptance was sent and at the time of accepting the Offer; and (iv) in respect of the East Midlands Electricity Shares to which the Form of Acceptance relates, such East Midlands Electricity Shareholder is not an agent or a fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside the United States, Canada, Australia and Japan;

        (c) that if such accepting East Midlands Electricity Shareholder is not resident in the United Kingdom he has observed the laws of all relevant territories, obtained any requisite governmental or other consents, complied with all requisite formalities and paid any issue, transfer or other taxes due from him, in connection with such acceptance, in any territory and that he has not taken or omitted to take any action which will or may result in the Offeror, SBC Warburg, Wasserstein Perella or any other person acting in breach of the legal or regulatory requirements of any territory in connection with the Offer or his acceptance thereof;

        (d) if electing for the Loan Note Alternative and unless "No" has been inserted in Box 5 of the Form of Acceptance, that such East Midlands Electricity Shareholder is not a Restricted Overseas Person, does not hold any East Midlands Electricity Shares for or on behalf of a

            Restricted Overseas Person, will not hold or acquire any of the Loan Notes for the account or benefit of a Restricted Overseas Person or with a view to the offer, sale, delivery or distribution, directly or indirectly, of any Loan Notes in or into the United States, Canada, Australia or Japan or to or for the account or benefit of a Restricted Overseas Person and is lawfully entitled to make such election under the laws of any jurisdiction to which he is subject;

        (e) that the execution of the Form of Acceptance and its delivery to the Receiving Agent will constitute the irrevocable appointment of each director and authorised representative of the Offeror, SBC Warburg and Wasserstein Perella as such shareholder's attorney and/or agent (the "attorney") upon the terms of paragraph 4 of Part B of this Appendix 1 and this Part C and with the authority to execute any further documents and give any further assurances which may be required in connection with any matters referred to in Parts B and C of this Appendix 1 and an irrevocable undertaking with such attorney to execute any such further documents and/or give any such further assurances as may be required or expedient;

       (f) that the execution of the Form of Acceptance and its delivery to the Receiving Agent will constitute, subject to the Offer becoming or being declared unconditional in all respects in accordance with its terms and to the person accepting the Offer not having validly withdrawn his acceptance, the irrevocable separate appointment of the Offeror, Wasserstein Perella and SBC Warburg and any director and authorised representative of the Offeror, Wasserstein Perella and SBC Warburg as such shareholder's attorney and/or agent (the "attorney") and an irrevocable instruction to the attorney to complete and execute all or any form(s) of transfer and/or other document(s) at the attorney's discretion in relation to the East Midlands Electricity Shares referred to in subparagraph (a)(i) of this Part C of this Appendix 1 in respect of which an accepting East Midlands Electricity Shareholder has not validly withdrawn his acceptance in favour of the Offeror or such other person or persons as the Offeror may direct and to deliver such form(s) of transfer and, where applicable, renunciation and/or other document(s) at the attorney's discretion together with the share certificate(s) and/or other document(s) of title relating to such East Midlands Electricity Shares for registration within six months of the Offer becoming or being declared unconditional in all respects and to execute all such other documents and to do all such other acts and things as may in the opinion of the attorney be necessary or expedient for the purposes of or in connection with the acceptance of the Offer and to vest in the Offeror or its nominee(s) the East Midlands Electricity Shares as aforesaid;

        (g) that the execution of the Form of Acceptance and its delivery to the Receiving Agent will constitute, subject to the Offer becoming unconditional in all respects and to the person accepting the Offer not having validly withdrawn his acceptance, an irrevocable authority and request:

            (i) to East Midlands Electricity or its agents, to procure the registration of the transfer of the East Midlands Electricity Shares pursuant to the Offer and the delivery of the share or stock certificate(s) and/or other document(s) of title in respect thereof to the Offeror or as it may direct;

            (ii) to the Offeror, SBC Warburg or Wasserstein Perella or their respective agents, to procure the despatch by post (or by such other method as may be approved by the Panel) of a cheque for any cash to which an accepting East Midlands Electricity Shareholder may become entitled pursuant to his acceptance of the Offer and/or, subject to the provisions of paragraph 6 of Part B of this Appendix 1, any document of title for any Loan Notes in respect of any election for the Loan Note Alternative, at the risk of such East Midlands Electricity Shareholder, to the person whose name and address is set out in Box 6 of the Form of Acceptance or, if none is set out, to the first-named holder at his registered address (outside the United States, Canada, Australia or Japan);

            (iii) subject to the provisions of paragraph 6 of Part B of this Appendix 1, to the Offeror or its agents to procure that such shareholder's name is entered on the register of holdings of Loan Notes in respect of any Loan Notes to which such shareholder may become entitled under the Loan Note Alternative (subject in each case to the terms of the Loan Note Instrument constituting the Loan Notes);

        (h) that the Offeror shall be entitled after the Offer becomes unconditional in all respects (or if the Offer will become unconditional in all respects or lapse immediately upon the outcome of the resolution in question or in such other circumstances as the Panel may allow) to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general or separate class meeting of East Midlands Electricity) attaching to any East Midlands Electricity Shares in respect of which the Offer has been accepted and not validly withdrawn, and the execution of the Form of Acceptance will constitute an irrevocable authority to East Midlands Electricity from such shareholder to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of East Midlands Electricity in respect of such shares to the Offeror at its registered office, and an irrevocable authority to the Offeror or any person nominated by the Offeror to sign any consent to short notice of a general or separate class meeting as his attorney and/or agent and on his behalf and/or to execute a form of proxy in respect of such shares appointing any person nominated by the Offeror to attend general and separate class meetings of East Midlands Electricity and to exercise the votes attaching to such shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy or assist directly or indirectly to satisfy any outstanding condition of the Offer, and will also constitute the agreement of such shareholder not to exercise any such rights without the consent of the Offeror and the irrevocable undertaking of such shareholder not to appoint a proxy for or to attend such general or separate class meeting. This authority will cease to be valid if the acceptance is withdrawn in accordance with paragraph 3 of Part B of this Appendix 1;

        (i) that the East Midlands Electricity Shares in respect of which the Offer is accepted or deemed to be accepted will be acquired under the Offer free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching thereto, including the right to receive and retain all dividends, interest and other distributions (if any) declared, made or paid after 12 November 1996;

        (j) that he will deliver, or procure the delivery, to the Receiving Agent at The Royal Bank of Scotland plc, Registrars Department, New Issues Section, either by post or by hand at PO Box 859, Consort House, East Street, Bedminster, Bristol BS99 1XZ or by hand only at PO Box 633, 5-10 Great Tower Street, London EC3R 5ER of his share certificate(s) and/or other document(s) of title in respect of the East Midlands Electricity Shares in respect of which the Offer has been accepted, or an indemnity acceptable to the Offeror in lieu thereof, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

        (k) that, if he accepts the Offer, he shall do all such acts and things whatsoever as shall be necessary or expedient to vest in the Offeror or its nominees the East Midlands Electricity Shares referred to in paragraph (a)(i) of this Part C;

        (l) that he agrees to ratify each and every act or thing which may be done or effected by, or by any director of, or person authorised by, the Offeror, SBC Warburg or Wasserstein Perella in exercise of any of the powers and/or appointments and/or authorities hereunder;

        (m) that, if any provisions of Part B or this Part C of this Appendix 1 shall be unenforceable or invalid or shall not operate so as to afford the Offeror, SBC Warburg or Wasserstein Perella or any of their respective directors or authorised representatives the benefit of the authority expressed to be given therein or herein, he shall, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to enable the Offeror and/or Wasserstein Perella and/or SBC Warburg and/or any of their respective directors or authorised representatives to secure the full benefit of Part B and this Part C of this Appendix 1;

        (n) that the terms and conditions of the Offer shall be deemed to be incorporated in, and form part of, the Form of Acceptance, which shall be read and construed accordingly; and

        (o) that the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the Courts of England.

        References in this Part C of this Appendix 1 to a holder of East Midlands Electricity Shares shall include references to the person or persons executing the Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this Part C of this Appendix 1 shall apply to them jointly and to each of them. On execution, the Form of Acceptance shall take effect as a Deed.

                                   APPENDIX 2


                         PARTICULARS OF THE LOAN NOTES

The Floating Rate Unsecured Loan Notes 2007 of the Offeror will be created by a resolution of the Board of Directors of the Offeror (or a duly authorised committee thereof) and will be constituted by a Loan Note Instrument (the "Loan
Note Instrument") to be entered into by the Offeror. The issue of the Loan Notes will be conditional on the Offer becoming or being declared unconditional in all respects. Elections for the Loan Note Alternative in respect of all the East Midlands Electricity Shares to which the Offer relates would involve the issue of a maximum nominal amount of approximately (pound)1.3 billion of Loan Notes. The Loan Note Instrument will contain provisions, inter alia, to the effect set out below.

1. Form and Status

   The Loan Notes will be issued by the Offeror in amounts and integral multiples of (pound)1 and will constitute unsecured and unguaranteed obligations of the Offeror and any fractional entitlements will be disregarded and not paid. The Loan Note Instrument will not contain any restrictions on borrowings, disposals or charging of assets by the Offeror.

2. Interest

   (a) Interest on the Loan Notes will be calculated on the basis of a 365 day year and will be payable (subject to any requirement to deduct tax therefrom) yearly on 31 March in each year (interest payment dates) in respect of the interest periods (as defined below) ending on the day immediately before those dates at a rate calculated as provided in subparagraph 2(b) (or, if applicable, subparagraph 2(c)) below, except that the first payment of interest on the Loan Notes, which will be made on 31 March 1998, will be in respect of the period from (and including) the first date of issue of any of the Loan Notes to (but excluding) 31 March 1998. The period from (and including) the first date of issue of any Loan Notes to (but excluding) 31 March 1998 and the period from (and including) 31 March 1998 or any subsequent interest payment date to (but excluding) the next following interest payment date is herein called an interest period.

       If any interest would otherwise fall to be paid on a day which is not a business day, such interest shall be paid on the next succeeding business day.

   (b) The rate of interest on the Loan Notes for each interest period will be the rate per annum calculated by the Offeror to be 1% per annum below the LIBOR rate for twelve month sterling deposits of (pound)5 million in the London Interbank market at or about 11 am (London time) on the first day of the relevant interest period or, if such a day is not a business day, on the preceding business day, as quoted by a duly authorised official of Barclays Bank PLC (or if Barclays Bank PLC is unable to quote such rate, such other reference bank selected by the Offeror for the purpose). For these purposes, reference banks will be those banks that are, as at the date of execution of the Loan Note Instrument, members of CHAPS Clearing Company Limited.

   (c) If a rate of interest cannot be established in accordance with the provisions of subparagraph 2(b) above for any interest period, then the rate of interest on the Loan Notes for such interest period shall be calculated by reference to such rate as the Offeror shall determine on the basis of quotations made for twelve month sterling deposits of similar size in any such other appropriate interbank market or markets as the Offeror may select.

3. Redemption of Loan Notes

   (a) On 31 March 1998 and thereafter on any interest payment date falling prior to 31 March 2007, a holder of Loan Notes ("Noteholder") shall be entitled to require the Offeror to redeem the whole (whatever the amount) or any part (being (pound)100 nominal amount or any integral multiple thereof) of the principal amount outstanding from time to time on his holding of Loan Notes for cash at par, together with accrued interest (subject to any requirement to deduct tax therefrom) to (but excluding) the date of payment, by giving not less than 30 days' notice in writing (which shall be irrevocable) to the Offeror (in the form endorsed on the Loan Note certificate) expiring on or before such interest payment date accompanied by the certificate(s) for all the Loan Notes to be redeemed, provided that no such notice may be given in respect of any Loan Notes in respect of which notice of redemption has previously been given by the Offeror in accordance with subparagraph 3(b) below.

   (b) If, at any time, the nominal amount of all Loan Notes outstanding is (i) 20% or less of the total nominal amount of Loan Notes issued pursuant to the Loan Note Alternative and (ii) less than (pound)10 million, the Offeror shall have the right on giving to the remaining Noteholders not less than 30 days' notice in writing expiring on 31 March 1999 (or, if that is not a business day, the next succeeding business day) or on any subsequent interest payment date to redeem all (but not some only) of the outstanding Loan Notes by payment of the nominal amount thereof together with accrued interest (subject to any requirement to deduct tax therefrom) to (but excluding) the date of redemption.

   (c) Any Loan Notes not previously repaid, redeemed or purchased and cancelled will be redeemed in full at par on 31 March 2007 (or, if that is not a business day, the next succeeding business day) together with accrued interest (subject to any requirement to deduct tax therefrom) to (but excluding) that date.

   (d) Each Noteholder shall be entitled to require all or any part (being (pound)100 nominal amount or any integral multiple thereof) of the Loan Notes held by him to be repaid at par together with accrued interest (subject to any requirement to deduct tax therefrom) if:

       (i) any principal or interest on any of the Loan Notes held by that Noteholder shall fail to be paid in full within 30 days after the due date for payment thereof; or

       (ii) an order is made or an effective resolution is passed for the winding up or dissolution of the Offeror (other than for the purposes of a reconstruction or an amalgamation or a members' voluntary winding up on terms previously approved by an Extraordinary Resolution of the Noteholders (as defined in the Loan Note Instrument)); or

       (iii) an encumbrancer takes possession of or a trustee, receiver, administrator or similar officer is appointed or an administration order is made in respect of the Offeror or in respect of the whole or substantially the whole of the undertaking of the Offeror and such person has not been paid out or discharged within 30 days.

4. Purchase of Loan Notes

The Offeror will be entitled at any time to purchase Loan Notes at any price by tender (available to all Noteholders alike), private treaty or otherwise by agreement with the relevant Noteholder(s).

5. Cancellation

Any Loan Notes redeemed under paragraph 3 above or purchased by the Offeror under paragraph 4 above shall be cancelled and shall not be available for reissue.

6. Modifications

The provisions of the Loan Note Instrument and the rights of the Noteholders will be subject to modification, abrogation or compromise in any respect with the sanction of an Extraordinary Resolution of the Noteholders, as defined in the Loan Note Instrument, but subject to the consent of the Offeror.

7. Substitution or exchange

The Loan Notes will contain provisions entitling the Offeror, without the consent of Noteholders, to substitute DR Unlimited (an unlimited liability company incorporated in England and Wales and the holding company of the Offeror) or any other member of the Dominion Resources Group resident in the UK for tax purposes as the principal debtor under the Loan Note Instrument and the Loan Notes or to require all or any of the Noteholders to exchange their Loan Notes for loan notes issued on the same terms mutatis mutandis by DR Unlimited or such other member provided in either case that the Offeror guarantees DR Unlimited's or such other member's obligations thereunder. References to the Offeror in this summary shall be construed accordingly. The Offeror's right to require substitution or exchange will be exercisable only if such substitution or exchange will not be treated as a disposal of the Loan Notes for the purposes of UK taxation of chargeable gains.

8. Registration and Transfer

The Loan Notes will be evidenced by certificates and will be registered in amounts and integral multiples of (pound)1 nominal amount. The Loan Notes will be transferable in amounts or integral multiples of (pound)1 nominal amount, provided that transfers will not be registered during the 14 days immediately preceding any interest payment date or while the register of Noteholders is closed.

9. Prescription

Noteholders will cease to be entitled to amounts in respect of interest which remain unclaimed for a period of five years and to amounts due in respect of principal which remain unclaimed for a period of ten years, in each case from the date on which the relevant payment first becomes due.

10. No Listing

No application has been made or is intended to be made to any stock exchange for the Loan Notes to be listed or dealt in.

11. No Registration

The Loan Notes have not been and will not be registered under the United States Securities Act of 1933, as amended, or under the securities laws of any State of the United States, no relevant clearances have been, or will be, obtained from the securities commission of any province of Canada, no prospectus has been, or will be, lodged with the Australian Securities Commission and no steps have been taken, nor will any be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan. Accordingly, the Loan Notes may not be offered, sold, resold, delivered or distributed (directly or indirectly) in or into the United States (except in transactions exempt from, or not subject to, the registration requirements of the Securities Act), Canada, Australia or Japan nor to or for the account or benefit of any Restricted Overseas Person.

12. Governing Law

The Loan Notes and the Loan Note Instrument will be governed by and construed in accordance with English law.
                                       33

                                   APPENDIX 3

                  FINANCIAL AND OTHER INFORMATION RELATING TO
                               DOMINION RESOURCES

Nature of financial information

The financial information contained in this Appendix 3 is extracted from the audited consolidated accounts of Dominion Resources for the three years ended 31 December 1995, on which the audit opinions were unqualified, and from the unaudited quarterly statement for the period ended 30 September 1996.

1. Directors of Dominion Resources

   Thomas E. Capps             Chairman, President and Chief Executive Officer

   John B. Adams Jr.           Director

   John B. Bernhardt           Director

   Benjamin J. Lambert, III    Director

   Richard L. Leatherwood      Director

   Harvey L. Lindsay Jr.       Director

   Kenneth A. Randall          Director

   William T. Roos             Director

   Frank S. Royal              Director

   Judith B. Sack              Director

   S. Dallas Simmons           Director

   Robert H. Spilman           Director


2. Principal and registered office of Dominion Resources

The principal and registered office of Dominion Resources is at Riverfront Plaza
- West Tower, 901 East Byrd Street, Richmond, Virginia 23219-4069, United States of America.

3. Financial Statements
(a) Consolidated statements of income


                                                                     Years ended 31 December
                                                                  1995           1994           1993
                                                          ($ millions)   ($ millions)   ($ millions)
                                                          ------------   ------------   ------------

Operating revenues and income:
  Electric utility                                             4,350.4        4,170.8        4,187.3
  Nonutility                                                     301.3          320.3          246.6
                                                          ------------   ------------   ------------
Total operating revenues and income                            4,651.7        4,491.1        4,433.9
                                                          ------------   ------------   ------------
Operating expenses:
  Fuel, net                                                    1,006.9          973.0          959.5
  Purchased power capacity, net                                  688.4          669.4          646.1
  Restructuring                                                  121.5              -              -
  Other operation                                                724.0          739.6          647.8
  Maintenance                                                    260.5          263.2          279.5
  Depreciation, depletion and amortisation                       551.0          533.1          509.5
  Other taxes                                                    273.8          274.6          264.2
                                                          ------------   ------------   ------------
Total operating expenses                                       3,626.1        3,452.9        3,306.6
                                                          ------------   ------------   ------------
Operating income                                               1,025.6        1,038.2        1,127.3
Other income                                                       7.3           13.5           15.1
                                                          ------------   ------------   ------------
Income before fixed charges and federal income taxes           1,032.9        1,051.7        1,142.4
                                                          ------------   ------------   ------------
Fixed charges:
Interest charges, net                                            381.7          360.3          373.5
Preferred dividends of Virginia Power                             44.1           42.2           42.1
                                                          ------------   ------------   ------------
Total fixed charges                                              425.8          402.5          415.6
                                                          ------------   ------------   ------------
Income before provision for federal income taxes                 607.1          649.2          726.8
Provision for federal income taxes                               182.1          171.0          210.2
                                                          ------------   ------------   ------------
Net income                                                       425.0          478.2          516.6
                                                          ============   ============   ============


Common Stock Data:

Average number of shares of common stock
     outstanding (in millions)                                   173.8          170.3          165.7
Earnings per common share                                        $2.45          $2.81          $3.12
Dividends paid per common share                                  $2.58          $2.55          $2.48

(b) Consolidated statements of retained earnings

                                                                     Years ended 31 December
                                                                  1995           1994            1993
                                                          ($ millions)   ($ millions)    ($ millions)
                                                          ------------   ------------    ------------

Net income                                                      425.0          478.2            516.6
Retained earnings as at 1 January                             1,455.2        1,417.8          1,319.1
Common dividends and other deductions:
Dividends                                                      (448.7)        (434.7)          (411.2)
Other deductions                                                 (3.9)          (6.1)            (6.7)
                                                          -----------    -----------     ------------

Retained earnings as at 31 December                           1,427.6        1,455.2          1,417.8
                                                          ===========    ===========     ============

(c) Consolidated balance sheet


                                                                   At 31 December
                                                                             1995
Assets                                                               ($ millions)
                                                                     ------------

Current assets:
  Cash and cash equivalents                                                  66.7
  Trading securities                                                         10.8
  Customer accounts receivable, net                                         362.6
  Other accounts receivable                                                 104.2
  Accrued unbilled revenues                                                 179.5
Materials and supplies at average cost or less
  Plant and general                                                         160.2
  Fossil fuel                                                                71.2
  Other                                                                     141.5
                                                                     ------------
                                                                          1,096.7
                                                                     ------------
Investments:
  Investments in affiliates                                                 436.2
  Available-for-sale securities                                             285.5
  Nuclear decommissioning trust funds                                       351.4
  Investments in real estate                                                133.0
  Other                                                                     236.6
                                                                     ------------
                                                                          1,442.7
                                                                     ------------
Property, plant and equipment:
(includes plant under construction of $512.1)                            15,977.4
  Less accumulated depreciation, depletion and amortisation

                                                                          5,655.1
                                                                     ------------
                                                                         10,322.3
                                                                     ------------
Deferred charges and other assets:
  Regulatory assets                                                         816.4
  Other                                                                     225.2
                                                                     ------------
                                                                          1,041.6
Total assets                                                         ------------
                                                                         13,903.3
                                                                     ============



                                                                     At 31 December
                                                                               1995
Liabilities and shareholders' equity                                   ($ millions)
                                                                     --------------
Current liabilities:
  Securities due within one year                                             420.8
  Short-term debt                                                            236.6
  Accounts payable, trade                                                    336.7
  Accrued interest                                                           110.5
  Accrued payrolls                                                            77.7
  Severance costs accrued                                                     42.5
  Customer deposits                                                           55.4
  Other                                                                      114.0
                                                                     -------------
                                                                           1,394.2
                                                                     -------------
Long-term debt:
  Utility                                                                  3,889.4
  Nonrecourse-nonutility                                                     523.5
  Other                                                                      199.0
                                                                     -------------
                                                                           4,611.9
                                                                     -------------
Deferred credits and other liabilities:
  Deferred income taxes                                                    1,661.1
  Investment tax credits                                                     272.2
  Deferred fuel expenses                                                      57.7
  Other                                                                      340.2
                                                                     -------------
                                                                           2,331.2
                                                                     -------------
Total liabilities                                                          8,337.3
                                                                     -------------
Commitments and contingencies
Virginia Power obligated mandatorily redeemable
  preferred securities of subsidiary trust*                                  135.0
                                                                     -------------
Preferred stock:
  Virginia Power stock subject to mandatory redemption                       180.0
                                                                   -------------
  Virginia Power stock not subject to mandatory redemption                   509.0
                                                                     -------------
Common shareholders' equity:
  Common stock-no par authorised 300,000,000 shares,
    outstanding-176,414,110 shares at 1995                                 3,303.5
  Retained earnings                                                        1,427.6
  Allowance on available-for-sale securities                                  (6.7)
  Other paid-in capital                                                       17.6
                                                                     -------------
                                                                           4,742.0
                                                                     -------------
Total liabilities and shareholders' equity                                13,903.3
                                                                     =============

*As described in Note (xii), the 8.05% Junior Subordinated Notes totalling $139.2 million principal amount constitute 100% of the Trust's assets.

(d) Consolidated statement of cash flows

                                                                                                                       Year ended
                                                                                                                      31 December
                                                                                                                             1995
                                                                                                                     ($ millions)
                                                                                                                     ------------
Cash flows from (to) operating activities:
Net income                                                                                                                  425.0
Adjustments to reconcile net income to net cash:
  Depreciation, depletion and amortisation                                                                                  633.5
  Deferred income taxes                                                                                                      26.4
  Investment tax credits, net                                                                                               (16.9)
  Allowance for other funds used during construction                                                                         (6.7)
  Deferred fuel expenses                                                                                                      6.2
  Deferred capacity expenses                                                                                                  6.4
  Restructuring expenses                                                                                                     96.2
  Non-cash return on terminated construction project costs - pre tax                                                         (8.4)
  Gain on sale of trust units                                                                                                (8.7)
  Changes in current assets and liabilities:
    Accounts receivable                                                                                                     (38.7)
    Accrued unbilled revenues                                                                                               (27.7)
    Materials and supplies                                                                                                   61.1
    Accounts payable, trade                                                                                                 (37.6)
    Accrued interest and taxes                                                                                               33.6
  Provision for rate refunds                                                                                                (12.2)
  Other changes                                                                                                              39.8
                                                                                                                     ------------
Net cash flows from operating activities                                                                                  1,171.3
                                                                                                                     ------------
Cash flows from (to) financing activities:
Issuance of common stock                                                                                                    161.7
Issuance of preferred stock
Preferred securities of subsidiary trust                                                                                    135.0
Issuance of long-term debt:
  Utility                                                                                                                   240.0
  Non-recourse-non-utility                                                                                                   54.3
Issuance of short-term debt                                                                                                 101.1
Repayment of long-term debt and preferred stock                                                                            (553.0)
Common dividend payments                                                                                                   (448.7)
Other                                                                                                                       (20.5)
                                                                                                                     ------------
Net cash flows to financing activities                                                                                     (330.1)
                                                                                                                     ------------
Cash flows from (used in) investing activities:
Utility capital expenditures (excluding AFC-equity funds)                                                                  (577.5)
Acquisition of natural gas and independent power properties                                                                (128.5)
Sale of accounts receivable, net                                                                                           (160.0)
Sale of trust units                                                                                                          16.4
Other investments                                                                                                           (71.6)
                                                                                                                     ------------
Net cash flows used in investing activities                                                                                (921.2)
                                                                                                                     ------------
Decrease in cash and cash equivalents                                                                                       (80.0)
Cash and cash equivalents at beginning of the year                                                                          146.7
                                                                                                                     ------------
Cash and cash equivalents at end of the year                                                                                 66.7
                                                                                                                     ============

                                       38

(i) Significant Accounting Policies

General

Dominion Resources is a holding company headquartered in Richmond, Virginia. Its primary business is Virginia Electric and Power Company ("Virginia Power"), which is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within a 30,000 square mile area in Virginia and northeastern North Carolina. It sells electricity to retail customers (including governmental agencies) and to wholesale customers such as rural electric cooperatives and municipalities. The Virginia service area comprises about 65% of Virginia's total land area, but accounts for over 80% of its population.

The company also operates business subsidiaries active in independent power production; the acquisition and sale of natural gas reserves; in financial services, and in real estate. Some of the independent power and natural gas projects are located in foreign countries. Net assets of approximately $200 million are involved in independent power production operations in Latin America.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Dominion Resources is currently exempt from regulation as a registered holding company under the Public Utility Holding Company Act of 1935.

Accounting for the utility business conforms with generally accepted accounting principles as applied to regulated public utilities and as prescribed by federal agencies and the commissions of the states in which the utility business operates.

Consolidation

The Consolidated Financial Statements include the accounts of Dominion Resources and its subsidiaries. In consolidation, all significant inter-company transactions and accounts have been eliminated.

Operating Revenues and Income

Utility revenues are recorded on the basis of service rendered. Dividend income on securities owned is recognised on the ex-dividend date.

Investment in common stocks of affiliates representing 20% to 50% ownership, and joint ventures and partnerships representing generally 50% or less ownership interests, are accounted for under the equity method.

Property, Plant and Equipment

Utility plant is recorded at original cost, which includes labour, materials, services, AFC (where permitted by regulators), and other indirect costs.

The cost of acquisition, exploration and development of natural resource properties is accounted for under the successful efforts method.

Interest is capitalised in connection with the construction of major facilities. The capitalised interest is recorded as part of the asset to which it relates and is amortised over the asset's estimated useful life. In 1995, 1994 and 1993, $14.1 million, $13.8 million, and $11.1 million of interest cost was capitalised, respectively. Capitalised interest includes AFC - other funds for certain regulatory jurisdictions of $6.7 million, $6.4 million and $5.1 million for the years ended 31 December 1995, 1994 and 1993, respectively.

Major classes of property, plant and equipment and their respective balances are:



                                                                                                                            At 31
                                                                                                                         December
                                                                                                                             1995
                                                                                                                     ($ millions)
                                                                                                                     ------------

Utility:
  Production                                                                                                              7,340.0
  Transmission                                                                                                            1,316.1
  Distribution                                                                                                            4,215.7
  Other electric                                                                                                            817.7
  Construction work-in-progress                                                                                             512.1
  Nuclear fuel                                                                                                              836.0
                                                                                                                     ------------
Total utility                                                                                                            15,037.6
                                                                                                                     ------------
Nonutility:
  Natural gas properties                                                                                                    395.7
  Independent power properties                                                                                              462.7
  Construction work-in-progress                                                                                                 -
  Other                                                                                                                      81.4
                                                                                                                     ------------
Total nonutility                                                                                                            939.8
                                                                                                                     ------------
Total property, plant and equipment                                                                                      15,977.4
                                                                                                                     ============


Depreciation, Depletion and Amortisation

Depreciation of utility plant (other than nuclear fuel) is computed using the straight-line method based on projected useful service lives. The cost of depreciable utility plant retired and the cost of removal, less salvage, are charged to accumulated depreciation. The provision for depreciation on utility plant was based on weighted average depreciable plant using a rate of 3.2% for 1995, 1994 and 1993.

Owned nuclear fuel is amortised on a unit-of-production basis sufficient to amortise fully, over the estimated service life, the cost of the fuel plus permanent storage and disposal costs.

Costs in excess of net assets acquired from equity investments are amortised over periods not to exceed 40 years.

Nuclear Decommissioning

Nuclear plant decommissioning costs are accrued and recovered through rates over the expected service lives of Virginia Power's nuclear generating units. The amounts collected from customers are being placed in trusts, which, with the accumulated earnings thereon, will be utilised solely to fund future decommissioning obligations.


                                                                    North Anna                                 Surry
                                                                    Unit 1            Unit2               Unit 1            Unit2
NRC licence expiration year                                           2018             2020                 2012             2013
                                                              ($ millions)     ($ millions)         ($ millions)     ($ millions)
Method of decommissioning                                            DECON            DECON                DECON            DECON

Current cost estimate (1994)                                         247.0            253.6                272.4            274.0
External trusts balance at 31 December 1995                           84.1             78.9                 96.2             92.2
1995 contribution to external trusts                                   6.1              5.7                  8.0              8.7
                                                              ============     ============         ============     ============

Approximately every four years, site-specific studies are prepared to determine the decommissioning cost estimate for Virginia Power's four nuclear units. The current cost estimate is based on the DECON method, which assumes the activities associated with the decontamination or prompt removal of radioactive contaminants will begin shortly after cessation of operations so that the property may be released for unrestricted use.

The accumulated provision for decommissioning of $351.4 million is included in accumulated depreciation, depletion and amortisation at 31 December 1995. Provisions for decommissioning of $28.5 million, $24.5 million and $24.4 million applicable to 1995, 1994 and 1993, respectively, are included in depreciation, depletion and amortisation expense. The net unrealised gain of $40.7 million associated with securities held by Virginia Power's Nuclear Decommissioning Trust at 31 December 1995 are included in the accumulated provision for decommissioning.

Earnings of the trust funds were $15.9 million, $15.2 million and $16.3 million for 1995, 1994 and 1993, respectively, and are included in other income in the Consolidated Financial Statements.

The accretion of the accumulated provision for decommissioning, equal to the earnings of the trust funds, is also recorded in other income.

The Financial Accounting Standards Board (FASB) is reviewing the accounting for nuclear plant decommissioning. If current electric utility industry practices for such decommissioning are changed, annual provisions for decommissioning could increase. FASB has tentatively determined that the estimated cost of decommissioning should be reported as a liability rather than as accumulated depreciation and that a substantial portion of the decommissioning obligation should be recognised earlier in the operating life of the nuclear plant.

During its deliberations, FASB has expanded the scope of this project to include similar unavoidable obligations to perform closure and post-closure activities incurred as a condition to operate assets other than nuclear power plants. Whether this position, if adopted, would impact other assets of Virginia Power cannot be determined at this time. Furthermore, the FASB has tentatively determined that it would be inappropriate to account for cost of removal as negative salvage; thus, any forthcoming standard may also cause changes in industry plant depreciation practices.

Federal Income Taxes

Dominion Resources and its subsidiaries file a consolidated federal income tax return.

Dominion Resources adopted SFAS No. 109, "Accounting for Income Taxes" in 1992 which requires companies to measure and record deferred tax assets and liabilities for all temporary differences. Temporary differences occur when events and transactions recognised for financial reporting result in taxable or tax-deductible amounts in future periods. The regulatory treatment of temporary differences can differ from the requirements of SFAS No. 109. Accordingly Virginia Power recognises a regulatory asset if it is probable that future revenues will be provided for the payment of those deferred tax liabilities. Similarly, in the event a deferred tax liability is reduced to reflect changes in tax rates, a regulatory liability is established if it is probable that a future reduction in revenue will result.

Due to regulatory requirements, Virginia Power accounts for investment tax credits under the "deferral method" which provides for the amortisation of these credits over the service lives of the property giving rise to the credits.

Allowance for Funds Used During Construction

The applicable regulatory Uniform System of Accounts defines AFC as the cost during the construction period of borrowed funds used for construction purposes and a reasonable rate on other funds when so used.

The pre-tax AFC rates for 1995, 1994 and 1993 were 8.9%, 8.9% and 9.4%, respectively. Approximately 83% of Virginia Power's construction work in progress (CWIP) is now included in rate base and a cash return is collected currently thereon.

Deferred Capacity and Fuel Expenses

Approximately 90% of fuel expenses and 80% of capacity expenses are subject to deferral accounting. Under this method, the difference between reasonably incurred actual expenses and the level of expenses included in current rates is deferred and matched against future revenues.

Amortisation of Debt Issuance Costs

Dominion Resources defers and amortises any expenses incurred in the issuance of long-term debt including premiums and discounts associated with such debt over the lives of the respective issues. Any gains or losses resulting from the refinancing of Virginia Power debt are also deferred and amortised over the lives of the new issues of long-term debt as permitted by the appropriate regulatory commission. At Virginia Power, gains or losses resulting from the redemption of debt without refinancing are amortised over the remaining lives of the redeemed issues.

Marketable Securities

Dominion Resources adopted, effective 1 January 1994, SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The standard requires companies to account for and classify investments in equity securities that have readily determinable fair values and for all investments in debt securities based on management's intent. The investments are to be classified into three categories and accounted for in the following manner.

Debt securities which are intended to be held to maturity are classified as held-to-maturity securities and reported at amortised cost. Debt and equity securities purchased and held with the intent of selling them in the current period are classified as trading securities. They are reported at fair value and unrealised gains and losses are included in earnings. Debt and equity securities that are neither held-to-maturity or trading are classified as available-for-sale securities. These are reported at fair value with unrealised gains and losses reported in shareholders' equity, net of tax.

Nonrecourse-Nonutility Financings

Dominion Resources' nonutility subsidiaries issue debt to finance their operations and obtain financings that generally are secured by the assets of the nonutilty subsidiaries. However, Dominion Resources may be required to provide contingent equity support or to maintain a minimum net worth at the nonutility subsidiaries. These financings have been segregated on the accompanying financial statements to distinguish their nonrecourse nature.

Cash

Current banking arrangements generally do not require checks to be funded until actually presented for payment. At 31 December 1995 and 1994, the company's accounts payable included the net effect of checks outstanding but not yet presented for payment of $70.1 million.

For the purposes of the Consolidated Statements of Cash Flows, Dominion Resources considers cash and cash equivalents to include cash on hand and temporary investments purchased with a maturity of three months or less.



Supplementary Cash Flow Information

                                                                                           1995
                                                                                   ($ millions)
                                                                                   ------------

Cash paid during the year for:
  Interest (reduced for net costs of borrowed funds capitalised)                         376.0
  Federal income taxes                                                                   159.6
Non-cash transactions from investing and financing activities:
  Exchange of long-term marketable securities                                             12.3


Reclassification

Certain amounts in the 1994 and 1993 Consolidated Financial Statements have been reclassified to conform to the 1995 presentation.

(ii)    Sale of Receivables

Virginia Power has an agreement to sell, with limited recourse, certain accounts receivable including unbilled amounts, up to a maximum of $200 million. Additional receivables are continually sold, at Virginia Powers' discretion, to replace those collected up to the limit. At 31 December 1995 no amount was outstanding. The limited recourse is provided by Virginia Power's assignment of an additional undivided interest in accounts receivable to cover any potential losses to the purchaser due to uncollectable accounts. Virginia Power has provided for the estimated amount of such losses in its accounts.


(iii) Taxes

                                                                                                    Years ended 31 December
                                                                                                1995           1994           1993
                                                                                                 ($ millions, except percentages)
                                                                                             -------        -------        -------
Taxes other than federal income tax:
  Real estate and property                                                                      91.2           83.9           84.8
  State and local gross receipts                                                               104.8          104.9          100.8
  Payroll                                                                                       31.1           33.9           31.3
  Other                                                                                         46.7           51.9           47.3
                                                                                             -------        -------        -------
                                                                                               273.8          274.6          264.2
                                                                                             =======        =======        =======
Provision for federal income taxes:
Included in operating expenses:
  Current                                                                                      179.8          120.8          197.2
                                                                                             -------        -------        -------
Tax effects of temporary/timing differences:
  Liberalised depreciation                                                                      56.6           61.3           50.6
  Indirect construction costs                                                                  (13.8)         (21.5)         (23.2)
  Other plant related items                                                                     12.1            4.0           19.9
  Deferred fuel                                                                                 (2.2)           0.8           11.8
  Deferred capacity                                                                             (3.8)          (9.0)         (24.7)
  Separation costs                                                                             (12.4)
  Customer accounts reserve                                                                                    36.8          (34.9)
  Intangible drilling costs                                                                      3.6            4.1           15.3
  Other, net                                                                                   (20.9)          (9.2)          17.4
                                                                                             -------        -------         -------
                                                                                                19.2           67.3           32.2
                                                                                             -------        -------         -------
Net deferred investment tax credits - amortisation                                             (16.9)         (17.1)         (19.2)
                                                                                             -------        -------         -------
Total provision for federal income tax expense                                                 182.1          171.0          210.2
                                                                                             =======        =======         =======
Computation of provision for federal income tax:
Pre-tax income                                                                                 607.1          649.2           726.8
                                                                                             =======        =======         =======
Tax at statutory federal income tax rate of 35%
  applied to pre-tax income                                                                    212.5          227.2           254.4
Changes in federal income taxes resulting from:
  Preferred dividends of Virginia Power                                                         15.4           14.8            14.8
  Amortisation of investment tax credits                                                       (16.9)         (17.1)          (16.1)
  Nonconventional fuel credit                                                                  (28.2)         (32.0)          (30.5)
  Other, net                                                                                    (0.7)         (21.9)          (12.4)
                                                                                             -------       --------         -------
Total provision for federal income tax expense                                                 182.1          171.0           210.2
                                                                                             =======       ========         =======
Effective tax rate                                                                              30.0%          26.3%           28.9%
                                                                                             =======       ========         =======


Dominion Resources net noncurrent deferred tax liability is attributable to:


                                                                                                                            At 31
                                                                                                                         December
                                                                                                                             1995
                                                                                                                     ($ millions)
                                                                                                                     ------------
Assets:
  Deferred investment tax credits                                                                                          (96.4)
                                                                                                                     -----------
Liabilities:
  Depreciation method and plant basis differences                                                                        1,403.5
  Income taxes recoverable through future rates                                                                            171.6
  Partnership basis differences                                                                                            111.5
  Other                                                                                                                     70.9
                                                                                                                     -----------
Total deferred income tax liability                                                                                      1,757.5
                                                                                                                     -----------
Net deferred income tax liability                                                                                        1,661.1
                                                                                                                     ===========



(iv) Regulatory Assets

Certain expenses normally reflected in income are deferred on the balance sheet as regulatory assets and are recognised in income as the related amounts are included in rates and recovered from customers. The company's regulatory assets included the following:


                                                                                                                           At 31
                                                                                                                        December
                                                                                                                            1995
                                                                                                                    ($ millions)
                                                                                                                    ------------

Income taxes recoverable through future rates                                                                              484.5
Cost of decommissioning DOE uranium enrichment facilities                                                                   78.5
Deferred losses on reacquired debt, net                                                                                     99.3
North Anna Unit 3 project termination costs                                                                                101.8
Other                                                                                                                       52.3
                                                                                                                    ------------
Total                                                                                                                      816.4
                                                                                                                    ============




Income taxes recoverable through future rates represent principally the tax effect of depreciation differences not normalised. These amounts are amortised as the related temporary differences reverse.

The costs of decommissioning Department of Energy's (DOE) uranium enrichment facilities have been deferred and represent the unamortised portion of Virginia Power's required contributions to a fund for decommissioning and decontaminating the DOE's uranium enrichment facilities.

Virginia Power is making such contributions over a 15-year period with escalation for inflation. These costs are being recovered in fuel rates.


Losses or gains on reacquired debt are deferred and amortised over the lives of the new issues of longterms debt. Gains or losses resulting from the redemption of debt without refinancing are amortised over the remaining lives of the redeemed issues.

The construction of North Anna 3 was terminated in November 1982. All retail jurisdictions have permitted recovery of the incurred costs. For Virginia and FERC jurisdictional customers, the amounts deferred are being amortised from the date termination costs were first includible in rates.

The incurred costs underlying these regulatory assets may represent expenditures by Virginia Power or may represent the recognition of liabilities that ultimately will be settled at some time in the future. For some of those regulatory assets representing past expenditures that are not included in Virginia Power's rate base or used to adjust Virginia Power's capital structure.

Virginia Power is not allowed to earn a return on the unrecovered balance. Of the $816.4 million of regulatory assets at 31 December 1995, approximately
$123 million represent past expenditures that are effectively excluded from the rate base by the Virginia State Corporation Commission that has primary jurisdiction over Virginia Power's rates. However, of that amount $101.8 million represent the present value of amounts to be recovered through future rates for North Anna Unit 3 project termination costs, and thus reflect a reduction in the actual dollars to be recovered through future rates for the time value of money. Virginia Power does not earn a return on the remaining $21.2 million of regulatory assets, effectively excluded from rate base, to be recovered over various recovery periods up to 23 years, depending on the nature of the deferred costs.

(v)      Jointly Owned Plants

The following information relates to Virginia Power's proportionate share of jointly owned plants at 31 December 1995:


                                              Bath County
                                                   Pumped              North Anna              Clover
                                                  Storage                   Power               Power
                                                  Station                 Station             Station
                                             ------------            ------------        ------------
Ownership interest                                   60.0%                   88.4%               50.0%
                                             ($ millions)            ($ millions)        ($ millions)
                                             ------------            ------------        ------------
Utility plant in service                          1,074.8                 1,798.5               289.6
Accumulated depreciation                            188.6                   635.7                 1.5
Nuclear fuel                                            -                   405.1                   -
Accumulated amortisation of nuclear fuel                -                   387.3                   -
CWIP                                                  0.7                   110.9               211.1
                                             ============            ============        ============

The co-owners are obligated to pay their share of all future construction expenditures and operating costs of the jointly owned facilities in the same proportions as their respective ownership interest. Virginia Power's share of operating costs is classified in the appropriate expense category in the consolidated statements of income.

(vi)     Short-Term Debt

Dominion Resources and its subsidiaries have credit agreements with various expiration dates. These agreements provided for maximum borrowings of $885.8 million at 31 December 1995. At 31 December 1995, $48.6 million was borrowed under such agreements and classified as long-term debt.

Dominion Resources credit agreements supported $199 million of Dominion Resources commercial paper at 31 December 1995.

Virginia Power credits agreements, which in September 1995 replaced the intercompany credit agreement with Dominion Resources, supported $169 million of Virginia Power commercial paper at 31 December 1995.

A subsidiary of Dominion Capital also had $91 million of nonrecourse commercial paper outstanding at 31 December 1995. A total of $289 million of the commercial paper was classified as long-term debt at 31 December 1995. The commercial paper is supported by revolving credit agreements that have expiration dates extending beyond one year.

Dominion Resources and its subsidiairies pay fees in lieu of compensating balances in connection with these credit agreements. A summary of short-term debt outstanding at 31 December as follows:

                                                                       Weighted
                                                                        Average
                                                 Amount                Interest
                                            Outstanding                    Rate
                                            ($ millions)                      %
                                            ------------            -----------


1995
Commercial paper                                   169.0                   5.79
Term-notes                                          67.6                  11.70
                                            ------------
Total                                              236.6
                                            ============

(vii)      Marketable Securities

Effective 1 January 1994, Dominion Resources adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). The standard prescribes how companies are to account for and report investments in equity securities that have readily determinable fair values and for all investments in debt securities. This standard is effective for fiscal years beginning after 15 December 1993.

Securities classified as available-for-sale as of 31 December follow:

                                                      Gross
                                   Gross            Unrealised
                                 Unrealised          Holding          Aggregate
                        Cost    Holding Gains         Losses          Fair Value
Security Type   ($ millions)    ($ millions)       ($ millions)      ($ millions)
                ------------   ---------------   ---------------  ----------------
1995
Equity             288.3            8.0                 16.5             279.8
Debt                 5.8                                 0.1               5.7

Maturities of debt securities classified as available-for-sale as of 31 December 1995.

                                       Aggregate Type Cost        Fair Value
                                          ($ millions)           ($ millions)
                                       -------------------       ------------

Tax exempt obligations:
0-5 years                                       0.3                   0.3
After five years                                5.1                   5.0
Temporary investments and deposits:
0-5 years                                       0.1                   0.1
After five years                                0.3                   0.3

For the years ended 31 December 1995 and 1994, the proceeds from the sales of available-for-sale securities were $49.4 million and $35.8 million, respectively. The gross realised gains and losses were $10.4 million and $0.1 million for 1995 and $0.4 million and $1.6 million for 1994, respectively. The basis on which the cost of these securities was determined is specific identification. For 1994, the gross gains included in earnings from transfers of securities from the available-for-sale category into the trading category was $0.8 million. The changes in net unrealised holding gain or loss on available-for-sale securities has resulted in an increase in the separate component of shareholders equity during the year ended 31 December 1995 of $41.1 million, net of tax, and a decrease of $47.2 million, net of tax, for the year ended 31 December 1994. The changes in net realised holding gain or loss on trading securities increased earnings during the year ended 31 December 1995 by $2.1 million and decreased earnings by $10 million for the year ended 31 December 1994.

In 1993, the company accounted for marketable securities as prescribed in SFAS No. 12, "Accounting for Certain Marketable Securities." A net realised gain of $12.5 million on the sale of marketable securities was included in net income for the year ended 31 December 1993.

(viii) Fair Value of Financial Instruments

The fair value amounts of the company's financial instruments have been determined using available market information and valuation methodologies deemed appropriate in the opinion of management. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the company could realise in a current market exchange. The use of different market assumptions and/or estimation assumptions may have a material effect on the estimated fair value amounts.


                                                   At 31 December 1995
                                           Carrying Amount  Estimated Fair Value
                                             ($ millions)       ($ millions)
                                             ------------       ------------

Assets:
  Cash and cash equivalents                        66.7             66.7
  Trading securities                               10.8             10.8
  Available-for-sale securities                   285.5            285.5
  Pollution control project funds                  11.9             11.9
  Notes receivable                                 43.1             43.7
  Nuclear decommissioning trust funds             351.4            351.4
Liabilities:
  Short-term debt                                 236.6            236.6
  Long-term debt                                5,058.8          5,322.4
  Preferred securities of a subsidiary trust      135.0            140.4
  Preferred stock                                 180.0            190.9


Cash and Cash Equivalents: The carrying amount of these items is a reasonable estimate of their fair value.

Marketable Securities and Nuclear Decommissioning Trust Funds: The estimated fair value is determined based on quoted market prices, dealer quotes, and prices obtained from independent pricing sources.

Notes Receivable: The carrying value approximates fair value due to the variable rate or term structure of the notes receivable.

Short Term Debt and Long Term Debt: Market values are used to determine the fair value for debt securities for which a market exists. For debt issues that are not quoted on an exchange, interest rates currently available to the company for issuance of debt with similar terms and remaining maturities are used to estimate fair value. The carrying amount of debt issues with short-term maturities and variable rates that are refinanced at current market rates is a reasonable estimate of their fair value.

Preferred Securities of Subsidiary Trust: The fair value is based on market quotations.

Preferred Stock: The fair value of the fixed-rate preferred stock subject to mandatory redemption was estimated by discounting the dividend and principal payments for a representative issue of each series over the average remaining life of the series.

(ix) Long-Term Debt
                                                                 Year ended 31
                                                                 December 1995
                                                                   ($ millions)
                                                      --------------------------

Virginia Power First and Refunding Mortgage Bonds:(1)
  Series U, 5.125%, due 1997                                              49.3
  1992 Series B, 7.25%, due 1997                                         250.0
  1988 Series A, 9.375%, due 1998                                        150.0
  1992 Series F, 6.25%, due 1998                                          75.0
  1989 Series B, 8.875%, due 1999                                        100.0
  1993 Series C, 5.875%, due 2000                                        135.0
  1992 Series D, 7.625%, due 2007                                        215.0
  Various series, 6.0%-8%, due 2001-2004                                 805.0
  Various series, 5.45%-8.75%, due 2020-2025                           1,144.5
                                                                       -------
Total First and Refunding Mortgage Bonds                               2,923.8
                                                                       -------
Other long-term debt:
  Virginia Power:
    Bank loans, notes and term loans, 6.15%-10.8%, due 1995-2003         762.7
    Pollution control and financings:(2)
      Money market municipals, due 2008-2027(3)                          488.6
Dominion Resources:
  Commercial paper(4)                                                    199.0
                                                                       -------
Total other long-term debt                                             1,450.3
                                                                       -------
Nonrecourse - Nonutility Debt:
  Dominion Resources:
    Bank loans, 9.25%, due 2008                                           21.7
  Dominion Capital:
    Senior notes, fixed rate, 6.12%-11.875%, due 1996-2005(5)            102.0
    Term notes, fixed rate, 4.6%-12.48%, due 1994-2020                   204.0
    Revolving credit agreements, due 1994-1998(6)                         34.6
    Commercial paper(7)                                                   90.0
  Dominion Energy:
    Term loan, 7.22% (1993 - 10.13%), due 1996(8)                         68.6
    Revolving credit agreements, due 1996(9)                              14.0
    Term loan, 5.445%, due 1998                                           55.0
    Bank loans, 9.70%-13.20%, due 2005                                    35.0
    Bank loans, 4.5%-6.43%, due 1996-2024                                 59.8
                                                                       -------
Total nonrecourse - nonutility debt                                      684.7
                                                                       -------
Less amounts due within one year:
  Bank loans, notes and term loans                                       259.6
  Sinking fund obligations
  Nonrecourse - nonutility                                               161.2
                                                                       -------
Total amount due within one year                                         420.8
                                                                       -------
Less unamortised discount, net of premium                                 26.1
                                                                       -------
Total long-term debt                                                   4,611.9
                                                                       =======

(1) Substantially all of Virginia Power's property is subject to the lien of the mortgage securing its First and Refunding Mortgage Bonds.

(2) Certain pollution control equipment at Virginia Power's generating facilities has been pledged or conveyed to secure these financings.

(3) Interest rates vary based on short-term tax-exempt market rates. The weighted average daily interest rates were 3.89% and 2.96% for 1995 and 1994, respectively.

(4) See Note (vi) to the Consolidated Financial Statements.

(5) The Rincon Securities common stock owned by Dominion Capital is pledged as collateral to secure the loan.

(6) The weighted average interest rates during 1995 and 1994 were 6.76% and 5.19%, respectively.

(7) The weighted average interest rates during 1995 and 1994 were 5.91% and 4.27%, respectively.

(8) The Enron/Dominion Cogen Corp. common stock owned by Dominion Energy is pledged as collateral to secure the loan.

(9) The weighted average interest rates during 1995 and 1994 were 6.04% and 4.72%, respectively.

On 8 February 1996, Dominion Energy established a $400 million revolving credit facility through ABN AMRO North America, Inc. The interest rate is variable and is presently set at LIBOR plus 14. Proceeds from the revolver were used to retire a $55 million term loan on 15 February 1996. In addition, a $100 million revolving credit agreement was cancelled by the company on 8 February 1996.

Maturities (including cash sinking fund obligations) through 2000 are as follows (in millions): 1996-$420.8; 1997-$459.1; 1998-$481.2; 1999-$275.3; and
2000-$260.4.

(x) Common stock

During 1995 the company purchased on the open market and retired 685,500 shares of common stock for an aggregate price of $24.8 million. From 1993 through 1995, the following changes in common stock occurred:

                                                 1995                              1994                             1993
                                                       Amount                            Amount                            Amount
                                 Share Outstanding  ($ millions)  Shares Outstanding  ($ millions)  Shares Outstanding  ($ millions)
                                 -----------------  ------------  ------------------  ------------  ------------------  ------------
Balance at 1 January                   172.4          3,157.6           168.1           2,991.0           163.8            2,796.3
Changes due to:
Automatic Dividend
  Reinvestment and Stock
  Purchase Plan                          2.9            107.6             2.9             112.2             2.6              115.3
Stock Purchase Plan for
  Customers of Virginia Power            1.4             45.8             1.3              51.3             1.0               51.6
Employee Savings Plan                    0.2              8.3             0.6              23.2             0.7               29.7
Stock repurchase and retirement         (0.7)           (24.8)           (0.6)            (20.7)
Other                                    0.2              9.0             0.1               0.6                               (1.9)
                                       -----          -------           -----           -------           -----            -------
Balance at 31 December                 176.4          3,303.5           172.4           3,157.6           168.1            2,991.0
                                       =====          =======           =====           =======           =====            =======

(xi) Long-term incentive plan

A long-term incentive plan (the Plan) provides for the granting of nonqualified stock options and restricted stock to certain employees of Dominion Resources and its affiliates. The aggregate number of shares of common stock that may be issued pursuant to the Plan is 3,750,000. The changes in share and option awards under the Plan were as follows:

                                                       Price                          Option
                                  Restricted         Per Share       Stock            Price          Shares
                                    Shares              ($)         Options            ($)         Exercisable
                                  ----------         ---------      -------          --------      -----------
Balance at 31 December 1992          17,024                          14,706                           14,706
                                    =======                          ======                           ======
Awards granted - 1993                19,457        $41.875-$42.75
Exercised/distributed                (9,582)                         (2,242)      $27.75-$29.625
                                    -------                          ------                           ------
Balance at 31 December 1993          26,899                          12,464                           12,464
                                    =======                          ======                           ======
Awards granted - 1994                19,842        $40.625-$40.875
Exercised/distributed                (5,555)                         (1,388)             $29.625
                                    -------                          ------                           ------
Balance at 31 December 1994          41,186                          11,076                           11,076
                                    =======                          ======                           ======
Awards granted - 1995                25,320                $37.625
Exercised/distributed               (21,576)
                                    -------                          ------                           ------
Balance at 31 December 1995          44,930                          11,076                           11,076
                                    =======                          ======                           ======

(xii) Virginia Power Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust

In 1995, Virginia Power established Virginia Power Capital Trust I (VP Capital Trust). VP Capital Trust sold 5,400,000 shares of Preferred Securities for $135 million, representing preferred beneficial interests and 97% beneficial ownership in the assets held by VP Capital Trust.

Virginia Power issued $139.2 million of its 1995 Series A, 8.05% Junior Subordinated Notes (the Notes) in exchange for the $135 million realised from the sale of the Preferred Securities and $4.2 million of common securities of VP

Capital Trust. The common securities represent the remaining 3% beneficial ownership interest in the assets held by VP Capital Trust. The Notes constitute 100% of VP Capital Trust's assets.

The Notes are due 30 September 2025, but may be extended up to an additional ten years, subject to satisfying certain conditions. However, Virginia Power may redeem the Notes on or after 30September 2000, under certain circumstances. The Preferred Securities are subject to mandatory redemption upon repayment of the Notes at maturity or earlier redemption. At redemption, each Preferred Security shall be entitled to receive a liquidation amount of $25 plus accrued and unpaid distributions, including any interest thereon.

(xiii) Preferred Stock

Dominion Resources is authorised to issue up to 20,000,000 shares of preferred stock; however, no such shares are issued and outstanding.

Virginia Power has authorised 10,000,000 shares of preferred stock, $100 liquidation preference. Upon voluntary liquidation, each share is entitled to receive $100 plus accrued dividends. Dividends are cumulative. Virginia Power preferred stock subject to mandatory redemption at 31 December 1995 was as follows:



Series ($)           Shares Outstanding
----------           ------------------
5.58                     400,000(1)(2)
6.35                   1,400,000(1)(3)
                       ---------
Total                  1,800,000
                       =========

(1) Shares are non-callable prior to redemption.
(2) All shares to be redeemed on 1/3/00.
(3) All shares to be redeemedd on 1/9/00.

During the years 1993 through 1995, the following shares were redeemed:

         Dividend
Year       ($)             Shares
         --------          ------

1995       7.30           417,319
1994       7.30            37,681
1993       7.30            30,000
1993       7.58           480,000
1993      7.325           400,419

At 31 December 1995, Virginia Power preferred stock not subject to mandatory redemption, $100 liquidation preference, is listed in the table below.


Dividend          Issued and Outstanding Shares   Entitled Per Share Upon
($)                            ($)                     Redemption ($)
--------          -----------------------------   -----------------------

5.00                       106,677                        112.50
4.04                        12,926                        102.27
4.20                        14,797                        102.50
4.12                        32,534                        103.73
4.80                        73,206                        101.00
7.05                       500,000                        105.00(1)
6.98                       600,000                        105.00(2)
MMP 1/87 series(3)         500,000                        100.00
MMP 6/87 series(3)         750,000                        100.00
MMP 10/88 series(3)        750,000                        100.00
MMP 6/89 series(3)         750,000                        100.00
MMP 9/92A(3)               500,000                        100.00
MMP 9/92B(3)               500,000                        100.00
                         ---------
Total                    5,090,140
                         =========

(1) Through 31/7/03 and thereafter to amounts declining in steps to $100.00 after 31/7/13.
(2) Through 31/8/03 and thereafter to amounts declining in steps to $100.00 after 31/8/13.
(3) Money Market Preferred (MMP) dividend rates are variable and are set every 49 days via an auction. The weighted average rates for these series in 1995, 1994 and 1993, including fees for broker/dealer agreements, were 4.93%, 3.75% and 3.01%, respectively.

During the years 1993 through 1995, the following shares were redeemed:

                         Dividend
Year                       ($)             Shares
                         --------          ------


1995                       7.45           400,000
1995                       7.20           450,000
1993                       7.72           350,000
1993 (1972 series)         7.72           500,000

(xiv) Retirement Plan, Postretirement Benefts and Other Benefits

Retirement Plan: Dominion Resources' Retirement Plan (the Plan) covers virtually all employees of Dominion Resources and its subsidiaries. The benefits are based on years of service and the employee's compensation. Dominion Resources' funding policy is to contribute annually an amount that is in accordance with the provisions of the Employment Retirement Income Security Act of 1974.

The components of the provision for net periodic pension expense were as follows:

                                                            Years ended 31 December
                                                      1995        1994          1993
                                                 ($ millions) ($ millions)  ($ millions)
                                                 ------------ ------------  ------------
Service cost-benefits earned during the year          23.4        24.6           21.9
Interest cost on projected benefit obligation         54.9        46.3           46.3
Actual return on plan assets                         (56.7)      (51.3)         (49.3)
Net amortisation and deferral                         (0.7)        0.1           (2.6)
                                                     -----       -----          -----
Net periodic pension cost                             20.9        19.7           16.3
                                                     =====       =====          =====

The following table sets forth the Plan's funded status:

                                                                     At 31 December
                                                                          1995
                                                                      ($ millions)
                                                                     --------------
Actuarial present value of benefit obligations:
Accumulated benefit obligation, includuing vested benefit
  of 1995-$540.2 and 1994-$480.9                                            607.4
                                                                           ======
Projected benefit obligation for service rendered to date                   767.0
Plan assets at fair value, primarily listed stocks and U.S. bonds           763.6
                                                                           ------
Plan assets in excess of projected benefit obligation                        (3.4)
Unrecognised net loss from past experience different
  from that assumed and effects of changes in assumptions                    35.7
Unrecognised prior services cost                                              5.3
Unrecognised net asset at 1st January being recognised over
  16 years beginning in 1986                                                (25.1)
                                                                           ------
Prepaid (accrued) pension cost included in other assets (liabilities)        12.5
                                                                           ======

Significant assumptions used in determining net periodic pension cost and the projected benefit obligation were:

                                                At 31 December
                                                         1995
                                                         (%)
                                                --------------
Discount rates                                        8.00
Rates of increase in compensation levels                 5
Expected long-term rate of return                      9.5
                                                ==============

Postretirement Benefits: Dominion Resources and its subsidiaries provide retiree health care and life insurance benefits through insurance companies with annual premiums based on benefits paid during the year. From time to time in the past, Dominion Resources and its subsidiaries have changed benefits. Some of these changes have reduced benefits. Under the terms of their benefits plans, the companies reserve the right to change, modify or terminate the plans.

Net periodic postretirement benefit expense for 1995 and 1994 was as follows:

                                            Years ending      31 December
                                                1995              1994
                                            ($ millions)      ($ millions)
                                            ------------      ------------
Service cost                                      8.9              11.2
Interest cost                                    21.9              21.8
Return on plan assets                            (6.1)              0.9
Amortisation of transition obligations           12.1              12.1
Net amortisation and deferral                     0.1              (4.1)
                                                -----            ------
Net periodic postretirement benefit expense      36.9              41.9
                                                =====            ======

The following table sets forth the funded status of the plan:

                                                                    31 December
                                                                         1995
                                                                    ($ millions)
                                                                    ------------
Fair value of plan assets                                                  96.3
                                                                    -----------
Accumulated postretirement benefit obligation:
  Retirees                                                                211.4
  Active plan participants                                                 99.2
                                                                    -----------
  Accumulated postretirement benefit obligation                           310.6
                                                                    -----------
Accumulated postretirement benefit obligation in
  excess of plan assets                                                  (214.3)
Unrecognised transition obligation                                        206.2
Unrecognised net experience gain                                            8.6
                                                                    -----------
Prepaid postretirement benefit cost                                         0.5
                                                                    ===========

A 1% increase in the health care cost trend rate would result in an increase of $3.5 million in the service and interest cost components and a $37.2 million increase in the accumulated post-retirement benefit obligation.

Significant assumptions used in determining the post-retirement benefit obligation were:

                                                           1995
                                                       -----------
Discount rates                                                8.0%
Assumed return on plan assets                                 9.0%
Medical cost trend rate                          9% for first year
                                                8% for second year
                                                   Scaling down to
                                                4.75% beginning in
                                                     the year 2001


Virginia Power is recovering these costs in rates on an accrual basis in all material respects, in all jurisdictions. Current and future rate recoveries of OPEB accruals are expected to collect sufficient amounts to provide for the unfunded accumulated post-retirement obligation over time.

The funds being collected for OPEB accrual in rates, in excess of OPEB benefits actually paid during the year, are contributed to external benefit trusts under Virginia Power's current funding policy.

Other Benefits

In 1994, Virginia Power offered an early retirement programme to employees aged 50 or older and offered a voluntary separation programme to all regular full-time employees. Approximately 1,400 employees accepted offers under these programmes. The costs associated with these programmes were $90.1 million. Virginia Power capitalised $25.9 million based upon regulatory precedent and expensed $64.2 million.

(xv) Restructuring

In March 1995, Virginia Power announced the implementation phase of its Vision 2000 programme. During this phase, Virginia Power began reviewing operations with the objective of out-sourcing services where economical and appropriate, and re-engineering the remaining functions to streamline operations. The re-engineering process is resulting in outsourcing, decentralisation, reorganisation and downsizing for portions of Virginia Power's operations. As part of this process, Virginia Power is re-evaluating its utilisation of capital resources in its operations to identify further opportunities for operational efficiencies through outsourcing or re-engineering of its processes.

In 1995, restructuring charges of $121.5 million contain $117.9 million of Virginia Power's restructuring charges which included severance costs, purchased power contract cancellation and negotiated settlement costs, capital project cancellation costs, and other costs incurred directly as a result of the Vision 2000 initiatives. The Vision 2000 review of operations is expected to continue through 1996. At this time, Virginia Power management cannot estimate the restructuring costs yet to be incurred.

In May 1995, Virginia Power established a comprehensive involuntary severance package for salaried employees who lose their positions as a result of these initiatives. Virginia Power is recognising the cost associated with employee terminations in accordance with Emerging Issues Task Force Concensus No. 94-3 as management identifies the positions to be eliminated. Severance payments will be made over a period not to exceed twenty months. Through 31 December 1995, management had decided to eliminate 1,018 positions. The recognition of severance costs resulted in a charge to operations in 1995 of $51.2 million. At 31 December 1995, 507 employees have been terminated and severance payments totalling $8.7 million have been paid. Virginia Power estimates that these staffing reductions will result in annual savings, net of outsourcing costs, in the range of $50 million to $60 million. These savings will be reflected in lower construction expenditures as well as lower operation and maintenance expenses.

In an effort to minimise its exposure to potential stranded investment, Virginia Power is evaluating its long-term purchased power contracts and negotiating modifications to their terms, including cancellations, where it is determined to be economically advantageous to do so. Virginia Power also negotiated settlements with several other parties to terminate their rights to sell power to Virginia Power. The cost of contract cancellations and negotiated settlements was $8.1 million in 1995. Based on contract terms and estimated quantities of power that would have otherwise been delivered, the cancellation of these contracts and rights to sell power to Virginia Power has the effect of reducing Virginia Power's future purchased power costs, including energy payments, by up to $214 million annually. The cost of alternative sources of power that might ultimately be required as a result of these settlements are expected to be significantly less than $214 million.

Restructuring charges reported in 1995 included $37.3 million for the cancellation of a project to construct a facility to handle low level radioactive waste at Virginia Power's North Anna Power Station. As a result of re-evaluating the handling of low level radioactive waste, Virginia Power concluded that the facility should not be completed due to the additional capital investment required, decreased Virginia Power volumes of low level radioactive waste resulting from improvements in station procedures and the availability of more economical offsite processing.

As a regulated utility, Virginia Power provides service to its customers at rates based on its cost of operations and an opportunity to earn a return on its shareholder's investment. From time to time, Virginia Power reviews its cost of providing regulated services and files such information with certain regulatory commissions having jurisdiction. Virginia Power or the regulatory commissions may initiate proceedings to review rates charged to Virginia Power jurisdictional customers. The incurrence of restructuring charges and the savings resulting therefrom in subsequent periods are elements of Virginia Power's cost of operations. Accordingly, Vision 2000 costs and related savings will be considered in any future review of Virginia Power's overall regulatory cost of service.

(xvi) Commitments and Contingencies

As the result of issues generated in the course of daily business, the company is involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies. While some of the proceedings involve substantial amounts of money, management believes that the final disposition of these proceedings will not have an adverse material effect on operations or the financial position of the company.

Virginia Power

Federal Energy Regulatory Commission Audit

The Federal Energy Regulatory Commission (FERC) has recently conducted a compliance audit of Virginia Power's financial statements for the years 1990 to 1994. Virginia Power has received a preliminary draft of the audit report in which certain compliance exceptions were noted. Virginia Power has supplied information to the FERC staff relating to these preliminary exceptions, but no final audit report has been issued. Based on information available at this time, the disposition of these issues is not expected to have a significant effect on Virginia Power's financial position or results of operations.

Construction Programme

Virginia Power has made substantial commitments in connection with its construction programme and nuclear fuel expenditures, which are estimated to total $569.3 million (excluding AFC) for 1996. Additional financing is contemplated in connection with this programme.

Purchased Power Contracts

Since 1984, Virginia Power has entered into contracts for the long-term purchase of capacity and energy from other utilities, qualifying facilities and independent power producers. As of 31 December 1995, there were 67 non-utility generating facilities under contract to provide Virginia Power 3,493 megawatts of dependable summer capacity. Of these, 66 projects (aggregating 3,295 megawatts) were operational at the end of 1995, with the remaining project to become operational before 1998. The following table shows the minimum payments expected to be made under these contracts. The totals include payments for capacity, which are subject to generating performance as provided by the contracts, and payments for the minimum amounts of energy Virginia Power is obligated to buy and the producers provide.

                                                Commitments
                                          Capacity           Other
                                        ($ millions)     ($ millions)
                                        ------------     ------------
1996                                         738.3            207.4
1997                                         784.7            213.2
1998                                         788.8            219.8
1999                                         791.6            224.2
2000                                         707.4            163.6
After 2000                                11,106.3          1,200.9
                                          --------          -------
Total                                     14,917.1          2,229.1
                                          ========          =======
Present value of the total                 6,860.7          1,243.4
                                          ========          =======

In addition to the commitments listed above, under some contracts, Virginia Power may purchase, at its option, additional power as needed. Payments for purchased power (including economy, emergency, limited-term, short-term and long-term purchases) for the years 1995, 1994 and 1993 were $1,093 million, $1,025 million and $958 million, respectively.

Fuel Purchase Commitments

Virginia Power's estimated fuel purchase commitments for the next five years for system generation are as follows: 1996-$348 million; 1997-$319 million; 1998-$205 million; 1999-$137 million; and 2000-$151 million.

Environmental Matters

Environmental costs have been historically recovered through the ratemaking process; however, should material costs be incurred and not recovered through rates, Virginia Power's results of operations and financial condition could be adversely impacted.

The Environmental Protection Agency has identified Virginia Power and several other entities as Potentially Responsible Parties (PRPs) at two Superfund sites located in Kentucky and Pennsylvania. The estimated future remediation costs for the sites are in the range of $46.5 million to $134.6 million. Virginia Power's proportionate share of the costs is expected to be in the range of $0.5 million to $6.7 million, based upon allocation formulas and the volume of waste shipped to the sites. As of 31 December 1995, Virginia Power accrued a reserve of $1.4 million to meet its obligations at these two sites.

Based on a financial assessment of the PRPs involved at these sites, Virginia Power has determined that it is probable that the PRPs will fully pay the costs apportioned to them.

Virginia Power and Dominion Resources along with Consolidated Natural Gas have remedial action responsibilities remaining at two coal tar sites. Virginia Power and Dominion Resources have accrued a $2 million reserve to meet their estimated liability based on site studies and investigations performed at these sites. In addition, on 13 December 1995, a civil action was instituted against the City of Norfolk and Virginia Power by a landowner who alleges that his property has been contaminated by toxic pollutants originating from one of these sites, which is now owned by the City of Norfolk. The plaintiff seeks compensatory damages of $10 million and punitive damages of $5 million from Virginia Power. The Company filed its answer denying liability on 10 January 1996.

Virginia Power generally seeks to recover its costs associated with environmental remediation from third party insurers. At 31 December 1995 pending claims were not recognised as an asset or offset against recorded obligations.

Nuclear Insurance

The Price-Anderson Act limits the public liability of an owner of a nuclear power plant to $8.9 billion for a single nuclear incident. The Price Anderson Amendments Act of 1988 allows for an inflationary provision adjustment every five years. Virginia Power has purchased $200 million of coverage from commercial insurance pools with the remainder provided through a mandatory industry risk-sharing programme. In the event of a nuclear incident at any licensed nuclear reactor in the United States, Virginia Power could be assessed up to $81.7 million (including a 3% insurance premium tax for Virginia, for each of its four licensed reactors not to exceed $10.3 million (including a 3% insurance premium tax for Virginia) per year per reactor. There is no limit to the number of incidents for which this retrospective premium can be assessed.

Nuclear liability coverage for claims made by nuclear workers first hired on or after 1 January 1988, except those arising out of an extraordinary nuclear occurrence, is provided under the Master Worker insurance programme. (Those first hired into the nuclear industry prior to 1 January 1988 are covered by the policy discussed above.) The aggregate limit of coverage for the industry is $400 million ($200 million policy limit with automatic reinstatement of an additional $200 million).

Virginia Power's maximum retrospective assessment is approximately $12.5 million (including a 3% insurance premium tax for Virginia).

Virginia Power's current level of property insurance coverage ($2.55 billion for North Anna and $2.4billion for Surry) exceeds the NRC's minimum requirement for nuclear power plant licensees of $1.06billion per reactor site, and includes coverage for premature decommissioning and functional total loss. The NRC requires that the proceeds from this insurance be used first to return the reactor to and maintain it in a safe and stable condition, and second to decontaminate the reactor and station site in accordance with a plan approved by the NRC. Virginia Power's nuclear property insurance is provided by Nuclear Mutual Limited (NML) and Nuclear Electric Insurance Limited (NEIL), two mutual insurance companies, and is subject to retrospective premium assessments in any policy year in which losses exceed the funds available to these insurance companies. The maximum assessment at the first incident of the current policy period is $42.7 million. The maximum assessment related to a second incident is an additional $15.4 million. Based on the severity of the incident, the boards of directors of Virginia Power's nuclear insurers have the discretion to lower the maximum retrospective premium assessment or eliminate either or both completely. For any losses that exceed the limits, or for which insurance proceeds are not available because they must first be used for stabilisation and decontamination. Virginia Power has the financial responsibility.

Virginia Power purchases insurance from NEIL to cover the cost of replacement power during the prolonged outage of a nuclear unit due to direct physical damage of the unit. Under this programme, Virginia Power is subject to a retrospective premium assessment for any policy year in which losses exceed funds available to NEIL. The current policy period's maximum assesssment is $9 million.

As a joint owner of the North Anna Power Station, ODEC is responsible for its proportionate share (11.6%) of the insurance premiums applicable to that station, including any retrospective premium assessments and any losses not covered by insurance.

Dominion Resources

Under the terms of an investment agreement, Dominion Resources must provide contingent equity support to Dominion Energy in the amount of $56.5 million. Management believes the possibility of such support to Dominion Energy is remote.

Dominion Energy

Dominion Energy has general partnership interests in certain of its energy ventures. Accordingly, Dominion Energy may be called upon to fund future operation of these investments to the extent operating cash flow is insufficient.

4. Third Quarter Results

Set out below are extracts from the text of the unaudited third-quarter results for Dominion for the period ended 30 September.

(a) Consolidated statements of income (unaudited)

                                                                         Nine months ended
                                                                           30 September
                                                                      1996               1995
                                                                  ($ millions)       ($ millions)
                                                                  ------------       ------------
Operating revenues and income:
  Electric utility                                                   3,371.0           3,324.0
  Nonutility                                                           276.0             193.1
                                                                     -------           -------
Total operating revenues and income                                  3,647.0           3,517.1
                                                                     -------           -------
Operating expenses:
  Fuel, net                                                            745.4             769.8
  Purchased power capacity, net                                        539.0             518.2
  Other operations                                                     556.1             507.9
  Maintainence                                                         187.0             202.6
  Restructuring                                                         29.2              36.6
  Depreciation and amortisation                                        456.7             407.2
  Other taxes                                                          217.3             207.0
                                                                     -------           -------
Total operating expenses                                             2,730.7           2,649.3
                                                                     -------           -------
Operating income                                                       916.3             867.8
Other income                                                             8.4               8.7
                                                                     -------           -------
Income before fixed charges and federal income taxes                   924.7             876.5
                                                                     -------           -------
Fixed charges:
  Interest charges, net                                                293.5             287.4
  Preferred dividends of Virginia Power                                 26.7              34.9
  Preferred distribution of Virginia Power affiliate, net                5.3                 -
                                                                     -------           -------
Total fixed charges                                                    325.5             322.3
                                                                     -------           -------
Income before provision for federal income taxes                       599.2             554.2
Provision for federal income taxes                                     192.6             169.7
                                                                     -------           -------
Net income                                                             406.6             384.5
                                                                     =======           =======
Common Stock Data:
Average number of shares of common stock outstanding (in millions)     177.6             173.2
Earnings per common share                                              $2.29             $2.22
Dividends paid per common share                                       $1.935            $1.935

(b) Consolidated balance sheet (unaudited)

                                                  At 30 September 1996
                                                       ($ millions)
                                                     --------------
Assets

Current assets:
  Cash and cash equivalents                                  56.0
  Trading securities                                         23.2
  Customer accounts receivable, net                         366.0
  Other accounts receivable                                 125.2
  Accrued unbilled revenues                                 154.2
  Accrued taxes                                              20.4
Materials and supplies:
  Plant and general                                         148.9
  Fossil fuel                                                70.6
  Mortgage loans in warehouse                               228.1
  Other                                                     162.4
                                                         --------
                                                          1,355.0
                                                         --------
Investments                                               1,487.5
                                                         --------
Property, plant and equipment:                           16,763.0
  Less accumulated depreciation and amortisation          6,230.1
                                                         --------
                                                         10,532.9
                                                         --------
Deferred charges and other assets:
  Regulatory assets                                         688.9
  Other                                                     431.4
                                                         --------
                                                          1,120.3
                                                         --------
Total assets                                             14,495.7
                                                         ========
                                       58

                                                         At 30 September 1996
                                                                  ($ millions)
                                                                --------------

Liabilities and shareholders' equity

Current liabilities:
  Securities due within one year                                         394.4
  Short-term debt                                                        193.9
  Accounts payable, trade                                                351.7
  Accrued payroll                                                         98.2
  Accrued interest                                                       102.7
  Accrued taxes                                                           81.5
  Severance costs accrued                                                 24.7
  Other                                                                  134.8
                                                                      --------
                                                                       1,381.9
                                                                      --------
Long-term debt:
  Utility                                                              3,581.1
  Nonrecourse - nonutility                                             1,067.7
  Other                                                                  271.5
                                                                      --------
                                                                       4,920.3
                                                                      --------
Deferred credits and other liabilities:
  Deferred income taxes                                                1,711.0
  Investment tax credits                                                 259.5
  Deferred fuel expenses                                                  11.8
  Other                                                                  477.7
                                                                      --------
                                                                       2,460.0
                                                                      --------
Total liabilities                                                      8,762.2
                                                                      --------
Commitments and contingencies
Virginia Power obligated mandatorily redeemable
  preferred securities of subsidiary trust                               135.0
                                                                      --------
Preferred stock:
  Virginia Power stock subject to mandatory redemption                   180.0
                                                                      --------

  Virginia Power stock not subject to mandatory redemption               509.0
                                                                      --------
Common shareholders' equity:
  Common stock-no par                                                  3,412.7
  Retained earnings                                                    1,487.8
  Allowance on available-for-sale securities                              (8.1)
  Other                                                                   17.1
                                                                      --------
                                                                       4,909.5
                                                                      --------
Total liabilities and shareholders' equity                            14,495.7
                                                                      ========
                                       59

(c) Consolidated statement of cash flows (unaudited)

                                                         Nine months ended
                                                         30 September 1996
                                                              ($ millions)
                                                         -----------------
Cash flows from (used in) operating activities:
  Net income                                                     406.6
  Adjustments to reconcile net income to net cash:
    Depreciation, depletion and amortisation                     521.1
    Deferred income taxes                                         60.4
    Investment tax credits, net                                  (12.8)
    Allowance for other funds used during construction            (2.6)
    Deferred fuel expenses                                       (45.9)
    Deferred capacity expenses                                    14.8
    Non-cash return on terminated construction projects           (5.0)
    Changes in assets and liabilities:
      Accounts receivable                                         (7.1)
      Accrued unbilled revenues                                   25.7
      Materials and supplies                                      12.0
      Accounts payable, trade                                      7.6
      Accrued interest and taxes                                  56.9
      Mortgage loans in warehouse                               (228.1)
      Other changes                                              (94.5)
                                                                ------
Net cash flows from operating activities                         709.1
                                                                ------
Cash flows from (used in) financing activites:
  Issuance of common stock                                       122.9
  Issuance of long-term debt:
    Utility                                                       24.5
    Nonrecourse-nonutility                                       552.3
  Repayment of short-term debt, net                              (41.9)
  Repayment of long-term debt and preferred stock               (283.0)
  Common dividend payments                                      (343.8)
  Other                                                          (19.5)
                                                                ------
Net cash flows from financing activities                          11.5
                                                                ------
Cash flows from (used in) investing activities:
  Capital expenditures (excluding AFC-equity funds)             (511.4)
  Investments in marketable securities                            (8.1)
  Other                                                         (211.8)
                                                                ------
Net cash flows used in investing activities                     (731.3)
                                                                ------
Decrease in cash and cash equivalents                            (10.7)
Cash and cash equivalents at beginning of period                  66.7
                                                                ------
Cash and cash equivalents at end of period                        56.0
                                                                ======
5. Material Changes

Save as disclosed in paragraph 4 of this Appendix 3 there has been no material change in the financial or trading position of the Dominion Resources Group since 31 December 1995, the date to which the latest published audited financial statements of Dominion Resources were prepared.

                                   APPENDIX 4

                  FINANCIAL AND OTHER INFORMATION RELATING TO
                           EAST MIDLANDS ELECTRICITY

Nature of financial information

        The financial information contained in this Appendix 4 is extracted from the audited consolidated accounts of East Midlands Electricity for the years ended 31 March 1994, 1995 and 1996, as appropriate. The split of turnover and operating profit between continuing and discontinued businesses has not been shown on the basis that it is not material to the overall understanding of the financial information.

1.      Directors of East Midlands Electricity

        Sir Nigel Rudd (Chairman)*
        Norman Askew (Chief Executive)
        Nicholas Corah (Deputy Chairman)*
        Chris Boon
        Gareth Cooper*
        Bob Davies
        Jim Keohane
        Alan Schroeder*
        Keith Stanyard
        David Thompson*

 *      Non-executive director

2. Financial Statements

(a) Consolidated profit and loss accounts


                                                       Years ended 31 March 1996             1995          1994
                                                                           Excluding
                                                    Total         NGG            NGG
                                                 ((pound)    ((pound)       ((pound)      ((pound)      ((pound)
                                                millions)   millions)      millions)     millions)     millions)
                                                ---------   ---------      ---------     ---------     ---------
Turnover                                         1,194.5      (105.3)       1,299.8       1,369.0       1,444.5
                                                 =======     =======        =======       =======       =======
Operating profit
  Operating profit excluding exceptional
    core business restructuring costs              106.9      (102.2)         209.1         199.4         182.8
  Exceptional core business
    restructuring costs                            (21.2)          -          (21.2)            -             -
  Utilisation of fundamental
    restructuring provisions                         0.7           -            0.7           8.5             -
                                                 -------     -------        -------       -------       -------
Total operating profit (loss)                       86.4      (102.2)         188.6         207.9         182.8
                                                 -------     -------        -------       -------       -------
Exceptional items
  Losses incurred in connection
    with discontinued operations                    (4.0)          -           (4.0)         (4.6)            -
  Utilisation of fundamental
    restructuring provisions                         4.0           -            4.0           4.6             -
                                                 -------     -------        -------       -------       -------
  Fundamental restructuring charges                    -           -              -         (12.0)       (129.5)
  Release of fundamental restructuring provisions   11.4           -           11.4          12.4             -
  Surplus on disposal of discontinued operations    20.0           -           20.0             -             -
                                                 -------     -------        -------       -------       -------
Total exceptional items                             31.4           -           31.4           0.4        (129.5)
                                                 -------     -------        -------       -------       -------
Share of profits (losses) of associated
  undertakings                                       2.6           -            2.6          (0.9)         (2.2)
Dividends from The National Grid Group plc (NGG)   175.5       175.5              -          17.0          15.8
Other income from fixed asset investments            1.5           -            1.5             -             -
                                                 -------     -------        -------       -------       -------
Profit on ordinary activities before interest
  and taxation                                     297.4        73.3          224.1         224.4          66.9
Net interest payable                                (9.9)          -           (9.9)        (10.4)        (15.7)
                                                 -------     -------        -------       -------       -------
Profit on ordinary activities before taxation      287.5        73.3          214.2         214.0          51.2
Tax on profit on ordinary activities               (49.8)       14.0          (63.8)        (49.3)        (23.5)
                                                 -------     -------        -------       -------       -------
Profit for the financial year                      237.7        87.3          150.4         164.7          27.7
Dividends
  Ordinary dividends                               (62.3)          -          (62.3)        (56.0)        (49.7)
  Special dividend                                (238.6)          -         (238.6)       (186.5)            -
  Distribution of NGG shares                      (292.5)     (292.5)             -             -             -
                                                 -------     -------        -------       -------       -------
Total dividends                                   (593.4)     (292.5)        (300.9)       (242.5)        (49.7)
                                                 -------     -------        -------       -------       -------
Transferred from reserves                         (355.7)     (205.2)        (150.5)        (77.8)        (22.0)
                                                 =======     =======        =======       =======       =======

                                                        Years ended 31 March 1996         1995          1994
                                                                            Excluding
                                                     Total        NGG          NGG
                                                   (Pence per   (Pence per   (Pence per  (Pence per   (Pence per
                                                      share)       share)       share)      share)       share)
                                                  ----------   ----------   ----------   ----------   ----------
Earnings per share
  Earnings per share, before exceptional items          78.7           -          78.7         71.8        58.0
  Earnings per share relating to NGG,
    after tax                                           45.0        45.0             -          6.5         5.7
  Other exceptional items, after tax                    12.3           -          12.3          0.2       (51.0)
                                                      ------      ------        ------       ------      ------
Earnings per share - nil basis                         136.0        45.0          91.0         78.5        12.7
  Advance corporation tax written off                  (13.4)          -         (13.4)           -           -
                                                      ------      ------        ------       ------      ------
Earnings per share - net basis                         122.6        45.0          77.6         78.5        12.7
                                                      ======      ======        ======       ======      ======

(b) Statement of total recognised gains and losses

                                                       Years ended 31 March 1996           1995         1994
                                                                            Excluding
                                                    Total         NGG          NGG
                                                  ((pound)     ((pound)     ((pound)     ((pound)     ((pound)
                                                  millions)    millions)    millions)    millions)    millions)
                                                  ----------   ----------   ----------   ----------   ----------
Profit for the financial year                        237.7          87.3        150.4        164.7         27.7
Surplus on revaluation of
  investment in NGG                                  212.9         212.9            -            -            -
Capital gains tax                                    (49.1)        (49.1)           -            -            -
                                                    ------        ------       ------       ------       ------
Total recognised gains
  and losses                                         401.5         251.1        150.4        164.7         27.7
                                                    ======        ======       ======       ======       ======


The investment in NGG was revalued as at 1 October 1995 and the surplus arising was subsequently realised on the distribution and listing of NGG in December 1995.

(c) Reconciliation of movements in equity shareholders' funds


                                                          Years ended 31 March 1996
                                                                             Excluding
                                                    Total        NGG           NGG
                                                  ((pound)     ((pound)     ((pound)
                                                  millions)    millions)    millions)
                                                  ----------   ----------   ----------
Profit for the financial year                         237.7         87.3        150.4
Ordinary dividends                                    (62.3)           -        (62.3)
Special dividend                                     (238.6)           -       (238.6)
Distribution of NGG shares                           (292.5)      (292.5)           -
                                                    -------      -------      -------
                                                     (355.7)      (205.2)      (150.5)
Surplus on revaluation of investment
  in NGG                                              212.9        212.9            -
Capital gains tax                                     (49.1)       (49.1)           -
Proceeds from shares issued during
  the year                                             10.8            -         10.8
                                                    -------      -------      -------
Net reduction in equity
  shareholders' funds                                (181.1)       (41.4)      (139.7)
                                                                 =======      =======

Equity shareholders' funds at
  1 April 1995                                        572.5
                                                    -------
Equity shareholders' funds at
  31 March 1996                                       391.4
                                                    =======

Equity shareholders' funds comprise called up share capital and reserves.

(d) Consolidated balance sheet

                                                             At
                                                       31 March
                                                           1996
                                                       ((pound)
                                                      millions)
                                                      ---------

Fixed assets
Tangible assets                                         765.7
Investments                                              18.2
                                                      -------
                                                        783.9
Current assets
  Stocks                                                  7.6
  Debtors - due within one year                         127.5
    - due after more than one year                       18.8
  Current asset investments                             109.2
  Cash at bank and in hand                                8.2
                                                      -------
                                                        271.3
Creditors: amounts falling due within one year         (346.8)
                                                      -------
Net current liabilities                                 (75.5)
                                                      -------
Total assets less current liabilities                   708.4
Creditors: amounts falling due
  after more than one year                             (253.0)
Provisions for liabilities and charges                  (64.0)
                                                      -------
Net assets                                              391.4
                                                      =======
Capital and reserves
  Called up share capital                               112.7
  Share premium account                                  11.0
  Capital redemption reserve                              0.1
  Profit and loss account                               267.6
                                                      -------
Equity shareholders' funds                              391.4
                                                      =======

(e) Consolidated statement of cash flows

                                                             Years ended 31 March 1996
                                                                                  Excluding
                                                          Total          NGG            NGG
                                                       ((pound)     ((pound)       ((pound)
                                                      millions)    millions)      millions)
                                                      ---------    ---------      ---------
Net cash inflow (outflow) from operating activities       185.7       (68.6)         254.3
Returns on investments and servicing of finance
  Interest received                                        10.4           -           10.4
  Interest paid                                           (19.7)          -          (19.7)
  Dividends received from NGG                             113.7       113.7              -
  Distribution from PSB Holding Limited                    48.0        48.0              -
  Dividends and other income received from
    other fixed asset investments                           0.7           -            0.7
  Special dividends paid                                 (239.7)          -         (239.7)
  Other dividends paid                                    (58.3)          -          (58.3)
                                                        -------     -------        -------
Net cash (outflow) inflow from returns
  on investments and servicing of finance                (144.9)      161.7         (306.6)
Taxation
  ACT on distribution of NGG shares                       (53.4)      (53.4)             -
  Other corporation tax paid                               (0.2)          -           (0.2)
                                                        -------     -------        -------
Tax paid                                                  (53.6)      (53.4)          (0.2)
Investing activities
  Purchase of tangible fixed assets                      (104.5)          -         (104.5)
  Customers' contributions to tangible fixed assets        25.0           -           25.0
  Sale of tangible fixed assets                             3.0           -            3.0
  Purchase of shares in NGG                               (14.4)      (14.4)             -
  Investment in own shares                                (10.3)          -          (10.3)
  Options exercised through ESOP                            8.3           -            8.3
  Disposal of businesses                                   38.3           -           38.3
  Net redemption of other fixed asset investments           0.1           -            0.1
  Purchase of current asset investments                    (1.8)          -           (1.8)
                                                        -------     -------        -------
Net cash outflow from investing activities                (56.3)      (14.4)         (41.9)
                                                        -------     -------        -------
Net cash (outflow) inflow before financing                (69.1)       25.3          (94.4)
Financing
  Proceeds from shares issued during the year              10.8           -           10.8
  Issue of Eurobonds                                      100.0           -          100.0
  Net cash outflow from bank and other loans              (46.2)          -          (46.2)
                                                        -------     -------        -------
Net cash inflow from financing                             64.6           -           64.6
                                                        -------     -------        -------
(Decrease) increase in cash and cash equivalents           (4.5)       25.3          (29.8)
                                                        =======     =======        =======

(f) Accounting policies

Basis of preparation

The financial statements have been prepared under the historical cost convention, as modified by the valuation of certain fixed assets. The consolidated financial statements incorporate the results of the company and all its subsidiary and associated undertakings.

Accounting for acquisitions, disposals and goodwill

The results of companies and businesses acquired are dealt with in the group accounts from the date of acquisition. Adjustments are made on acquisition to restate the reported net assets acquired to their fair value to the group. Purchased goodwill, being the excess of the acquisition cost over the fair value of the assets acquired, is written off to reserves at the time of acquisition. A business which is sold or closed is classified as discontinued if its sale or closure has a material effect on the nature and focus of the group's operations, represents a material reduction in the group's operating facilities, and is completed prior to the date of approval of the financial statements. Goodwill which has suffered a permanent diminution in value or which relates to a discontinued business is reinstated in the balance sheet from reserves and then written off through the profit and loss account.

Turnover

Electricity turnover represents the value of electricity supplied and charges for electricity distributed during the year, exclusive of value added tax, including estimates of the sales value of units supplied and charges for electricity distributed to consumers between the date of the last meter reading and the year end.

Where there is an over recovery of distribution or supply business revenues against the regulated maximum allowable amount, revenues are deferred equivalent to the over recovered amount. The deferred amount is deducted from turnover and included in creditors within accruals and deferred income. Where there is an under recovery, no anticipation of any future recovery is made.

Other turnover represents the sale value of contract work performed in the year and the invoice value of other goods sold and services provided, exclusive of value added tax.

Credit sales charges are apportioned over the period of the sales agreements.

Research and development

Expenditure on research and development is written off to the profit and loss account in the year in which it is incurred.

Contributions to pension funds

Pension costs are calculated as a substantially level percentage of pensionable salary and are charged to the profit and loss account so as to spread the cost of pensions over employees' working lives with the group.

Investments

In the consolidated accounts, shares in associated undertakings are accounted for using the equity method of accounting. The consolidated profit and loss account includes the group's share of the pre-tax results and attributable taxation of the associated undertakings. In the consolidated balance sheet, the shares in associated undertakings are shown at the group's share of their net assets, less provisions.

Other fixed asset investments are stated at cost less provisions for permanent diminution in value. Current asset investments are stated at the lower of cost and net realisable value.

Leases

Rental costs under operating leases are charged to the profit and loss account in the period in which they are incurred.

Tangible fixed assets

Tangible fixed assets, other than investment properties, are stated at cost less depreciation and customers' contributions where applicable. Cost includes attributable labour and overheads. The charge for depreciation is calculated to write off these assets over their estimated useful lives. Provision is made for permanent diminution in value where such diminution occurs. The lives of each major class of depreciable asset are as follows:

       Distribution network assets           - 40 years

       Depreciation is charged at 3 per cent. for 20 years, followed by 2 per cent. for the remaining 20 years. Customers' contributions are credited to the profit and loss account over a 40 year period at a rate of 3 per cent. for the first 20 years, followed by 2 per cent. for the remaining 20 years.


       Other assets

       Buildings - freehold                - Up to 60 years
                 - leasehold               - Lower of lease period or 60 years
       Plant, machinery, fixtures
         and equipment                     - Up to 10 years
       Vehicles and mobile plant           - Up to 10 years

       No depreciation is charged on land or assets in the course of construction.

       Investment properties

       In accordance with Statement of Standard Accounting Practice No. 19, investment properties are revalued annually and the aggregate surplus or deficit is transferred to revaluation reserve.

       The Companies Act 1985 requires all properties to be depreciated. However, this requirement conflicts with the generally accepted accounting principle set out in SSAP19. By the adoption of SSAP19 the investment properties have not been depreciated, but in the opinion of the directors this is not material to the financial statements and therefore does not have any effect on the true and fair view.

       Property clawback

       HM Government is entitled to a proportion of any gain realised by the company on certain property disposals made up to 31 March 2000. Full provision for clawback liabilities is made as soon as any disposal decision is taken.

Employee Share Ownership Plan (ESOP)

The consolidated accounts include the accounts of the East Midlands Electricity ESOP. Shares held by the ESOP are included in fixed asset investments at their issue price.

Stocks

Stocks are valued at the lower of cost and net realisable value. The valuation of work in progress is based on the cost of labour plus appropriate production overheads and the cost of materials.

Deferred taxation

Deferred taxation arises in respect of items where there is a timing difference between their treatment for accounting purposes and their treatment for taxation purposes. Provision for deferred taxation, using the liability method, is made to the extent that it is probable that the liability or asset will crystallise in the foreseeable future.

Restructuring

Provision is made when the group becomes demonstrably committed to a restructuring programme.

(g) Exceptional items

                                               Years ended 31 March
                                           1996       1995        1994
                                         ((pound)   ((pound)   ((pound)
                                         millions)  millions)  millions)
                                         ---------  ---------  ---------
Fundamental restructuring charges
Goodwill                                     -           -        (31.5)
Provisions for future costs                  -        (5.2)       (49.5)
Permanent diminution in value of
  assets                                     -        (6.8)       (48.5)
                                          -------   -------      -------
                                             -       (12.0)      (129.5)
                                          =======   =======      =======

                                             1996        1996       1995       1995        1994
                                          ((pound)    ((pound)   ((pound)   ((pound)   ((pound)
                                         millions)   millions)  millions)  millions)  millions)
                                         ---------   ---------  ---------  ---------  ---------
Movement in fundamental
  restructuring provisions
Operating losses charged                                  0.7                   8.5          -
Utilisation of provisions
  in connection with
  discontinued activities
  emco                                        2.7                    3.1
  Homepower                                   1.3         4.0        1.5        4.6          -
                                            -----                  -----
Release of provisions no longer required                 11.4                  12.4          -
                                                       ------                 -----      ------
Total movement in fundamental
  restructuring provisions                               16.1                  25.5          -
                                                       ======                 =====      ======

Year ended 31 March 1996

Exceptional core business restructuring costs in 1996 were in respect of the implementation of the restructuring announced in November 1995 and the changes required in anticipation of the extension of competition in 1998.

The programme to dispose of non-core businesses was completed during the year ended 31 March 1996 with the sale of Ambassador Security Group plc on 30 June 1995 and of the trade and assets of Furse Specialist Contracting (formerly emco Furse) on 1 July 1995 and on 6 December 1995 of W J Furse & Co Limited.

Group operating profit is stated after utilising provisions of (pound)0.4 million in respect of operating losses of Ambassador Security Group plc and (pound)0.3 million in respect of operating losses of discontinued emco divisions. The surpluses of (pound)8.0 million on disposal of Ambassador Security Group plc and (pound)12.0 million from W J Furse & Co Limited were credited to the profit and loss account. In addition closure costs of (pound)4.0 million incurred in the period in respect of discontinued operations were charged directly to provisions.

The taxation credit relating to the non-operating exceptional items amounted to (pound)8.7 million.

Year ended 31 March 1995

During the year ended 31 March 1995 the North, North West and South divisions of the emco contracting business were closed and the emco Boulting division was sold. Net losses relating to the emco divisions discontinued amounting to (pound)11.6 million were charged to provisions, including (pound)8.5 million of operating losses and (pound)3.1 million of other losses. After retaining full provision for future liabilities a net amount of (pound)12.4 million was released to the profit and loss account.

On 22 February 1995 the company announced the sale of the trade and assets of its electrical retailing and appliance servicing joint venture, Homepower Retail Limited, to PowerStore Trading Limited. The sale was completed on 7 May 1995. The company's share of the costs of withdrawal was (pound)30.2 million, (pound)18.2 million of which was covered by the provision for permanent diminution in the value of Homepower related assets at 31 March 1994. The balance of (pound)12.0 million was charged to the profit and loss account, (pound)1.5 million of this was expended before the year end.

Year ended 31 March 1994

On 10 May 1994 the company announced a fundamental realignment of its business, following a thorough review of all the non-core business activities. Restructuring charges of (pound)129.5 million resulted from this review.

(h) The National Grid Group plc (NGG)

At an Extraordinary General Meeting held on 8 December 1995 shareholders approved the distribution in specie of the company's interest in NGG, the holding company of The National Grid Company plc, which owns and operates the high voltage electricity transmission system in England and Wales.

The major transactions associated with the distribution were as follows:

  - each East Midlands Electricity shareholder received 0.713 NGG shares for each East Midlands Electricity share they held on 8 December 1995, rounded down to the nearest whole number of shares;

  - each East Midlands Electricity domestic customer received a one-off discount of (pound)54.60 (including VAT credit) during the early part of 1996;

  - the company received a number of one-off dividends from NGG as part of its capital reorganisation prior to flotation, including a specie dividend of approximately 8.37% of the shares of PSB Holding Limited, the holding company of First Hydro Limited, which owned and operated two pumped storage power stations in Wales;

  - the company reinvested (pound)14.4 million of the above dividends to take up its entitlement under a rights issue made by NGG;

  - the company received an interim dividend from NGG of (pound)7.3 million (including associated tax credit).

Subsequent to the distribution, First Hydro Limited was sold by PSB Holding Limited and PSB Holding Limited entered into a members' voluntary liquidation. An initial distribution of (pound)48.0 million was paid by the liquidator on 4 March 1996 and a further (pound)3.2 million was included in current asset investments.

The financial effects of these transactions on East Midlands Electricity are summarised below:

                                                                      Statement of
                                                                        recognised
                                                                         gains and   Net reserve
                                           Profit and    loss account       losses      movement
                                             ((pound)      ((pound)       ((pound)      ((pound)
Year ended 31 March 1996                    millions)     millions)      millions)     millions)
                                            ---------     ---------      ---------     ---------
Turnover rebate                               (105.3)
Cost of sales adjustment due to
  effect of rebate on fossil fuel levy           9.6         (95.7)
                                             -------
Transaction costs                                             (6.5)
                                                           -------
Net charge to operating results                             (102.2)
Dividends received from NGG
  Specie dividend of shares in PSB Holding
    Limited                                     51.2
  Interim dividend                               7.3
  Other dividends                              117.0         175.5
                                             -------
Tax relief on operating items                   33.7
Tax credits on franked dividends received      (19.7)         14.0
                                             -------       -------
Profit for the financial year                                 87.3            87.3         87.3
Revaluation of shareholding in
  NGG to flotation value                                        -            212.9        212.9
Capital gains tax, before offset of
  available capital losses                                      -            (49.1)       (49.1)
Distribution to shareholders of NGG                         (292.5)              -       (292.5)
                                                           -------         -------      -------
Total                                                       (205.2)          251.1        (41.4)
                                                           =======         =======      =======

Prior to the distribution the company's shareholding in NGG comprised 141,473,684 ordinary shares of 10p each. This holding was revalued, as at 1 October 1995, at (pound)2.07 per share, being the share price on the opening day of trading, 11 December 1995. The distribution to shareholders comprised 141,316,883 shares in NGG, and the remaining 156,801 shares were retained. A further 128,424 shares in NGG were held by the ESOP.


Net cash receipts arising from transactions associated with NGG in the year comprised (pound)9.1 million received in respect of the final dividend for 1995, and (pound)16.2 million in respect of transactions associated with the distribution.

(i) Tax on profit on ordinary activities

                                                             Years ended 31 March 1996       1995      1994
                                                                               Excluding
                                                             Total        NGG        NGG
                                                          ((pound)   ((pound)   ((pound)  ((pound)  ((pound)
                                                         millions)  millions)  millions) millions) millions)
                                                          --------   --------   --------  --------  --------
The group taxation charge comprises
UK corporation tax at 33% (1995: 33%, 1994: 33%)              52.3       15.4      36.9      52.9      50.5
Tax credits on franked investment income                      19.7       19.7        -        3.4       3.3
Deferred taxation                                              6.0         -        6.0      12.5     (22.5)
Associated undertakings                                        0.1         -        0.1        -        0.2
Adjustment to taxation in respect
  of prior year profits                                       (5.2)        -       (5.2)    (19.5)     (8.0)
Advance corporation tax written off                           26.0         -       26.0        -         -
                                                             -----      -----     -----     -----     -----
Total taxation charge for the year                            98.9       35.1      63.8      49.3      23.5
                                                             =====      =====     =====     =====     =====
Charged (credited) to profit and loss account                 49.8      (14.0)     63.8      49.3      23.5
Statement of recognised gains and losses                      49.1       49.1        -         -         -
                                                             -----      -----     -----     -----     -----
Total taxation charge for the year                            98.9       35.1      63.8      49.3      23.5
                                                             =====      =====     =====     =====     =====

The tax charge for 1996 included the gain on the NGG distribution. It has been decreased principally by the tax effect of net timing differences for which no deferred tax has been recognised and the benefit of capital losses that have crystallised in 1996.

Advance corporation tax, in respect of the special dividend, was written off to the extent that the directors did not anticipate its recovery against taxable profits prior to 31 March 1997.

In 1995 the taxation charge for the year reflected the tax effect ((pound)10.9 million) of an excess of tax allowances over depreciation for which no deferred taxation was provided. The movement in the deferred tax asset related to the release of the asset recognised in respect of the fundamental restructuring costs provided for in 1994 ((pound)8.0 million) and to the adjustment ((pound)4.5 million) in respect of prior year profits.

In 1994 a deferred tax asset was set up primarily to recognise the effect of tax on the exceptional restructuring costs.

(j) Dividends

                                                           Years ended 31 March
                                                       1996        1995        1994
                                                    ((pound)    ((pound)    ((pound)
                                                   millions)   millions)   millions)
                                                  ----------  ----------  ----------
Interim paid 9.2p (1995: 8.6p) per 569p share
  (1994: 6.8p per 50p share)                           17.8        16.6       14.8
Final proposed 22.4p (1995: 20.4p)
  per 569p share (1994: 15.9p per 50p share)           44.5        39.4       34.9
Special dividend 120.0p per 569p share
  (1995: 85.0p per 50p share)                         238.6       186.5          -
Specie dividend of shares in NGG                      292.5           -          -
                                                    -------      ------     ------
                                                      593.4       242.5       49.7
                                                    =======      ======     ======

Share capital consolidation

At an Extraordinary General Meeting held on 18 November 1994 shareholders approved the payment of a special dividend of (pound)186.5 million, being 85p
(net) on each 50p ordinary share (106.25p on each ordinary share including associated tax credit) and a consolidation of the company's share capital by the issue of 22 new ordinary shares of 569p each in place of every 25 ordinary shares of 50p previously held. These changes took effect on 24 November 1994.

(k) Earnings per share

The calculation of earnings per share, on the net basis, is based on earnings of (pound)237.7 million (1995: (pound)164.7 million, 1994: (pound)27.7 million) and a weighted average of 193.9 million (1995: 209.9 million, 1994: 218.6 million) ordinary shares in issue and ranking for dividend during the year. In calculating the weighted average number of ordinary shares in issue, shares held under the Employee Share Ownership Plan (ESOP) established on 4 July 1995 have been excluded as the rights to ordinary dividends on these shares have been waived by the ESOP Trustee.

In 1996, earnings per share, on the nil basis, is calculated on earnings of (pound)263.7m. This excludes the advance corporation tax written off.

Earnings per share before exceptional items is stated in order to indicate the effects, in the respective periods, of core business restructuring, transactions relating to NGG, and other exceptional items.

(l) Tangible fixed assets

                                                            Plant,
                                                        machinery,                           Less:
                      Distribution        Land and      fixtures &      Vehicles &      customers'
                           network       buildings       equipment    mobile plant   contributions           Total
                          ((pound)        ((pound)        ((pound)        ((pound)        ((pound)        ((pound)
                         millions)       millions)       millions)       millions)       millions)       millions)
                        ----------      ----------      ----------      ----------      ----------      ----------
Net book value
At 31 March 1996           884.2             40.5            48.9            10.8           218.7           765.7
                        ========          =======         =======         =======          ======          ======

(m) Fixed asset investments

The principal fixed asset investment was a 40% holding in the ordinary share capital of Corby Power Limited (CPL), which owns a 350MW gas fired power station which became operational in March 1994. The other shareholders in CPL are Electricity Supply Board International Consultants Limited, a subsidiary of Electricity Supply Board of Ireland (20%), and Hawker Siddeley Power (Corby) Limited, a subsidiary of BTR plc (40%).

On 30 June 1995, CPL was served with a writ issued by Hawker Siddeley Power Engineering Limited (HSPE) claiming the sum of (pound)43.7 million. The claim relates to the repayment of liquidated damages, cost increases, release of retentions and electricity sold during the commissioning phase of the Corby power station built under contract by HSPE. The directors have been informed by the directors of CPL that, having considered the claim and taken legal and technical advice, the directors of CPL believe that CPL has a good defence to the claim. Accordingly, no further provision has been made in its latest accounts, which relate to its financial year ended 30 September 1995. CPL submitted a defence to the writ to the High Court and legal proceedings have commenced.

The directors of East Midlands Electricity plc are of the opinion that the amount at which the investment in CPL is included in the group balance sheet is appropriate.

At 31 March 1996 Corby Power Limited had non-recourse loan financing liabilities of (pound)171.4 million. The company has entered into a contract for differences expiring on 1 October 2008 with Corby Power Limited, covering the purchase of generated electricity, transactions under which are reflected in these financial statements.

(n) Borrowings

                                                        At
                                                  31 March
                                                      1996
                                                  ((pound)
                                                millions))
                                                ----------

Eurobonds 2016                                      150.0
Eurobonds 2006                                      100.0
Other loans                                          22.0
Bank overdraft                                       76.9
                                                ----------
                                                    348.9
                                                ==========

Analysis of repayments
Within one year
  Cash equivalents                                   76.9
  Other                                              22.0
Over five years                                     250.0
                                                ----------
                                                    348.9
                                                ==========
Eurobonds 2006

On 20 March 1996, the company issued (pound)100 million of unsecured 8.375% bonds, which are repayable at par on 20 March 2006 unless previously redeemed, at the company's option, at a market linked premium to issue price. The net proceeds of the issue were received on 20 March 1996 and have been used for corporate purposes.

Eurobonds 2016

The 12% Eurobonds, which are unsecured, were issued on 13 March 1991. They are repayable at par on 25 March 2016, unless previously redeemed, at the company's option, at a market linked premium to issue price.

                                                       At
                                                 31 March
                                                     1996
                                                 ((pound)
                                               millions))
                                               ----------

Net borrowings
Borrowings                                         348.9
Money market investments and deposits             (106.0)
Cash at bank and in hand                            (8.2)
                                               ----------
                                                   234.7
                                               ==========

(o) Provisions for liabilities and charges

                                       Restructuring       Other      Total
                                            ((pound)    ((pound)   ((pound)
                                           millions)   millions)  millions)
                                       -------------   ---------  ---------
At 1 April 1995                                37.6        19.1       56.7
Applied during the year                        (7.2)       (3.8)     (11.0)
Released to profit and loss account           (11.7)          -      (11.7)
Charged to profit and loss account             27.0         3.0       30.0
                                             ------       -----      -----
At 31 March 1996                               45.7        18.3       64.0
                                             ======       =====      =====

(p) Reconciliation of operating profit (loss) to net cash inflow (outflow) from operating activities

                                    Year ended 31 March 1996

                                                        Excluding
                                   Total          NGG         NGG
                                ((pound)     ((pound)    ((pound)
                                millions     millions    millions
                                --------     --------    --------
Operating profit (loss)             86.4      (102.2)       188.6
Depreciation charges                44.8          -          44.8
Profit on disposal of
  tangible fixed assets*            (2.4)         -          (2.4)
Increase in stocks*                 (1.3)         -          (1.3)
Decrease in debtors*                54.5        34.4         20.1
Decrease in creditors*             (13.8)       (0.8)       (13.0)
Increase in provisions*             23.0          -          23.0
                                --------     --------    --------
Net cash inflow (outflow) from
  operating activities before
  exceptional costs                191.2       (68.6)       259.8
Net cash outflow relating
  to fundamental restructuring      (5.5)         -          (5.5)
                                --------     --------    --------
Net cash inflow (outflow)
  from operating activities        185.7       (68.6)       254.3
                                ========     ========    ========

*Excludes movement related to fundamental restructuring and business disposals.

3. Material changes

So far as the directors of East Midlands Electricity are aware, there has been no material change in the financial or trading position of East Midlands Electricity since 31 March 1996, the date to which the latest published accounts were prepared.

                                   APPENDIX 5
                             ADDITIONAL INFORMATION

1. Responsibility

The directors of DR Investments, whose names are set out below, accept responsibility for the information contained in this document, other than that relating to the East Midlands Electricity Group, the directors of East Midlands Electricity and members of their immediate families. To the best of the knowledge and belief of the directors of DR Investments (who have taken all reasonable care to ensure that such is the case), the information contained herein for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of East Midlands Electricity, whose names are listed in Appendix 4, paragraph 1, accept responsibility for the information contained in this document relating to the East Midlands Electricity Group, the directors of East Midlands Electricity and members of their immediate families. To the best of the knowledge and belief of the directors of East Midlands Electricity (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

2. Directors

(a) The directors of DR Investments are:

    Thomas E. Capps
    Thomas F. Farrell II
    Linwood R. Robertson
    James L. Trueheart

(b) The directors of East Midlands Electricity are as listed in Appendix 4, paragraph 1.

3. Holdings and dealings

In this paragraph 3, disclosure period means the period commencing on 6 November 1995 (the date twelve months prior to the commencement of the Offer Period) and ending on 18 November 1996 (the latest practicable date prior to the publication of this document).

(a) None of the Offeror or any of the directors of the Offeror, members of their immediate families and persons deemed to be acting in concert with the Offeror for the purposes of the Offer owns or controls or (in the case of the directors of the Offeror) is interested in any East Midlands Electricity Shares or any securities convertible into, rights to subscribe for, options (including traded options) or derivatives in respect of East Midlands Electricity Shares, nor has any such person dealt for value therein during the disclosure period.

(b) The interests of the directors of East Midlands Electricity and their immediate families, all of which are beneficial unless otherwise stated, in the share capital of East Midlands Electricity as at 18 November 1996 (the latest practicable date prior to the publication of this document), which have been notified to East Midlands Electricity pursuant to Section 324 or 328 of the Act or which were required to be entered in the register maintained under the provisions of section 325 of the Act, are set out below:

                                                               Number of
                                                               Ordinary
                                                                 Shares
                                                               --------
Norman Askew                                                      3,520
Chris Boon                                                          779
Nicholas Corah                                                    2,657
Jim Keohane                                                       9,748
Keith Stanyard                                                   10,426
David Thompson                                                      271

(c) As at 18 November 1996 (the latest practicable date prior to the publication of this document), the following options over Ordinary Shares had been granted to the directors of East Midlands Electricity under the East Midlands Electricity Share Option Schemes and remained outstanding:



                                                                        No. of
                                                                      Ordinary
                                                           Exercise     Shares
                     Date of   Exercisable                 price in      under
                       grant          from    Lapse date      pence     option
                    ---------  -----------    ----------   --------   --------

Norman Askew         14.12.93     14.12.96     13.12.03        637      44,000
                     04.04.96     01.06.01     30.11.01        490       3,196*
Chris Boon           14.12.93     14.12.96     13.12.03        637      22,000
                     04.04.96     01.06.01     30.11.01        490       3,196*
Bob Davies           04.04.96     01.06.01     30.11.01        490       3,196*
Jim Keohane          14.12.93     14.12.96     13.12.03        637       8,750
                     04.04.96     01.06.01     30.11.01        490       3,196*
Keith Stanyard       09.12.91     09.12.94     08.12.01        303      25,750
                     14.12.93     14.12.96     13.12.03        637       6,000
                     04.04.96     01.06.01     30.11.01        490       1,957*

*Maximum number of Ordinary Shares under the five year Sharesave Scheme

Mr Askew, Mr Boon, Mr Keohane and Mr Stanyard are potential beneficiaries under the East Midlands Electricity Employee Share Ownership Plan (ESOP) and are therefore deemed to have a beneficial interest in all the East Midlands Electricity Shares of the ESOP by virtue of the provisions of section 324 of the Act.

As at close of business on 18 November 1996, the ESOP Trustee held 427,733 East Midlands Electricity Shares.

Under the terms of his contract Mr Davies participates in a bonus scheme which is based on the East Midlands Electricity Share price performance. The bonus is calculated by reference to the stock market value of a notional holding of 66,650 East Midlands Electricity Shares, relative to a base price of (pound)5.93 per share, on a date determinable by Mr Davies between 7 July 1997 and 7 July 1998. Mr Davies may also exercise his rights under the bonus scheme within six months of a person obtaining control (within the meaning of section 840 ICTA
1988) of East Midlands Electricity.

(d) The dealings for value in East Midlands Electricity Shares by the directors of East Midlands Electricity and members of their immediate families during the disclosure period are set out below:

                                                                                          Price per
                                                                            Number of      Ordinary
                                                                             Ordinary      Share in
                           Nature of transaction                 Date          Shares         pence
                           -------------------------------   --------      ----------     ---------
Norman Askew               Exercise of share option          14.12.95         102,500           406
                           Transfer to Mrs D Askew           14.12.95          51,250            -
                           Sale                              14.12.95          51,250           702
                           Sale by Mrs D Askew               14.12.95          51,250           702

Chris Boon                 Purchase of shares in a PEP        25.1.96             131           675

Jim Keohane                Exercise of share option          05.02.96          18,000           303
                           Exercise of share option          05.02.96          16,750           358
                           Sale                              05.02.96          34,750           713
                           Exercise of sharesave option      01.03.96           3,600           175
                           Sale                              01.03.96           1,100           723
                           Transfer to Mrs C A Keohane       01.03.96           2,090            -
                           Sale by Mrs C A Keohane           01.03.96           1,100           723
                           Transfer to Mrs C A Keohane       09.04.96           1,700            -
                           Sale                              09.04.96           1,700           614
                           Sale by Mrs C A Keohane           09.04.96           1,700           614
                           Transfer to Mrs C A Keohane       24.04.96             227            -
                           Transfer to PEP                   14.05.96             410            -
                           Re-investment of dividend in PEP  01.10.96              16           530

Keith Stanyard             Sale                              05.02.96           1,400           711
                           Sale by Mrs M J Stanyard          05.02.96           1,500           711
                           Sale by Mrs M J Stanyard          22.02.96          15,000           729
                           Exercise of sharesave option      01.03.96           3,600           175
                           Sale                              01.03.96           3,600           723

(e) Save as disclosed above, none of East Midlands Electricity or any of the directors of East Midlands Electricity or members of their immediate families owns or controls or (in the case of the directors of East Midlands Electricity) is interested in any East Midlands Electricity Shares or any securities convertible into, rights to subscribe for, or options (including traded options) or derivatives in respect of, East Midlands Electricity Shares ("relevant securities") nor has any such person dealt for value therein during the disclosure period.

(f) As at 18 November 1996, Hoare Govett Corporate Finance Limited and its affiliates owned 4,400 Ordinary Shares.

(g) As at 18 November 1996, save as disclosed above:

    (i) no subsidiary of East Midlands Electricity, no pension fund of any member of the East Midlands Electricity Group, no bank or financial or other professional adviser of East Midlands Electricity (including stockbrokers but excluding exempt market-makers), including any person controlling, controlled by or under the same control as such bank or financial or other professional adviser; and

   (ii) no discretionary fund manager (other than an exempt fund manager) connected with East Midlands Electricity owns or controls any relevant securities, nor has any such person dealt for value therein during the Offer Period.

    Neither East Midlands Electricity, nor any associate of East Midlands Electricity, has any arrangement with any person in relation to relevant securities where "arrangement" includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature which may be an inducement to deal or refrain from dealing.

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References in this paragraph to:

(1) an "associate" are to:

   (i) subsidiaries and associated companies of East Midlands Electricity and companies of which any such subsidiaries or associated companies are associated companies;

  (ii) banks, financial and other professional advisers (including stockbrokers) to East Midlands Electricity or any company covered in (i) above, including persons controlling, controlled by or under the same control as, such banks or financial or other professional advisers;

 (iii) the directors of East Midlands Electricity together with the directors of any company covered in (i) above (together in each case with any member of their immediate families or related trusts);

  (iv) the pension funds of East Midlands Electricity or any company covered in
       (i) above;

(2) a "bank" do not apply to a bank whose sole relationship with East Midlands Electricity is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work.

Ownership or control of 20% or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holdings, of shares carrying 30% or more of the voting rights attributable to the share capital of the company which are currently exercisable at a general meeting, irrespective of whether the holding gives de facto control.

(h) None of East Midlands Electricity or any of the directors of East Midlands Electricity or members of their immediate families is interested in any shares in DR Investments or any securities convertible into, rights to subscribe for, options (including traded options) or derivatives in respect of any shares in DR Investments, nor has any such person dealt for value therein during the disclosure period.

4. Market quotations

The following table shows the closing middle market quotations for East Midlands Electricity Shares as derived from the London Stock Exchange Daily Official List on the first dealing day of each of the six months immediately prior to the date of this document, on 23 October 1996 (the day before the recent bid speculation concerning East Midlands Electricity commenced) and on 5 November 1996 (the last business day prior to the commencement of the Offer Period) and on 18 November 1996 (the latest practicable date prior to the publication of this document):



                                                  East Midlands
Date                                         Electricity Shares
-----------------                            ------------------
1 May 1996                                                 614p
3 June 1996                                                588p
1 July 1996                                                529p
1 August 1996                                              594p
2 September 1996                                         565.5p
1 October 1996                                           537.5p
23 October 1996                                            499p
1 November 1996                                          544.5p
5 November 1996                                          537.5p
18 November 1996                                         618.5p

5. Bases of Calculations and Sources of Information

(a) Unless otherwise stated, the information concerning Dominion Resources is extracted from Dominion Resources' 1995 Annual Report, 1994 Annual Report, 1993 Annual Report and Form 10-Q for the quarter ended 30 September 1996 or has been supplied by Dominion.

(b) Unless otherwise stated, the information concerning East Midlands Electricity is extracted from East Midlands Electricity's annual reports and accounts for the years ended 31 March 1996, 31 March 1995 and 31 March 1994 or has been supplied by East Midlands Electricity.

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(c) The value of the Offer is based on 198.4 million Ordinary Shares in issue.

(d) The closing middle market prices of Ordinary Shares are derived from the London Stock Exchange Daily Official Lists for the relevant dates.

(e) All amounts in US Dollars have been translated to sterling at a rate of (pound)1=$1.65.

6. Regulatory position of Dominion Resources

Dominion Resources holds "exempt status" under the US Public Utility Holding Company Act of 1935. In order to retain this status under the 1935 Act, in connection with the proposed acquisition of East Midlands Electricity, Dominion Resources has obtained the necessary certifications from the Virginia State Corporation Commission ("SCC") and the North Carolina Public Utility Commission ("PUC") that the SCC and the PUC have the authority and resources to protect the ratepayers within their jurisdictions and that they have the intention to do so if necessary. These certifications have been filed with the US Securities and Exchange Commission.

In obtaining the necessary certifications from the SCC and the PUC, Dominion Resources and Virginia Power have given certain undertakings to the SCC and the PUC which effectively "ring fence" Virginia Power from the effects of any acquisition by Dominion Resources of East Midlands Electricity. The overall effect of these undertakings with respect to the Offer is somewhat similar to the effect of the licence modifications which the DGES has applied in circumstances where a REC has become a subsidiary of another company.

7. Financing arrangements

It is estimated that full acceptance of the Offer would require the payment by the Offeror of a maximum amount of approximately (pound)1.3 billion in cash. SBC Warburg and Wasserstein Perella are satisfied that the necessary financial resources are available to the Offeror to satisfy full acceptance of the Offer in cash.

The funds required to make payment under the Offer will come from DR Unlimited pursuant to the subscription agreement referred to in paragraph 8(a)(ii) below. The credit facilities available to DR Unlimited are described below.

(a) Five year revolving credit agreement

Dominion Resources and DR Unlimited on 12 November 1996 entered into a five year revolving credit agreement (the "Five Year Revolving Credit Agreement") among themselves as borrowers, Dominion Resources as guarantor, various lending institutions, Union Bank of Switzerland, New York Branch as Administrative Agent and NationsBank, N.A. as Syndication Agent. DR Unlimited may borrow up to (pound)520,000,000 in aggregate under this facility for the purpose of making an equity investment in or subordinated loans to the Offeror. These proceeds are to be used for the acquisition of shares in East Midlands Electricity and other liabilities arising in connection with such acquisition. The borrowings by DR Unlimited under the Five Year Revolving Credit Agreement are guaranteed in full by Dominion Resources but are otherwise unsecured and are repayable in full on or before 12 November 2001. Union Bank of Switzerland and NationsBank, N.A. have agreed with Dominion Resources and DR Unlimited pursuant to a commitment letter to an increase in the facility amount from (pound)520,000,000 to (pound)560,000,000 at such time as Dominion Resources and DR Unlimited so request.

The borrowings under the Five Year Revolving Credit Agreement will bear interest, at the relevant borrower's choice, from time to time during the term the borrowings are outstanding, at (i) the London inter-bank offer rate for the relevant currency for the relevant period plus a margin and, if the borrowing is in sterling, costs associated with mandatory liquid assets or (ii) the base rate (defined as the higher of (a) the prime or reference rate of interest of the New York office of Union Bank of Switzerland, and (b) 0.5% over the federal funds rate). The borrowers will be able to change among the interest rate options at periodic intervals specified in the Five Year Revolving Credit Agreement. There is also a facility fee payable on the amount of the facility. The applicable margin, if any, and facility fee is determined in accordance with a schedule tied to the credit rating of Dominion Resources, as rated by certain nationally recognised rating agencies in the United States. The aggregate amount payable in respect of the margin and the facility fee may range from 0.11% to 0.55%.

Dominion Resources currently expects that the borrowings under the Five Year Revolving Credit Agreement will be repaid over approximately a three year period by Dominion Resources (or one or more members of the Dominion Resources Group)

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

subscribing additional equity in DR Unlimited, the proceeds of which will be used by DR Unlimited to repay such borrowings.

As at the close of business on 18 November 1996, DR Unlimited had made no drawings under the Five Year Revolving Credit Agreement.

(b) Short term credit agreement

Dominion Resources and DR Unlimited on 12 November 1996 also entered into a one year credit agreement (the "Short Term Credit Agreement") among themselves as borrowers, Dominion Resources as guarantor, various lending institutions, Union Bank of Switzerland, New York Branch as Administrative Agent and NationsBank, N.A. as Syndication Agent. DR Unlimited may borrow up to (pound)780,000,000 in aggregate under this facility for the same purposes as under the Five Year Revolving Credit Agreement. The final repayment date of the borrowings under this facility is 11 November 1997 but otherwise the terms of the Short Term Credit Agreement, including as to the guarantee of DR Unlimited by Dominion Resources and the interest rates and facility fee payable (with a range of 0.08% to 0.5%), are broadly the same as apply under the Five Year Revolving Credit Agreement. Union Bank of Switzerland and NationsBank, N.A. have agreed with Dominion Resources and DR Unlimited pursuant to a commitment letter to an increase in the facility amount from (pound)780,000,000 to (pound)840,000,000 at such time as Dominion Resources and DR Unlimited so request.

At the close of business on 18 November 1996, DR Unlimited had made no drawings under the Short Term Credit Agreement.

Dominion Resources has undertaken to the SCC and the PUC that it will refinance in full the amount drawn under the Short Term Credit Agreement without the benefit of the Dominion Resources guarantee and Dominion Resources is currently in discussions to put in place that refinancing.

(c) The Offeror intends that the payment of interest on, and the repayment of, the credit facilities described above will depend to a significant extent on East Midlands Electricity.

8. Material Contracts

(a) Dominion Resources

The following contracts, not being contracts entered into in the ordinary course of business, which are or may be material, have been entered into by Dominion Resources and its subsidiaries within the two years immediately preceding the commencement of the Offer Period:

    (i) the financing arrangements described in paragraph 7 of this Appendix 5; and

   (ii) a subscription agreement dated 12 November 1996 between DR Investments and DR Unlimited in which DR Unlimited agreed to subscribe at par for such number of ordinary shares of (pound)1 each in the capital of DR Investments as will ensure provision of sufficient funds to DR Investments to allow it to satisfy full acceptance of the Offer.

(b) East Midlands Electricity

The following contracts, not being contracts entered into in the ordinary course of business, which are or may be material, have been entered into by East Midlands Electricity and its subsidiaries within the two years immediately preceding the commencement of the Offer Period:

    (i) An agreement (the "Master Agreement") between the 12 RECs, The National Grid Group plc ("NGG") and The National Grid Company plc ("NGC") dated 25 October 1995 under which the parties agreed to seek the listing of NGG on the London Stock Exchange and East Midlands Electricity and certain other RECs agreed to despatch circulars to their respective shareholders to obtain approval for the distribution to their shareholders of NGG shares. The Master Agreement provided for the pre-flotation capital restructuring of NGG and included undertakings by East Midlands Electricity to take up its share of the proposed NGG rights issue and to grant a customer discount.

   (ii) An agreement (the "Shareholders Agreement") dated 17 November 1995 between each of the RECs and PSB Holding Limited under which the parties approved a management structure for PSB Holding Limited and First Hydro

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

        Limited, governed by a separate management agreement (the "Management Agreement"), and an agenda under which First Hydro Limited was to be sold and the proceeds of sale distributed to the shareholders of PSB Holding Limited. The Shareholders Agreement set out the procedures for collecting offers for the shares in First Hydro Limited, the selection of bidders and sale completion. The RECs gave undertakings not to redeem redeemable shares, to vote in favour of a resolution to put PSB Holding Limited into members' voluntary liquidation after the completed sale and to execute an indemnity in favour of the liquidator for distribution of sale proceeds to shareholders. Both the Shareholders Agreement and the Management Agreement terminated on completion of the First Hydro Limited share sale.

9. Service contracts of the directors of East Midlands Electricity

There are no service contracts between any of the directors of East Midlands Electricity and any member of the East Midlands Electricity Group except for those which are disclosed below.

Name                    Date of service contract        Basic annual salary
                        ------------------------        -------------------
Norman Askew                      24 August 1992             (pound)210,200
Chris Boon                       5 December 1994             (pound)103,000
Bob Davies                      17 February 1994             (pound)166,100
Jim Keohane                         7 April 1992             (pound)115,600
Keith Stanyard                  31 December 1990             (pound)115,600


Following the annual salary review for executive directors by the Remuneration and Nomination Committee on 5 November 1996 the basic annual salary for executive directors will be increased by 3.3% with effect from 1 December 1996.

All the directors referred to above are employed under two year rolling contracts and compensation for loss of office has been limited to a maximum of eighteen months' basic salary.

All the directors referred to above participate in a three year performance related reward scheme which runs from 1 April 1994 to 31 March 1997. Under the scheme, which is based on earnings per East Midlands Electricity Share performance, an individual can earn up to 60% of his base salary for the financial year. The bonus is proportionately reduced if lower earnings per share growth is achieved.

10. Other Information

(a) Neither the Offeror nor any person acting in concert with the Offeror for the purposes of the Offer has any indemnity or option arrangement or any agreement or understanding, formal or informal of whatever nature, relating to East Midlands Electricity Shares or any securities convertible into, rights to subscribe for, or options (including traded options) or derivatives in respect of, any East Midlands Electricity Shares, which may be an inducement to deal or refrain from dealing.

(b) Save as referred to in this document, there is no agreement, arrangement or understanding (including any compensation arrangement) between the Offeror or any person acting in concert with it for the purposes of the Offer and any of the directors, recent directors, shareholders or recent shareholders of East Midlands Electricity having any connection with or dependence upon, or which is conditional on, the outcome of the Offer.

(c) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the East Midlands Electricity Shares to be acquired pursuant to the Offer will be transferred to any other person, save that the Offeror reserves the right to transfer any such shares to any other member of the Dominion Resources Group.

(d) No proposal exists in connection with the Offer that any payment be made to any person as compensation for loss of office or as consideration for, or in connection with, his retirement from office.

(e) The registered office of the Offeror is 165 Queen Victoria Street, London EC4V 4DD. The Offeror is a wholly owned subsidiary of DR Unlimited (an unlimited company incorporated in England and Wales); DR Unlimited is owned

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    equally by DEI U.K., Inc. and Dominion Energy U.K., Inc. which are each wholly owned by Dominion Resources. The Offeror was incorporated in England and Wales on 7 November 1996 as a special purpose vehicle for the making of an offer for East Midlands Electricity. The principal place of business and registered office of Dominion Resources is at Riverfront Plaza - West Tower, 901 East Byrd Street, Richmond, Virginia 23219-4069, United States of America.

(f) SBC Warburg, Wasserstein Perella and Schroders have each given and not withdrawn their respective written consent to the issue of this document with the references to their name in the form and context in which they appear. SBC Warburg, Wasserstein Perella and Schroders are each regulated in the UK by The Securities and Futures Authority Limited.

11. Documents available for inspection

Copies of the following documents will be available for inspection, during normal business hours, on any weekday (Saturdays and public holidays excepted) at the offices of Freshfields, 65 Fleet Street, London EC4Y 1HS whilst the Offer remains open for acceptance:

        (a) the Memorandum and Articles of Association of the Offeror and East Midlands Electricity and the Articles of Incorporation and ByLaws of Dominion Resources;

        (b) the audited consolidated accounts of Dominion Resources for the financial years ended 31 December 1994 and 1995;

        (c) the audited consolidated accounts of East Midlands Electricity for the financial years ended 31 March 1995 and 1996;

        (d) the financing documents described in paragraph 7 above;

        (e) the material contracts referred to in paragraph 8 above;

        (f) the letters of consent referred to in paragraph 10(f) above;

        (g) a draft (subject to modification) of the Loan Note Instrument;

        (h) the service contracts of the Directors of East Midlands Electricity referred to in paragraph 9 of this Appendix; and

        (i) this Offer document.

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                                   APPENDIX 6
                                  DEFINITIONS

     The following definitions apply throughout this document and in the accompanying Form of Acceptance, unless the context otherwise requires:

"Act"                           the Companies Act 1985 (as amended)

"ADRs" American depositary receipts, evidencing American depositary shares representing underlying East Midlands Electricity Shares

"Code"                           The City Code on Takeovers and Mergers

"DGES"                           The Director General of Electricity Supply

"Dominion" or
"Dominion Resources"             Dominion Resources, Inc.

"DR Investments" or the
"Offeror"                        DR Investments (UK) PLC, a wholly owned
                                 subsidiary of Dominion Resources

"DR Unlimited"                   DR Investments, an unlimited company
                                 incorporated in England and Wales, a wholly owned subsidiary of Dominion Resources

"Dominion Resources Group"
or "Offeror Group"               Dominion and its subsidiaries and subsidiary
                                 undertakings

"East Midlands Electricity"      East Midlands Electricity plc

"East Midlands
Electricity Group"               East Midlands Electricity and its subsidiaries
                                 and subsidiary undertakings

"East Midlands Electricity
Share Option Schemes"            the East Midlands Electricity Executive Share
                                 Option Scheme and the East Midlands Electricity
                                 Sharesave Scheme II

"Form" or "Form of Acceptance"   the form of acceptance, election and authority
                                 relating to the Offer accompanying this
                                 document

"ICTA 1988"                      Income and Corporation Taxes Act 1988

"LIBOR" the London Interbank Offered Rate for twelve month sterling deposits of (pound)5,000,000 in the London Interbank market at or about 11.00 am (London time) on the first day of the relevant interest period or, if such a day is not a business day, on the preceding business day as quoted by a duly authorised official of Barclays Bank PLC (or if Barclays Bank PLC is unable to quote such rate, such other reference bank selected by the Offeror for the purpose)

"Loan Notes"                     the loan notes of the Offeror to be issued
                                 pursuant to the Loan Note Alternative

"Loan Note Alternative"          the loan note alternative as described in this
                                 document, by which holders of East Midlands
                                 Electricity Shares (other than certain overseas shareholders) who validly accept the Offer may elect to receive Loan Notes instead of all or part of the cash consideration otherwise payable under the Offer

"London Stock Exchange"          the London Stock Exchange Limited

"Offer" or "Recommended
Cash Offer"                      the offer (including the Loan Note Alternative)
                                 made by SBC Warburg and Wasserstein Perella on behalf of the Offeror to acquire the East
                                 Midlands Electricity Shares as set out in this document including, where the context so requires, any subsequent revision, variation, extension, or renewal thereof

"Offer Period"                   the period defined in paragraph 5(c) of Part B
                                 of Appendix 1

"Ordinary Shareholders" or
"East Midlands Electricity
Shareholders"                    holders of East Midlands Electricity Shares

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"Ordinary Shares" or "East
Midlands Electricity Shares"     the existing issued and fully paid ordinary
                                 shares of 569 pence each in East Midlands
                                 Electricity and any further such shares which are unconditionally allotted or issued before the date on which the Offer closes (or such earlier date, not being earlier than the date on which the Offer becomes unconditional as to acceptances or, if later, the first closing date of the Offer, as the Offeror may decide)

"Panel"                          The Panel on Takeovers and Mergers

"Receiving Agent"                The Royal Bank of Scotland plc which has been
                                 engaged by the Offeror to receive Forms of Acceptance from East Midlands Electricity
                                 Shareholders

"RECs" the regional electricity companies in England and Wales

"Restricted Overseas Person"     a person (including an individual, limited
                                 liability company, partnership, unincorporated syndicate, unincorporated organisation, trust, trustee, executor, administrator or other legal representative) in, or resident in, the United
                                 States, Canada, Australia or Japan or a US person

"SBC Warburg"                    SBC Warburg, a division of Swiss Bank
                                 Corporation

"Schroders"                      J. Henry Schroder & Co. Limited

"United Kingdom" or "UK"         United Kingdom of Great Britain and Northern
                                 Ireland

"United States" or "US"          the United States of America, its territories
                                 and possessions, any state of the United States of America and the District of Columbia

"US person" or "United
States person"                   a US person as defined in Regulation S of the
                                 US Securities Act of 1933, as amended

"Virginia Power"                 Virginia Electric and Power Company, the
                                 principal subsidiary of Dominion Resources

"Wasserstein Perella"            Wasserstein Perella & Co. Limited


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